As filed with the Securities and Exchange Commission on June 18, 2003

Securities Act File No. 333-            ; Exchange Act File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARITEK INDUSTRIES, INC.

(Name of small business issuer in its charter)

Texas	3829	74-1664837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

16360 Park Ten Place, Suite 200

Houston, Texas 77084

(281) 599-4800

(Address and telephone number of principal executive offices and principal place of business)

Henry Houston

16360 Park Ten Place, Suite 200

Houston, Texas 77084

(281) 599-4800

(Name, address and telephone number of agent for service)

Copies of Communications to:

Roger V. Davidson

Ballard Spahr Andrews & Ingersoll LLP

1225 17th Street, Suite 2300, Denver, Colorado 80202

(303) 292-2400

Approximate date of commencement of proposed sale to public:    as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common stock offered by selling security holders	4,008,590 shares		$2.70	(3)	$10,823,193	$875.60
Common stock issuable upon conversion of Series A Preferred Stock	5,554,000 shares	(4)	$1.00	(4)	$5,554,000	$449.32
Common stock issuable upon exercise of warrants	22,500 shares		$2.70	(5)	$60,750	$4.91
Common stock issuable upon exercise of warrants	553,400 shares		$2.70	(6)	$1,494,180	$120.88
Resale of common stock issued upon conversion of promissory note	1,500,000 shares	(7)	$2.70	(3)	$4,050,000	$327.65
Resale of common stock issued upon exercise of warrants	1,500,000 shares		$2.70	(3)	$4,050,000	$327.65
Resale of common stock issued upon conversion of promissory notes	1,846,000 shares	(8)	$2.70	(3)	$4,984,200	$403.22
Resale of common stock issued upon exercise of warrants	461,500 shares		$2.70	(3)	$1,246,050	$100.80

TOTAL	15,445,990				$32,262,373	$2,610.03

(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, in order to prevent dilution the number of shares registered pursuant to this Registration Statement automatically shall be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Calculated under Section 6(b) of the Securities Act as 0.0000809 of the aggregate offering price.

(3)	For purpose of computing the registration fee in accordance with Rule 457(c), the proposed maximum offering price is based upon the average of the high and low sales prices of the Registrant’s common stock reported in the Pink Sheets maintained by the National Quotation Bureau on June 10, 2003, which was $2.70 per share.

(4)	The amount of common stock registered is based on the maximum number of shares issuable upon conversion of the Series A Preferred Stock at the current conversion rate of $1.00 per share. At the current conversion ratio, each share of Series A Preferred Stock will convert into 1,000 shares of common stock.

(5)	In accordance with Rule 457(g), the offering price of the shares issuable upon exercise of outstanding warrants is the highest of (i) the exercise price of the warrants ($2.00 per share), (ii) the offering price of the Registrant’s common stock in this Registration Statement, and (iii) the price determined in accordance with Rule 457(c). The highest is 457(c), which is $2.70 per share

(6)	In accordance with Rule 457(g), the offering price of the shares issuable upon exercise of outstanding warrants is the highest of (i) the exercise price of the warrants ($1.20 per share), (ii) the offering price of the Registrant’s common stock in this Registration Statement, and (iii) the price determined in accordance with Rule 457(c). The highest is 457(c), which is $2.70 per share.

(7)	The promissory note is convertible into securities of the Registrant based on the price of the next public or private offering of securities by the Registrant resulting in gross proceeds to the Registrant of at least $3,500,000. We are making a good faith estimate that the securities offered and sold in such offering will be convertible into common stock at a conversion price of $1.00 per common share.

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(8)	The promissory notes are convertible into securities of the Registrant based on the price of the next public or private offering of securities by the Registrant resulting in gross proceeds to the Registrant of at least $3,500,000. We are making a good faith estimate that the securities offered and sold in such offering will be convertible into common stock at a conversion price of $1.00 per common share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this offering. Neither we nor selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion—Dated June 18, 2003

PROSPECTUS

Varitek Industries, Inc.

d/b/a

remote knowledge

9,316,090 Shares of Common Stock Offered by Selling Security Holders

and

5,554,000 Shares of Common Stock Issuable Upon Conversion of Preferred Stock

and

575,900 Shares of Common Stock Issuable Upon Exercise of Warrants

We are offering 5,554,000 shares of our no par value common stock issuable upon the conversion of shares of our Series A Preferred Stock, and 575,900 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds as a result of the conversion of shares of Series A Preferred Stock and we may not receive any proceeds as a result of the exercise of the warrants, if they are exercised pursuant to a cashless-exercise provision. Any proceeds from the exercise of outstanding warrants will be used for general corporate purposes.

The security holders listed under the heading “Selling Security Holders” collectively are offering for sale 9,316,090 shares of common stock, including up to a maximum of 5,307,500 shares offered by the holders of the convertible promissory notes and related warrants. We will not receive any of the proceeds from the sales of the shares of common stock by the selling shareholders. The selling shareholders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in negotiated transactions or through underwriters.

Shares of our common stock are quoted in the Pink Sheets maintained by the National Quotation Bureau under the symbol “VTKI.” The last reported sale price of our common stock on June 10, 2003, was $2.70 per share.

There are certain risks involved with the ownership of our common stock, including risks related to our new business and the market for our common stock. (See “ Risk Factors” beginning on page 4.)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003

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PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page             . All share information given in this prospectus reflects the 1 for 8 split of common stock effected on December 28, 2001, unless otherwise indicated or unless contained in historical financial statements.

About Us

Varitek Industries, Inc., a Texas corporation doing business as remote knowledge™, develops, markets, and delivers innovative asset management systems enabled by its proprietary telematics technologies to communicate with a remote asset on a 24-hour, 365-day basis. Our systems, which combine two-way wireless data transfer over varied communications platforms, utilize Global Positioning System, or GPS, technology to provide real-time location based asset connectivity. The service provides asset generated information processing, asset performance monitoring, security, enhanced productivity and entertainment services, as well as immediate notification of any irregularities.

Our first commercial product will be marketed as the RK3000™ series. The RK3000 is a mobile computing device that attaches to any asset and can communicate throughout the day with our automated data center, called the knowledge bank™. The device notifies the knowledge bank of any irregularities in the monitored functions. Based on customer requirements and the type of irregularity reported, the knowledge bank can be programmed to immediately notify an owner via an automated response or email. Additionally, the knowledge bank can route a notification to our contact and response center, which is known as knowledge central™ to contact the owner via the telephone. knowledge central can notify multiple parties of the same event, including, the asset owner, a repair facility and or emergency personnel.

The three initial models of the RK3000 series and their designation denote the varying type of communications platforms offered, i.e., RK3010 offered with Code Division Multiple Access, or CDMA, data transfer only, the RK3030 offered with satellite only, or the RK3050 which delivers both CDMA data and satellite communications, or SatCom, platforms, respectively, “RK3000”. The initial demonstration units are scheduled for production and delivery in July 2003. These initial units are designated for demonstration purposes for our key market partners and customers. Assuming successful product demonstrations, we are scheduled to begin production for delivery of commercial ready units to fill our initial customer’s order, commencing September 2003.

The RK3000 unit can be a value-added solution for original equipment manufacturers, or OEMs, dealers and end users in many industries including, but not limited to, marine pleasure craft and recreational vehicle markets, maritime commercial and cargo markets, heavy equipment and rail, as well as to the oil and gas industries. The RK3000 unit and monitoring service can be sold off-the-shelf or customized to provide the best value in the most affordable and meaningful way at the OEM, operator, dealer or individual user level. Our system software and performance protocols are designed and operated on an open architecture standard so that they can be easily upgraded or reprogrammed to ensure up-to-date performance today and for years to come.

We expect that revenue will initially be derived from two sources, the sale of RK3000 devices and the monthly recurring revenues from customers subscribing to our monitoring services. Longer term, we can sell non-individualized data from monitored assets to the OEM or other industry groups that desire detailed data. There is also a market to sell a data log back to the owner of an asset, so that they can keep track of its use and history which could be very valuable at the time of resell, insuring or refinancing. We anticipate that units will be sold at a price of $1,000 to $2,000 each depending on the type of communications platform selected. The basic fee for the monitoring services will range from $25 to $50 per month, depending on level of service chosen. Additional fees will be charged for use of services above the monthly standard.

Our principal business office is located at 16360 Park Ten Place, Suite 200, Houston, Texas 77084, and our telephone number at that address is (281) 599-4800.

Recent Developments

Effective as of December 15, 2002, we loaned $300,000 to Z-Link, LLC, a Texas corporation owned and controlled by Zane Russell, our Executive Vice President and Chief Operating Officer since July 1, 2002, and to Beacon Security Partners, L.P., a Texas limited partnership owned and controlled by Mr. Russell’s father. The promissory note bears 6% annual interest, is due on December 31, 2003, and is secured by a security interest in all of the assets of Z-Link and Beacon Security. Under the promissory note, payments made by Z-Link to or on behalf of certain of its employees are credited towards the repayment of the note. In connection with the loan transaction, the parties entered into a management agreement pursuant to which we provide the services of Zane Russell to Z-Link free of charge until the loan is paid in full. Z-Link has granted us a right of first refusal to purchase the assets comprising the security alarm business known as “A-Link Security,” which right expires on January 1, 2004.

On December 31, 2002, we entered into a commitment letter with Cislunar Networks Corp., a satellite communications provider, to loan it $360,000. On February 11, 2003, we executed the loan agreement with Cislunar pursuant to which we loaned it approximately $389,000. The promissory note bears 8% annual interest and is secured by a security interest in certain of Cislunar’s fixed assets and customer contracts. Repayment of principal is due in four installments on April 18, 2003, July 10, 2003, October 20, 2003, and January 19, 2004. The first payment was deferred. In connection with the loan agreement, Cislunar granted us an exclusive 6-month option to acquire its assets for a purchase price equal to the amount remaining outstanding on the loan. Currently, Cislunar’s unsecured accounts payable far exceed the value of its assets. However, we are in the process of conducting due diligence to determine the feasibility of acquiring Cislunar’s assets. Cislunar’s ground station potentially could provide the satellite communication link in future versions of our RK3000 systems. Cislunar’s principal engineer is currently providing engineering services to us on a consulting basis.

On January 31, 2003, we closed a $961,000 loan transaction with seven investors. The notes are due on March 31, 2004. In lieu of interest, we agreed to pay the noteholders, on a quarterly basis beginning with the quarter ended September 30, 2003 and ending with the quarter ended June 30, 2005, a sum equal to 0.4805% of our gross revenues from sales of the RK3000 device and related monthly monitoring services. In the event that the total amount paid in lieu of interest does not meet or exceed an annual yield of 10% of the principal amount loaned, we will be obligated to pay the noteholders, within 30 days after June 30, 2005, the difference between the total amount paid in lieu of interest and an amount equal to 20% of the principal amount loaned. As consideration for the notes, we also issued the noteholders warrants to purchase 240,250 shares of our common stock at a price of $1.00 per share for five years. On April 16, 2003, we sold an additional $885,000 notes due March 31, 2004 to 14 investors. In lieu of interest, we agreed to pay the noteholders; on a quarterly basis beginning with the quarter ended September 30, 2003, and ending with the quarter ended June 30, 2005, a sum equal to 0. 4425% of our gross revenues from sales of the RK3000 device and related monthly monitoring services. As consideration for the notes, we also issued the noteholders warrants to purchase 221,250 shares of our common stock at a price of $1.00 per share for five years.

The notes sold in January and April 2003 are convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. We agreed to register the resale of the common stock issuable to the noteholders upon the conversion of the notes and the exercise of the warrants.

Capital Structure

Shares of common stock authorized: 50,000,000

Shares of common stock outstanding prior to this offering: 5,399,927

Shares of preferred stock authorized: 10,000,000

Shares of preferred stock outstanding prior to this offering: 5,554

Options to acquire common stock outstanding prior to this offering: 3,794,625

Warrants to acquire common stock outstanding prior to this offering: 2,537,400

The Offering

Shares of common stock offered upon conversion of Series A Preferred Stock: 5,554,000

Shares of common stock offered upon exercise of warrants: 575,900

Shares of common stock offered by holders of convertible promissory notes and related warrants: 5,307,500

Shares of common stock offered by the selling security holders in this offering: 9,316,090

Summary Financial Information

The following tables set forth summary financial information and other equity information about us. You should read this summary information in conjunction with “Our Current Plan of Operation” which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus.

	Fiscal Year Ended Dec. 31, 2001	Fiscal Year Ended Dec. 31, 2002	Three Months Ended March 31, 2002	Three Months Ended March 31, 2003
Statement of Operations Data			(unaudited)	(unaudited)
Operating Income (Loss)	$(9,759,593)	$(5,548,433)	$(1,962,377)	$(1,126,806)
Net Loss	$(9,868,125)	$(4,584,048)	$(2,025,274)	$(1,644,569)
Loss per Share(1)	$(2.52)	$(1.63)	$(.42)	$(.66)
Average Shares Outstanding	$3,911,512	$5,067,702	$5,041,949	$5,338,687

Balance Sheet Data
Current Assets	$217,225	$1,865,748		$1,451,917
Total Assets	$363,062	$1,950,292		$1,634,441
Total Liabilities(2)	$5,956,565	$7,309,989		$9,694,980
Shareholders’ Equity (Deficit)	$(5,593,503)	$(5,344,697)		$(8,060,539)

(1)	After the effective preferred stock dividend (see: footnote No. 8 to the financial statements).

(2)	Including preferred stock (see: footnote No. 8 to the financial statements).

RISK FACTORS

The purchase of our common stock is a transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our limited operating history makes it difficult for investors to evaluate our business.

Although we have been in business since 1939, we did not enter into our current telematics business until 1998. Since 1998, we have been developing our business plan, marketing plan and core technology. To date, we have not manufactured any commercial units or sold any products or services. Thus, we have no proven operating or financial history upon which an evaluation of our asset management business and prospects can be based. For the three months ended March 31, 2003, our net loss was $1,644,564. For the years ended December 31, 2002, 2001, and 2000, our net losses were $4,584,048, $9,868,125, and $6,439,000, respectively.

If our plan of operation is not successful in addressing our auditor’s doubt regarding our ability to continue as a going concern, our shareholders may lose their entire investment in us.

Our auditors have included an explanatory paragraph in their opinion of our financial statements for the year ended December 31, 2002, stating that our losses, working capital deficit and net shareholder deficit at December 31, 2002, raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the manufacture and sale of our telematics products. We cannot assure you that our business plans will be successful in addressing this issue. There can be no assurance that we will ever achieve profitability, and if we do, we may not be able to sustain or increase profitability. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our stock.

If we do not obtain additional financing needed to launch our first product, we may be forced to cease our operations.

At March 31, 2003, we had current assets of $1,451,917 and current liabilities of $4,140,980. From the inception of our current business plan in 1998 through March 31, 2003, we have incurred losses of approximately $31,885,117, substantially all of which consisted of research and development expenses, general and administrative expenses and for discontinued operations.

Although we completed sales of our Series A Preferred Stock in November 2002 and we recently completed sales of short-term promissory notes in April 2003, we need to obtain additional funds to finance our planned operations during the next 12 months. We anticipate that we will need a minimum of $8.5 million to pay approximately $2.0 million of our current debt and $4.0 million to pay operating expenses. We will also need approximately $500,000 to place a minimum order for the QUALCOMM Incorporated boards that will provide access to satellite communications in our RK3000 devices and an additional $2.0 million to manufacture the devices. See discussion of our plan of operation in “Our Current Plan of Operation.”

We currently do not have any binding commitments for or readily available sources of additional financing. We cannot assure you that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonably terms. If we do not obtain additional financing, we may not be able to manufacture and sell our RK3000 product and may not be able to retain our intellectual property and other assets. Under such circumstances, we could be forced to cease our operations and liquidate our assets.

If three or more of our creditors file an involuntary bankruptcy petition against us, we may be forced to liquidate our assets.

At March 31, 2003, we had current assets of $1,451,917 and current liabilities of $4,140,980, which means that we were legally insolvent. If we are unable to pay our debts when due, three or more creditors could force us into an involuntary bankruptcy. There can be no assurance that we would be successful in reorganizing our financial condition in an involuntary bankruptcy to avoid a liquidation of our assets. If we liquidated, it is unlikely that our shareholders would receive any value for their shares.

If we are unable to repay our loan from SMH Varitek LLC, we could lose our rights to all of our technology.

In connection with borrowing $1,500,000 from SMH Varitek LLC in November 2002, we granted SMH Varitek a security interest in all of our intellectual property. The loan is due in full on November 26, 2003. If we are unable to timely repay the loan, we could lose our rights to all of our intellectual property, including the technology behind our RK3000 product.

If we default in our loan from SMH Varitek LLC, control of the company could change.

In connection with our loan from SMH Varitek, Randy Bayne and Harry Bayne collectively transferred 432,157 shares of common stock to SMH Varitek, representing 8.0% of our issued and outstanding common stock, and pledged an additional 1,296,472 shares of common stock as security for the performance of our loan obligations, which represented an additional 24.00% of our issued and outstanding common stock. Mr. Harry Bayne also pledged 25 shares of Series A Preferred Stock owned by him, which are presently convertible into 25,000 shares of common stock. If we default on our loan obligations to SMH Varitek they could foreclose on the pledged stock and acquire control of us.

Defaults under settlement agreements with our creditors may cause us to spend monies necessary to launch our products on paying existing indebtedness.

Four lien foreclosure actions were filed against us to collect approximately $700,000 for services rendered and materials supplied in the tenant build-out of our rented facility located in Carlsbad, California. In December 2002, we negotiated a stipulated judgment pursuant to which we issued promissory notes to certain creditors in the aggregate principal amount of $286,000. Payments on these promissory notes were due on May 1, 2003. If we are not able to secure additional funding, we may be forced to use our limited cash to pay our existing debts and we may not have sufficient funds remaining to implement our business plan. In addition, if the payments are not made timely, one or more of the creditors, which are parties to the judgment, could pursue their original claims for amounts higher than the settlement amounts.

Until we pay remaining amounts due to Lockheed Martin, they could take possession of all computer equipment at our co-location data center.

Pursuant to our engineering and development agreement with Lockheed Martin, they own all of the technology that they developed for us until we pay them in full for their services, as well as, hold a lien on the computer equipment in our co-location data center. We currently owe them approximately $500,000 which they have agreed to defer payment until August 31, 2003.

Because the global asset management industry is still evolving, it may be difficult for you to evaluate our business and prospects.

The global asset management industry is a new and rapidly developing sector of various existing industries that encompasses the interconnection of global positioning, wireless communications and information driven technologies. Currently only a small percentage of businesses track their assets. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for new products and services are subject to a high level of uncertainty. Additionally, rapidly changing technology, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards, which could result in product obsolescence and short product life cycles, characterizes the market for asset management products. Because the market for our global asset management products and services is new and evolving, it is difficult to predict with any assurance the size and future growth rate, if any, of the market or of the portion of the market that our products and services will fill.

We may not be able to successfully compete against our competitors.

Although most of our competitors are focused on asset management within the automotive and fleet management markets, there is growing competition in other markets. We expect competition in our targeted markets to be even more intense in the future as new competitors enter the asset management industry, such as wireless location determination technology vendors, wireless service providers, application service providers, equipment providers and content providers. Many of our current and potential competitors have greater name recognition, larger customer bases and significantly greater financial, technical, human and marketing resources than we do. While we believe that our ability to offer quality products and a variety of services at lower prices will provide a competitive advantage, aggressive price competition by any existing or new company in the asset management industry could have a material adverse effect on our results of operation. We may not be successful in competing against our current and future competitors, whether based on price, attractiveness of product offerings, or otherwise.

Location-based information has given rise to privacy concerns, which may lead to additional regulation of our products.

Technology providing location-based information has given rise to privacy concerns. In response to these concerns, there has been legislation proposed as well as a notice of a petition for rulemaking by the Federal Communications Commission, or FCC. Passage of legislation or adoption of FCC rules may inhibit the market for location-based information. However, because the initial applications of our telematics product that we are marketing involve the voluntary use of our product by consumers, these applications do not involve the personal privacy issues of primary concern to the public. Thus, there should be less impact on our business if the legislation or rules under discussion are passed or adopted.

We are subject to the impact of governmental and other similar certifications.

The RK3000 device will be subject to governmental and similar certifications. Although the GPS receiver and microprocessor that we use in our RK3000 has all required certification necessary for use, the RK3000 itself has not been certified by the FCC. While we do not believe that there are any technical issues that would prevent us from receiving FCC certification, once applied for, if we were unable to obtain such certification for the RK3000 unit, it would adversely affect our ability to sell our product and have a material adverse effect on our business.

We are dependent on the availability of allocated bands within the radio frequency spectrum.

Our GPS positioning technology is dependent on the use of the Standard Positioning Service, or SPS, provided by the U. S. government’s GPS. The GPS SPS operates in radio frequency bands that are globally allocated for radio navigation satellite services. International allocations of radio frequency are made by the International Telecommunications Union, or ITU, a specialized technical agency of the United Nations. These allocations are further governed by radio regulations that have treaty status and which may be subject to modification every two to three years by the World Radio Communication Conference. Any ITU reallocation of radio frequency bands, including frequency band segmentation or sharing of spectrum, may materially and adversely affect the utility and reliability of our products which would, in turn, cause a material adverse effect on our operating results.

In addition, unwanted emissions from mobile satellite services and other equipment operating in adjacent frequency bands or in-band from licensed and unlicensed devices may materially and adversely affect the utility and reliability of our products, which, in turn, could result in a material adverse effect on our operating results. The FCC continually receives proposals for novel technologies and services, such as ultra-wideband technologies, which may seek to operate in, or across, the radio frequency bands currently used by the GPS SPS and other public safety services. Although we believe that the FCC is unlikely to change the GPS SPS spectrum because of the large number of current commercial and military users, any adverse decision by the FCC that resulted in harmful interference to the delivery of the GPS SPS may materially and adversely affect the utility and reliability of our products, which would have a negative impact on our business and financial status.

We are reliant on the GPS satellite network.

A material component of the information provided by the RK3000 unit is the location of the asset being monitored, which is computed from signals received from GPS satellites. The GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of 28 satellites in place, some have already been in place for 12 years. To repair damaged or malfunctioning satellites may not be economically feasible. Although currently there are spare satellites that could be placed into operation, if a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites could impair the current utility of the GPS system and the growth of current and additional market opportunities.

In addition, there can be no assurance that the U.S. government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the U. S. government for the use of the GPS will remain unchanged. The September 2001 terrorist attacks on New York and Washington, D.C. may lead to restrictions on civilian use of GPS. Furthermore, in the interests of homeland security or in the event of a war, the U. S. government could reinstate intentional signal interference (called “Selective Availability”) with the GPS signals within any given geographic region, which would negatively impact the accuracy of any of our products operating within that area.

Although a 1996 Presidential Decision Directive and corresponding legislation established that access to the GPS SPS for civilian use will be free of direct user fees, this could change because of increasing commercial applications reliant on the GPS. If the Galileo satellite navigation system proposed by European governments is launched and is successful in charging users fees, there is a possibility that the U.S. government would view the GPS as a source of revenue similar to the radio frequencies auctioned for cell phone use, and start charging fees for commercial use. Such fees could have an negative impact on our costs and margins and may require us to charge higher prices for our products and services.

Any of the foregoing factors could affect the willingness of buyers of our products to select GPS-based systems instead of products based on competing technologies. Any resulting change in market demand for GPS products could have a material adverse effect on our financial results.

Shares eligible for sale by our current shareholders may impair our ability to raise capital through the sale of our stock.

We currently have 5,399,927 shares of common stock outstanding, of which 4,008,590 shares are being registered for resale under this prospectus. Also being registered under this prospectus are 575,900 shares of common stock issuable upon the exercise of outstanding warrants and 5,554,000 shares issuable upon the conversion of outstanding shares of Series A Preferred Stock. The warrants are exercisable at prices ranging from $1.20 to $2.00 per share. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock. This could impair our ability to raise capital through the sale of our equity securities and also could negatively impact the price that holders of our common stock receive for their shares.

Only 125,000 of the 5,399,927 outstanding shares of common stock not registered for resale hereunder are “restricted securities” as that term is defined under Rule 144 of the Securities Act of 1933, as amended. The unrestricted securities are freely tradable without restriction or registration under the Securities Act to the extent that a market exists for our securities. The restricted securities may only be sold by a registration statement under the Securities Act or under another exemption under the Securities Act. See “Shares Eligible for Future Sale.” If substantial amounts of shares of our common stock are sold in the public market, this could cause market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our stock, as well as negatively impact the price that holders of our stock receive for their shares.

We cannot sell our products without entering into strategic marketing and distribution arrangements.

Our future success is dependent upon our ability to enter into marketing and distribution arrangements with well-positioned strategic partners in each of our target markets. We anticipate that in the beginning, we will rely to a significant degree on one or two OEMs and established dealer distributors within each of our targeted markets. Our failure to develop or maintain satisfactory relationships on acceptable commercial terms with any OEM or dealer distributor in a targeted market would have an adverse affect on our ability to sell our products and retain our customers, if any, in that market. To date, we have not sold any of our RK3000 devices.

Without the services of key vendors and the timely delivery of their products, we cannot develop, manufacture and deliver our products and services and thus we will not have any revenue generating operations.

A key to our overall business strategy is the outsourcing of key facets of the development, manufacture and delivery of our products and services. For example, the current version of the RK3000 unit contains a GPS receiver and microprocessor that is produced and manufactured only by SiRF, Inc. In addition, our RK3000 product is currently engineered to offer satellite communications through a QUALCOMM Incorporated board accessing the Globalstar L.P. satellite operations.

The loss of any of our key providers, or if their products are not readily or timely available, would be detrimental to our business and we could encounter significant costs and difficulties in the timely replacement of such outsourcing relationships with similarly competent suppliers. Furthermore, it could require us to spend additional time and money re-engineering our products. If we were unable to secure the services of alternative providers and others needed to manufacture and deliver our products and services, we would not be able to sell our products and services and thus we would have no revenue generating operations.

We may be unable to protect our intellectual property and proprietary technology.

Our success will depend, in part, on our ability to: obtain patents, trademarks and copyrights both in the United States and abroad (or alternatively, licenses to patents and copyrights on acceptable terms, if possible); protect our trade secrets, know-how and other proprietary rights; and operate without infringement on the proprietary rights of others. If we do not, it could have a material adverse effect on our business, prospects, results of operations, and financial condition. We cannot assure you that any patents, trademarks or copyrights issued to or licensed by us, or our other proprietary rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Furthermore, we cannot assure you that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product or system will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. Nor can we assure you that we will be able to protect our proprietary technology from duplication. Many successful technology companies have had their systems and methods of operation duplicated, almost entirely, by competitors. We cannot assure you that a competitor will not attempt to duplicate and improve upon the products that we may develop. Additionally, the prevention or unauthorized use and disclosure of our intellectual property will likely become more difficult as our business grows. We could incur substantial attorneys’ fees and other legal costs in defending any patent, trademark, copyright or other infringement claims or in asserting any patent rights, copyrights or other proprietary rights, including those granted by third parties, in a suit with another party.

Investor profits, if any, will likely be limited for the near future.

Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through price appreciation of our common stock. Given current market conditions, it is unlikely that the price of our common stock will appreciate as long as we continue to have operating losses. We have not been profitable since we implemented our new business plan in 1998 and we incurred a net loss of $26,163,000 through the quarter ended March 31, 2003. To date we have not had any revenue or earnings from our asset management operations and we will continue, in all likelihood, to sustain operating expenses without corresponding revenues until we are able to manufacture and sell a sizable quantity of our RK3000 devices. Thus, it is likely that investor profits, if any, will be limited for the near future.

Additional infusions of capital may have a dilutive effect on your investment.

To finance our operations we plan to sell additional shares of our stock or other securities convertible into our stock. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced.

If an insufficient number of our shares trade in the market on a daily basis, our shareholders may have difficulty reselling their shares.

Our common stock trades over the counter in the “Pink Sheets” published by the National Quotation Bureau, which is a limited market and is subject to substantial restrictions and limitations compared to the NASDAQ system. Although it is our management’s intention to list our securities on the NASDAQ System or on the OTC Bulletin Board, if our securities qualify, there can be no assurances that our common stock will ever qualify for inclusion on either the NASDAQ system or the OTC Bulletin Board.

Because our common stock will be subject to the “penny stock” regulations for the foreseeable future, its liquidity will be reduced.

Generally, penny stocks are equity securities with a price of less than $5.00 which are not quoted on a national exchange or the Nasdaq system. Our common stock currently does not qualify for any exemption to the penny stock regulations because it is quoted in the Pink Sheets maintained by the National Quotation Bureau. The penny stock rules require a broker/dealer to deliver, prior to a transaction in a penny stock, a standardized risk disclosure document prescribed by the SEC and to provide the potential purchaser of penny stock with the following information:

•	information about penny stocks,

•	the nature and level of risk in the penny stock market,

•	the bid and offer quotations for the stock, and

•	other burdensome and detailed information.

Those delivery and disclosure requirements tend to reduce the level of interest of broker/dealers in dealing with penny stocks, which could have the effect of reducing the level of trading activity in the secondary market for our common stock during the time that the price of our common stock remains below $5.00. If the price of our common stock remains below $5.00, the penny stock regulations could reduce the liquidity of our common stock and make it more difficult for investors to sell our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our business. Such statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Our Business,” “Risk Factors” and elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

•	timing of products and new product releases,

•	research and development expenditures, including the timing, amount and nature thereof,

•	estimates of additional capital requirements,

•	sales projections,

•	repayment of debt,

•	business strategies,

•	product pricing and demand, and

•	expansion and growth of business operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to risks and uncertainties, including those associated with:

•	the availability of additional financing on favorable conditions,

•	general economic, market and business conditions,

•	the success of our engineering efforts,

•	our ability to protect our intellectual property,

•	business opportunities that may be presented to and pursued by us,

•	changes in laws or regulations, and

•	successful exploitation of our market opportunities.

Significant factors that could prevent us from achieving our stated goals include:

•	our inability to obtain financing for research and development, manufacturing, and marketing expenditures,

•	our inability to compete against existing or future competitors,

•	a substantial increase in the cost of our products,

•	declines in the market prices for our products, and

•	adverse changes in our target markets.

The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling security holders nor will we receive proceeds from the conversion of our shares of Series A Preferred Stock. Assuming all of the outstanding warrants as of June 10, 2003 are exercised, and that the cashless-exercise procedure is not used, we will receive total proceeds of $1,185,580. If the promissory notes outstanding at June 10, 2003 are converted, the conversion would have the effect of eliminating $3,336,000 of debt. Net proceeds from any warrant exercises would be used for general working capital purposes. We cannot estimate how many, if any, warrants will be exercised as a result of this offering.

DETERMINATION OF EXERCISE AND CONVERSION PRICES

Neither the exercise prices of our outstanding warrants nor the conversion price of our Series A Preferred Stock bears any relationship to our assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining these prices were prices at which we privately sold shares of our common stock and the current conditions of the securities markets.

OUR BUSINESS

We develop, market, and deliver innovative asset management systems enabled by our proprietary telematics technologies to communicate with a remote asset on a 24-hour, 365-day basis. We have completed the beta phase of our initial telematics solution. In December 2001, we conducted a successful trial of our first asset and relationship management product, a beta device called the VariLink™. Our commercial devices will be marketed under the name RK3000, and we plan to begin delivery of our first products in September 2003. The RK3000 is an easy-to-use, cost effective, Internet-based telematics device that integrates one-or two-way wireless data transfer via CDMA wireless networks or satellite networks, utilizing GPS technology to deliver real-time location-based connectivity to a remote asset, and when combined with use of our data center, “knowledge bank” and our staffed contact and response center, “knowledge central,” provides a system for security, asset information, short text messaging, and enhanced productivity services. We will provide these value-added solutions to OEMs, dealer/distributors and end users in a variety of different vertical markets, including but not limited to, marine pleasure craft, recreational vehicle, maritime commercial, heavy equipment, rail, and oil and gas industries.

The RK3000 is an integrated system that utilizes proprietary software and hardware to provide monitoring, response and data forwarding features, further enhanced with extensive historical data capture, analysis and storage capabilities. The RK3000 is a self-contained, industrial standard black box that houses software and communications applications to form a complete mobile computing and communications system that is 802.11 (Wi-Fi) compliant. This system is also designed with an industry standard interface that will allow other monitoring equipment (including, but not limited to, engine diagnostics, intrusion detection, onboard systems controls and temperature sensors) to interface with the RK3000. This functionality allows the OEM or secondary vendors to enhance the value of the products they provide by being able to use the telemetry features of RK3000 to transmit to the knowledge bank or their own contact and response center critical information about a mechanical system’s functions and properties. An operator interface terminal device is included with the RK3000 device, which permits the operator to determine which functions are armed or disarmed as well as receive and send email in the form of “short text messages”, up to 60 alpha numeric characters. The user will have the option to purchase a personal digital assistant, or PDA, which will permit use all of the above functions to be performed in a wireless format. The RK3000 will satisfy numerous customer objectives and needs, including reduction of losses due to theft, enhanced productivity and enhanced profitability for consumers, businesses, insurance companies and finance companies.

We anticipate launching the RK3000 in September 2003. Revenue will be derived both from the sale of the devices and from monthly recurring revenue received from customer subscriptions to our monitoring services.

Our History

We were founded as a proprietership in 1939 as Bayne TV & Appliance, a consumer electronics company in the Houston metropolitan area that grew into one of the most successful consumer electronic sales and distribution companies in Texas. In 1972, we organized as a corporation in Texas. In 1998, our President identified a growth opportunity in the emerging telematics market. In 2000, we decided to leave the consumer electronics industry and enter the global asset management segment of the telematics industry. Subsequently, our board of directors and shareholders decided to divest our legacy consumer electronics and appliance business. On December 28, 2000, we sold the television and appliance business to Harry Bayne, a director and founder of our company. See discussion under “Related Party Transactions.” We have generated no revenues from our telematics business since the inception of our current business plan in 1998. See discussion of our financial condition in “Our Current Plan of Operation.”

As part of our new business plan, in 1998, Jade Technologies, a shell corporation, merged into us and we changed our name to Varitek™ Industries, Inc. Our stock began trading on the OTC Bulletin Board under the symbol “VATK” in June 1998. In January 1999, the NASD changed its rules to only permit companies that report their current financial information to the SEC or banking or insurance regulators to be quoted on the OTC Bulletin Board. As a result, we were eliminated from the OTC Bulletin Board when the new rule was phased in and began trading on the Pink Sheets maintained by the National Quotation Bureau. In December 2001, our trading symbol was changed to “VTKI” in connection with a 1 for 8 split of our common stock. We are registered to do business as remote knowledge and at our next annual shareholder meeting in July 2003, the shareholders will be asked to change the name of the Company to remote knowledge, Inc., and the state of incorporation to Delaware.

To date, we have focused our efforts on acquiring and developing our core telematics technology, designing and testing our first telematics products and services, identifying potential markets, developing and implementing our strategic marketing efforts, identifying and pursuing sales channels, forming strategic technology and marketing alliances, and raising the capital needed to fund our operations.

In 1999, we acquired Locator International, a research and development company in California that had developed new telematics technology. We employed the developer of the Locator technology to guide 29 engineers and 2 consulting scientists through the technology refinement phase of our business plan and develop the alpha version of our initial telematics product. In the designing and testing phase of the alpha version of the RK3000 device, we examined a number of variations on our design theme. During 1999 and 2000, funds in the amount of $6,439,181 were spent while we focused our efforts on building our business infrastructure and proprietary technology, pursuing the patent application process, and developing our marketing for future products and services.

In August 2001, we entered into a contract with Lockheed Martin Space Operations to develop a beta version of our telematics device for the commercial market. As part of their assignment, Lockheed Martin reviewed all existing design documents, broke down the hardware to its smallest component, and reviewed each line of written code. The estimated date of completion of the commercialization effort was May 5, 2002. However, because of several change orders, the work was not complete until July 17, 2002. Varitek paid $3,177,980 to

Lockheed for its engineering work during the eleven months of the contract. Lockheed will continue to provide co-location support to the knowledge bank and will provide us with supplemental designs as and when needed.

In December 2001, we conducted a successful trial of our beta product and in February 2002, we successfully manufactured a number of the beta products. In conjunction with final testing of our beta product, we also tested the functionality of the knowledge bank. During the third and fourth quarters of 2002, we entered into several successful pilot programs for the continued testing of the beta product on a system with prospective customers, including a pleasure craft OEM, a transit authority, and a police department, and we completed our marketing strategy. We are prepared to enter the market in September 2003 at which time we anticipate launching our first commercial product, the RK3000, including our fully operational knowledge bank and knowledge central operations. We have recently retained the services of an independent engineer, formerly the principal engineer of Cislunar Networks Corp., to further enhance our software and communications board to communicate with fixed, high-altitude satellites, which we anticipate will help us control our communications and product costs.

Telematics Industry

Telematics refers to the rapidly emerging market for mobile communications that combine two-way wireless data transfer with GPS technology to deliver location based connectivity, security, asset generated information processing, risk mitigation, enhanced productivity, entertainment services, and mobile commerce. Some telematics devices offer the ability to interface and connect to an assets on-board systems and controls so as to provide remote telemetry and even control of certain prescribed asset functions. Basic functionality of most telematics offerings provide for status monitoring of critical systems and two-way data and or voice connectivity. To date most product and service offerings have centered around and in the automotive and trucking markets.

Current telematics offerings provide various combinations of the following benefits to customers.

Emergency Response and Roadside Assistance. Telematics services allow customers the ability to request roadside assistance to a vehicle in need of assistance. Basic services include towing, fuel, and roadside repair. In times of distress such as automotive accidents telematics devices can automatically alert emergency response centers and immediate help can be directed to the accident site. To date the greatest value delivered since the introduction of telematics services has been in the area of emergency response and roadside assistance.

Asset Protection and Risk Management. The utilization of Telematics services allows customers the capability to track and monitor their assets at all times. The basic function of telematics is to alert end users of any unspecified or unauthorized movement of their asset. By doing so telematics offerings are helping the consumer and commercial customers, as well as insurers and financiers to reduce the potential for theft and collateral losses as well as reduce the costs associated with traditional risk protection.

Offshore Location and Emergency Response Monitoring. The U.S. Coast Guard has designed a monitoring and response network designed to increase the safety of commercial offshore commerce. Currently, as a function of cost, only ocean going tugs are required to participate in the network, which is designed to allow the Coast Guard to marshal public and private resources to respond to the scene of an offshore incident.

Remote Telemetry of Systems. Telematics is well suited to interface with other vendor’s systems which monitor system status where up-time value and exception monitoring is critical, regardless of physical location. Examples include monitoring of gas well compression, water and wastewater systems remotely located, and industrial process equipment located within the radio network area, but outside of the practical distance limits of telephone and other wired solutions.

Data Collection and Management. Telematics products can collect and record data such as fleet and asset movement, location, fuel use, route choice, maintenance, temperatures, etc. This raw data can then be processed into value-rich information to help customers manage their businesses and achieve substantial competitive advantages.

Fleet Tracking, Maintenance and Management.    The tracking and data reporting capabilities of telematics products will help commercial business better manage fleet logistics by maximizing efficiencies and delivering more efficient scheduling, routing, maintenance and fuel economies. Customers are provided access to on-board diagnostics enabling remote response to road repairs, unanticipated breakdowns and regular scheduled maintenance required to maintain full warranty protection. Since most new heavy equipment and truck manufacturers now use a standard Institute of Electrical and Electronic Engineers, Inc., or IEEE, interface from their equipment computer systems, the connection will allow a telematics solution to add substantial value in protecting assets which require a high degree of maintenance monitoring and engine diagnostics status reporting. Telematics delivers a sustainable value proposition to virtually any sized business.

Supply Chain Management.    Real-time shipment tracking and locating allows customers to streamline “just-in-time” manufacturing, parts delivery and inventory control. Companies such as Wal-Mart and Dell Computers require transportation and logistics vendors to know within a short time frame where a shipment is and provide that data electronically to their logistics and planning systems. In addition, financial institutions who finance inventory can maintain information as to disposition of goods so as to better manage exposure and financial return.

Current telematics product offerings and technologies focus principally on the worldwide automotive and fleet tracking industries, where major automotive and logistics concerns have teamed with telematic suppliers in an effort to offer both businesses and consumers a range of in-vehicle services and “infotainment”. Current products in use include General Motor’s “On-Star” unit and Qualcomm’s “SnapTrack” fleet tracking technology. To date, there has been no significant penetration of telematics product offerings in the marine pleasure craft, recreational vehicle, heavy equipment, maritime commercial, and oil and gas markets.

Telematics Demand Drivers

Emergency Response and Roadside Assistance.    In emergencies, response centers can be alerted with the push of a button. In addition to providing the location of a vehicle in need of assistance, the location of entire response fleets can be monitored. In large scale emergencies like the one of September 11, 2001, or during various other incidents like the October 1990 earthquake near San Francisco, location monitoring of fleets through automated telematics likely would have significantly improved emergency response to all pending needs for services. During incidents such as these, heavy equipment owned by state and local governments could be quickly located and directed to the location of highest priority.

Security.    The September 11, 2001 terrorist attacks, and the later formation of the office of Homeland Security have further heightened the need and demand for telematics-based products and services. This tragedy has brought to the forefront the need for governments, local and state authorities, businesses and consumer groups to monitor, locate, track, report and intervene in the movement of assets, equipment and people. The need to track and control the movement of cargo arriving at American ports is among the prime issues emerging within the maritime and ground shipping industry. In addition, terrorists have proven their ability to seize virtually all types of mobile assets. This has led to a heightened sense of urgency for enhanced tracking of a wide array of assets such as airport ground equipment, baggage tugs and trailers, food service restocking vehicles, and fuel tankers. Our telematics product has the potential to become a required item on certain assets as insurance underwriters, businesses, municipalities, and governmental agencies look towards innovative methods to reduce or eliminate their exposure to security risks.

Financing and Leasing Companies.    The ability for telematics solutions to help recover lost assets in the event of a default and to monitor the usage patterns of assets is a key driver to limiting the exposure of financing and leasing companies. Being able to mitigate their exposure will allow them to become more profitable and/or provide lower interest rates to their customers. Additionally, the rates they pay for insuring their assets will be reduced by a reduction in the claims made due to loss. Understanding the usage habits of their customers will allow them to creatively introduce new financing packages to valued customers.

Insurance.    The ability for global asset management solutions to enable the tracking, monitoring and enhanced recovery of assets is one of the leading demand drivers for the insurance industry. The need for these telematics solutions directly impacts the insurance companies who provide coverage for owners’ assets. According to a leading insurance underwriter, Lloyds of London, losses in the marine, recreational vehicle and cargo industries are exceptionally high due to theft, casualty, water and weather. In these industries, valuable assets are in many cases left unattended for prolonged periods of time and require physical contact and inspection to monitor or detect an adverse change in condition. With these continual losses, insurers are increasingly looking to emerging technology in their effort to manage and mitigate risk.

The entire manner in which insurance is provided to protect insurable assets will be made more efficient as telematics gains broader acceptance in the markets. Currently insurance companies rely on the insured to properly report use and location information. Since that method is inefficient, insurance risk must be calculated using a historical trend method. Using telematics, the actual risk could be monitored much more accurately on a near real-time basis. For example, if a cargo load is at its highest risk for unrecoverable theft within 25 miles of the Mexican border, telematics can provide monitoring which would allow an insurance company to either add or exclude additional coverage automatically when the insured asset is within the higher risk area. The same practice could be used for monitoring offshore pleasure craft, which are historically at the greatest risk when they are in salt water over 25 miles from shore. Since one of the functions of telematics calculates distance and average speed traveled, fleets could be insured not only from the aspect of physical location, but also the manner in which they are operated. Currently, insurance companies are moving towards usage based or metered insurance and the RK3000 device can deliver the measurement of such usage. For example, the State of Texas recently passed legislation allowing insurance companies to sell mileage-based insurance, which may be monitored by odometer readings or any other electronic means. Additionally, it is commonly believed by insurance companies that a significant percentage of the theft and fire losses they suffer are a result of fraud committed by an insured or other affiliated party. Currently, insurance companies mitigate their risk by underwriting the financial and “lifestyle” status of the insured. Telematics can provide an additional layer of protection and data for insurance companies to improve their practices.

Customers are also welcoming a better chance to prevent theft of and tampering with their assets, as well as retain lower insurance costs. The ability to reduce theft, improve accident reporting and increase asset and inventory control will have significant impact on insurers’ assessment of risk and, subsequently, the pricing it offers to customers in the form of premiums. For instance, Lloyds of London places the annual premiums for marine cargo insurance in excess of $8.25 billion with claims for losses well exceeding premiums in recent years. Syndicates of Lloyds of London have indicated that the reduction in claims enabled by a telematics solution would result in reduced underwriting premiums that would, in many cases, more than offset the anticipated cost of our telematics products and services. Furthermore, theft recovery in the construction and heavy equipment industries is becoming increasingly imperative, as the National Insurance Crime Bureau indicates that equipment loss reaches nearly $1 billion per year.

Mobile Computing and Location Based Information Services.    As telematics grows in its acceptance combined with the dramatic penetration of Wi-Fi technology and its related services, the access to location-based information will become a major tool for the entire commercial and consumer markets. The ability to access the Internet wirelessly combined with the ability to receive and send information based on location will dramatically impact how consumers shop, retailers advertise and commercial businesses manage their operations. With the introduction of 802.11 wireless standard-based technologies, users can now access information databases utilizing Wi-Fi appliances such as notebook computers, PDAs, or cellular phones. As users enter wireless access zones, or “Hot Zones,” information can be directed to them based on their immediate location thereby providing a valuable resource in recognizing services that are available based on their current location. Enhanced location based services and mobile computing resources are the natural adjunct to the next generation of telematics devices and service offerings.

Technology Background

Position monitoring solutions currently are used in many industries including the aviation, maritime, recreational vehicle, heavy equipment, trucking, rail, automotive and cargo industries. Our RK3000 product uses GPS as the positioning technology. GPS offers major advantages over earlier technologies in ease of use, precision and accuracy. It provides worldwide coverage in three dimensions and can also provide data to enable distance and velocity measurements.

GPS is a system of 28 orbiting Navstar satellites established and funded by the U. S. government, which has been fully operational since March 1995. Traditional GPS positioning is based on a triangulation technique that precisely measures distances from three or more Navstar satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GPS receiver calculates distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver. The receiver then triangulates its position using its known distance from various satellites, and calculates latitude, longitude and altitude. Under normal circumstances, a stand-alone GPS receiver is able to calculate its position at any point on earth, in the earth’s atmosphere, or in lower earth orbit, to within 1 degree of arch (approximately 30 meters). In addition, GPS provides highly accurate time measurement.

The usefulness of GPS is dependent upon the locations of the receiver and the GPS satellites that are above the horizon at any given time. Reception of GPS signals requires line-of-sight visibility between the Navstar satellites and the receiver, which can be blocked by buildings, hills, cloud cover and dense foliage. A traditional GPS receiver must have a line of sight to at least three satellites in order to determine its location in two dimensions—latitude and longitude—and at least four satellites to determine its location in three dimensions—latitude, longitude and altitude. The accuracy of GPS also may be limited by distortion of GPS signals from ionospheric and other atmospheric conditions, intentional or inadvertent signal interference, and “Selective Availability.” Selective Availability, which historically was the largest component of GPS distortion, is controlled by the U. S. Department of Defense and was deactivated on May 1, 2000. Even if the Department of Defense reactivated Selective Availability for homeland security purposes, the accuracy of the GPS receiver that we use in our telematics products is approximately 30 meters, which is sufficient for the RK3000 device to operate as designed.

Navstar satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. The U. S. Department of Defense is committed to maintaining a 24 satellite constellation. The total number of GPS satellites that are currently operational is 28, some of which have been in place for 12 years. Repairing damaged or malfunctioning satellites may not be feasible. If a significant number of satellites were to become inoperable, there could be substantial delay before they are replaced with new satellites. A significant reduction in the number of operating satellites could impair the current utility of the GPS system and the growth of current and additional market opportunities for GPS-based technologies such as telematics.

Although a 1996 Presidential Decision Directive and corresponding legislation established that access to the GPS SPS for civilian use will be free of direct user fees, that could change if the U.S. government viewed the GPS as a source of revenue similar to the radio frequencies auctioned for cell phone use, and start charging fees for commercial use. Additionally, the 2001 terrorist attacks on New York and Washington, D.C. and the appointment of a Secretary of Homeland Defense may lead to restrictions on civilian use of GPS. In the interests of homeland security or in the event of a war, the U. S. government could reinstate intentional signal interference (Selective Availability) with the GPS signals within any given geographic region.

Any of these factors could affect the willingness of buyers of our products to select GPS-based systems instead of products based on competing technologies. Any resulting change in market demand for GPS-based products could have a material adverse effect on our financial results. For example, European governments have expressed interest in building an independent satellite navigation system, known as Galileo. If Galileo is deployed, it could translate into reduced demand for GPS products in certain geographic regions in the future.

Our Current Business

Our value lies in our ability to combine our expertise in global positioning solutions with data content management and communication technologies to provide a comprehensive global asset management solution to our customers. There are three key elements of our value proposition.

The first key element is a scalable tracking and monitoring product enabled by global positioning and wireless communications technologies. Our initial commercial product, called RK3000, is a small, self-contained device slightly larger than a paperback novel and comes with an operator interface terminal. It contains all the physical components of a telematics platform, including a GPS receiver, CDMA communication board, satellite communication board, a data archive memory, proprietary communications hardware and software, back-up power supply and is 802.11 “Wi-Fi” capable. The operator interface terminal allows a user to send and receive email via “short text messages”.

The RK3000 device consists of an on-board GPS microprocessor capable of executing complex instructions in a “real time” environment. In addition to the robust computing power the RK3000 device hosts 16MB of RAM for data collection and storage. The RK3000 is designed with 32 Input/Output channels, however, with the unique implementation of LIN bus technology and its linear implementation the number of Input/Output channels are potentially unlimited. As a flexible user interface, the RK3000 device utilizes the 802.11 or “Wi-Fi” standard for the user to communicate with not only the device but also the outside world via a wireless handheld device. To ensure a fast and reliable communication link, the RK3000 transmits data via an embedded dual modem array. The satellite carrier is the Globalstar GSP 1620™ duplex satellite modem manufactured by Qualcomm™. The satellite modem links the RK3000 to the Operations Center via communication over a LEO (Low Earth Orbiting) satellite system. The cellular carrier is the Novatel Expedite C201™ CDMA modem operating on the Sprint™ PCS Network.

The RK3000 operates using a standard 12VDC supply from the host asset. The power and Input/Output interface is a Micro CPC connector. This provides maximum flexibility and ease of install. When there is no power available or a loss of host power, the RK3000 is equipped with an integrated battery circuit supplying approximately 130MA at 12V (1.56 watts). This affords the device an uninterrupted supply of battery power for approximately two hours of continuous use. The device enclosure is fabricated from an aluminum extrusion with end caps maintaining an ingress protection. The RK3000 has an operating temperature range between -20ºC to +50ºC, a storage temperature range of -40ºC to +60ºC (less than 1 month), and a relative humidity range of 5% to 95% non condensing.

It is designed to provide end-users, value added resellers or, VARs, dealers, and OEMs with positioning, monitoring, information gathering and remote-operation solutions. We designed the RK3000 with an open architecture system that is remotely accessible via flash upload, to allow our personnel to easily make modifications to meet our customer’s evolving requirements. Each RK3000 can be fitted with a number of binary and amplitude input devises to allow asset owners to monitor a number of different operating statistics, such as engine diagnostics, intrusion detection, onboard systems controls and temperature sensors. Because of the many potential monitoring activities that it can perform, the RK3000 product is relevant to many industries, such as the marine, recreational vehicle, heavy equipment, trucking, rail, automotive, oil and gas production and cargo industries. We believe that the RK3000 will prove to be a cost-effective solution to allow users to efficiently manage their remote assets.

The second key element is our data center called the knowledge bank, which is a proprietary hardware and software platform that can receive a wireless call from a RK3000 device and make an intelligent decision based upon the nature of the information being communicated from the device and the preferences of the asset owner as to what notification, if any, is necessary. The knowledge bank can use the Internet to initiate connectivity with a monitored asset, the asset owner or a contact and response center.

Our clients and those entities, who service, finance or insure assets owned by them will be able to monitor, through the Internet, slices of data collected from their assets. Our clients also will be able to communicate with their assets (by contacting the knowledge bank via the Internet) to make inquiries as to the location of the asset and asset functions, which are being monitored by the RK3000, and to command their asset to arm or disarm certain monitoring functions. Clients also will be able to communicate with the knowledge bank (via the Internet) to view historical data such as location, speed, alarm settings and operational statistics regarding their assets.

The knowledge bank allows real-time history and data interaction by multiple users depending on level of access. This allows an asset owner to know the current position and status of a remote asset or set of assets regardless of the location of the owner or the asset as long as it is in a prescribed service area. Our customers will be able to retrieve the data through our website using an Internet browser. Because the customer data and solution software will reside on the servers comprising our knowledge bank, our customers will not need to make a substantial investment in acquiring and supporting capital equipment such as proprietary hardware, software, and data networking equipment, to use our services.

The knowledge bank will make a permanent record of all data transmitted by RK3000 devices, which will be used to create a database to provide relationship management abilities to a manufacturer, distributor, lender and insurer of the asset being monitored. We anticipate that the accumulated data will be a marketable asset separate from the intelligent link service of the knowledge bank.

The third key element is our staffed contact and response center called knowledge central, which provides either a person to person, machine to person or machine to machine communications interface for our services. Much like a traditional call center, knowledge central will be capable of initiating or receiving communications from customers via phone, fax and email. knowledge central representatives will largely depend on the knowledge bank database and our customer relationship management software to actively monitor assets, trigger alarms, manage relationships and actively mine data. The way in which knowledge central responds will be based on parameters that are predefined by the individual asset owner and stored in the asset owners’ profile. A typical response may be to send an asset owner an email notifying them of an event such as low battery or it may require a broadcast notification to phone, fax and email in the event of intrusion or theft.

In addition to initiating communication based upon information received from a monitored asset, knowledge central will provide support services both to the OEM and to the asset owner. Examples of support services provided to an OEM are (i) follow-on marketing for new products, (ii) maintenance or recall alerts, and (iii) technical support and help desks. Examples of support services provided to an asset owner are (a) monitoring, (b) concierge services, (c) maintenance reminders, (d) technical support, and (e) customer service. Each of the service elements will be tailored to the specific needs of the party paying for the product and services.

In addition, using our proprietary technology, we have engineered the RK3000 with the following competitive advantages:

• Upgradeable.  This advantage addresses one of the most difficult problems in the telematics industry today, hardware obsolescence. We offer our customers the ability to flash download functionality changes to the RK3000, thereby prolonging the useful life of the hardware component for the customer and the revenue per installation for us.

• Onboard Memory.  The RK3000 can continue collecting data on 16 megabits of memory even while out of contact with a communications medium, which reduces power consumption.

• 802.11 (Wi-Fi) capable.  The RK3000 is 802.11 (Wi-Fi) capable, allowing it to interface over a wireless network with other compliant devices, such as laptop computers, PDA’s, etc.

• Battery Back-Up.  The RK3000 will continue to operate for up to two hours even after a loss of the primary power source, alerting the knowledge bank that a critical change in status has occurred. This battery can also be used in a “sleep and check in mode” for up to six months if so programmed.

• Input/Output Flexibility.  The RK3000 is designed to accommodate a wide range of peripheral devices to enable monitoring of multiple external conditions. It can receive input through a signal that is either discrete or continuous.

• Geo Fencing.  Our technology allows an asset to be “fenced” based upon its intended location parameters. Should an asset deviate from its appointed route or location, alarms would be sent and enhanced tracking commenced. However, some application design is required for the RK3000 to communicate with existing firmware when activating the geo-fencing function.

• Environmental Qualifications.  The RK3000 has been designed to meet or exceed automotive industry manufacturing standards and is watertight and petroleum resistant. Full communications and electronic performance is guaranteed from –40 degrees C to +85 degrees C. In addition, it is easily attachable to many surfaces. All these features allow it to be placed in a variety of places on assets and withstand many environmental factors while operating at peak performance.

• Security of the device.  The RK3000 is safe from many threats to its operating abilities. The RK3000 can be installed virtually anywhere, including places where it can not be detected by the general public. Even if the main asset power source is shut down, the backup battery will allow the RK3000 to continue to operate for up to two hours.

Additionally, our service offerings include:

•	Alerts (active/not active, thresholds, priority),

•	Trip tracking (on/off, begin/end, breadcrumb trail tracking),

•	External power disconnect alert and internal battery low sleep mode,

•	Customer interaction available through a secure web interface,

•	Single and multiple asset current location status,

•	Single asset real time tracking,

•	Land map/nautical map toggle,

•	Single asset GPS history maps,

•	Customer configurable alert notifications, and

•	Trigger special alerts such as vessel assistance or emergency response.

Our Business Strategy

Our business strategy is to exploit all three elements of our value proposition. In order to accomplish this our plans include the following:

Establish ourselves as the market leader in asset and relationship management solutions. We believe that the competitive advantages of our RK3000 will establish us as the market leader in providing asset management solutions to OEMs, VARs, dealer/distributors and end users. Establishing relationships with prominent OEMs and suppliers is a key element in successfully penetrating targeted markets, creating sources of revenues and growing our business. Targeted markets will be those where we have the greatest opportunity to establish sales relationships with OEMs that will install the RK3000 as new assets are being built. We also intend to establish and aggressively grow our customer base, including marketing additional services to our customers.

Focus on most profitable markets.    We have identified the markets that we believe offer the greatest potential for penetration, profitability, and a leadership position. We intend to continuously evaluate and identify new market segments, as well as various vertical markets within each of the targeted segments, as new applications and developments of our technology become available.

Continue pursuing strategic business relationships.    Strategic alliances have been an essential component of our business development to date. For example, our business relationship with Lockheed Martin accelerated our ability to develop the commercial version of our RK3000. As markets for our products and services develop, we believe it will be critical to forge and maintain strategic alliances with insurance underwriters, inventory and user finance institutions, industry leading OEMs, federal, state and local governments, and other entities and groups we deem important for our continued growth. As the telematics industry grows, we may take advantage of acquisition opportunities, which complement our product portfolio, expand our technology, open new markets for our products, or solidify our market position.

Provide innovative, differentiated products.    Our objective is to work with established “best of class” partners to design and manufacture future versions of our product that will continuously provide innovative solutions that deliver significant value to our customers. We recognize that many electronics manufacturers, as potential partners, have the in-house ability to provide engineering support for research and development, which will provide us with products differentiated through software, hardware and application specific features. We intend to pioneer advances in positioning component technology by improving our telematics product in size, power, and sensitivity.

Continue developing products that integrate communications technologies.    In developing new products, we intend to continue to exploit advances in functionality brought about by improvements in wireless and information technologies. We will continue to use these technologies to create products that provide our customers with comprehensive positioning and information solutions, which enable the real-time management of information and enhance productivity, mitigate risks, and improve efficiency.

Implement our marketing revenue strategy.    In an effort to avoid the mistakes made by early entrants into the automotive telematics industry, we have developed a strategy to enhance the value of our monthly services beyond locations, direction and concierge services. Our strategy is focused on adding value not just to the end user, but to the entire distribution and sales channel.

Our Targeted Markets

The vast majority of current statistical data for the telematics industry address consumer automotive applications. However, we believe that the dynamics of the following markets will have similar growth characteristics as telematics products are introduced to these markets.

To date, there has been no significant penetration of telematics product offerings into the marine pleasure craft, commercial maritime, oil and gas, heavy equipment or recreational vehicle markets. We believe there are needs within these markets for telematics solutions and that these needs will be elevated by favorable growth characteristics in these markets. We also believe that the demand for telematics products within these markets will be fueled by the anticipated growth of the telematics industry generally.

Our initial sales and marketing efforts are directed at creating OEM and distributor/dealer relationships in the marine, oil and gas and recreational vehicle markets. As we expand our marketing efforts, we will also target the heavy equipment, rail and cargo, and oil and gas production markets. We will expand our targeted markets as new opportunities arise.

• Marine Pleasure Craft.  According to the National Marine Manufacturers Association, in 2002 there were over 17 million registered pleasure craft owned in the U.S. and annual expenditures on pleasure boats and accessories increased from $22 billion in 1999 to nearly $30 billion in 2002, demonstrating substantial growth for this market segment.

• Oil and Gas Industry.  World Oil estimated that by 2001, in response to economic stimulation caused by higher crude & offshore-well drilling would increase by 15% to reach 3,362 wells. They further stated that the U.S. Gulf with 35% of the world’s total Oil & Gas production would pace this increase with a 14% well jump. The Energy Information Administration accounting of crude oil and natural gas wells drilled in the United Sates for the first 3 months of 2003 totaled 6,636. The American Gas Association’s robust forecasts of incremental growth for natural gas production will range from 3 to 9 Billion cubic feet per day or 3 Trillion cubic feet annually by 2005. Technology and communication barriers will continue to be broken as companies extend their operations into deeper and deeper offshore environments and other remote locations.

• Recreational Vehicles.  According to the RV Industry Association, the RV industry currently has a market size of $9.5 billion, with shipments of recreational vehicles in 2001 totaling 300,100, representing the second highest annual shipment totals since 1978. A recent University of Michigan study estimates that over the next decade, RV owning households will grow 21% from the current 9.3 million to in excess of 11 million (1 in every 10 U.S. households) as baby boomers enter the prime RV buying years of 45-55 and achieve peak earning power. In addition, these figures do not take into account the very large RV rental fleet in the U.S., which is projected to grow at similar rates.

• Rail, Cargo and Freight.  According to the American Association of Port Authorities, there were over 30 million TEU (Twenty-foot Equivalent Unit) cargo containers through U.S. ports in 2002, with a projected annual growth rate of 7%. Current market size is $48.3 billion, expected to grow to $56 billion by 2004.

• Heavy Equipment/Construction Industry.  The 2000 U. S. Census indicates the value of shipments for selected construction machinery in 2000 was $12.4 billion which represents a 3.9% compound annual growth rate since 1995. However, shipments declined 1.1% from 1999 to 2000 and overall industry business is expected to continue to decline through 2001, and show little to no growth in 2002, according to an annual forecast by the Construction Industry Manufacturers Association. Construction machinery manufacturers participating in the Association’s annual outlook survey expect year-end business in the U. S. to drop 12.8% for 2001, and record 0.5% growth in 2002.

Vertical Market Opportunities.  Our RK3000 also has the potential to deliver product benefits and to create value to all participants in the vertical market structure. For example, in the marine industry, it could provide the following participants with these benefits:

Original Equipment Manufacturers:

•	single component installation

•	inventory / supply chain management

•	dealer inventory finance management

•	in-transit tracking

•	reduced transit insurance costs

•	business insurance benefits

•	delivery confirmation

•	consumer usage / usage data (targeted marketing)

•	product diagnostic / product performance data

Dealers and Distributors:

•	inventory location / management

•	integrates with CCTV surveillance systems (dealer / marinas, oil drilling platforms)

•	anti-theft

•	rental tracking and security

•	unaccompanied rental anti-theft

•	value added sales (targeted marketing)

•	remote maintenance services

•	incremental sale and service assistance

•	dealer participation in multi-year service contracts

Credit Facility Providers:

•	locate for repossession (geographical financing control and management)

•	dealer inventory floor plan management

•	preferred financing for assets with activated units

Insurers:

•	usage based and location based metered insurance programs

•	confirmation of location and ownership

•	confirmation of asset use and operational habits

•	sensor monitoring and response (high water alarms, loss of power, etc.)

•	theft protection and recovery

•	historical information

End Users:

•	mobile computing and location based information access

•	theft deterrence and recovery

•	service response assistance

•	panic button / response

•	navigation assistance

•	loss of power and system failure notification

•	Internet-based real time asset location and historical information services

Our operations will not be significantly impacted by seasonal fluctuations as our products can be used throughout the entire year and recurring monthly service contracts are booked evenly throughout the year. We anticipate that market fluctuations of product sales in our targeted market segments will only be effected by the seasonality of the sale of new assets to be monitored and by the overall economy. Even though boats and recreational vehicle sales are seasonal, we will strive to balance their sales cycle with sales to other industries. With a diversity of markets in which we plan to sell our products, adverse financial effects from seasonality are expected to be nominal.

Sales and Marketing Strategy

In marketing our RK3000, we will first target the national network of marine aftermarket distributors and dealers, OEM’s, vessel service providers and distributors and oil and gas commercial users in conjunction with insurance and finance providers in the marine pleasure craft, recreational vehicle and oil and gas markets. With these initial target markets, and by starting at the top of the integrated market chain, each will assist in the promotion and distribution of our product all the way down to the end-user. We also plan to participate in other direct marketing efforts such as industry related trade shows and market directed advertising. We anticipate that the majority of RK3000 sales will initially be sold in the recreational and oil and gas markets. We are currently working with an OEM to include RK3000 devices in their product line. We anticipate they could be included as early as 2005 models. We have also entered into a Letter of Intent for the purchase and resell of the RK3000 system in the marine recreational aftermarket.

We also intend to use the following strategies:

Proprietary Information. We plan to leverage the ownership of our proprietary hardware and software to explore new opportunities to generate revenues and profits through licensing within vertical market sectors, licensing component technology, software solutions, joint ventures and strategic alliances.

Product Positioning to Benefit Entire Integrated Market Chain. As discussed above under “Vertical Market Opportunities,” we have positioned our RK3000 to provide benefits for our entire integrated customer chain. We will provide incentives to manufacturers, retailers, value-added resellers and aftermarket resellers to sell and install the RK3000. We will offer a sustainable value proposition to insurance companies, OEMs, dealers, as well as the end-user consumer.

Key Business Relationships

Strategic alliances have been an essential component of our business development to date. We intend to continue these relationships to help us develop and maintain the highest quality product for each of our targeted markets. We also intend to exploit these relationships to help us in our sales and marketing efforts.

Sea Tow Services International, Inc.

We have entered into a Letter of Intent for the marketing, distribution and service support with Sea Tow Services International, the largest and fastest growing professional marine assistance organization in North America. Sea Tow was founded in 1983 and has 70 licensees operating Sea Tow assistance centers throughout the United States. Boat owners and operators who subscribe to Sea Tow’s services receive a variety of free services such as towing, soft groundings, fuel drops, jump-starts, prop disentanglements and navigation assistance. Sea Tow’s services are also available to non-members.

Our Letter of Intent with Sea Tow allows them to purchase RK3000 units for their own use and for resale with their marine assistance services to a variety of potential customers in the maritime industry, including OEM boat builders, boat retailers, marina boat service providers, boating consumers, and governmental agencies responsible for harbor maintenance and security. We intend to continue working with Sea Tow to customize our RK3000 units to allow two-way communications with persons needing marine assistance from Sea Tow and to provide Sea Tow with information regarding the specific location of the persons needing assistance. In order for us to meet our contractual obligations to Sea Tow, we must demonstrate to them that we can deliver a fully functional and effective system capable of providing these two functions and meeting other specifications established by Sea Tow.

Lockheed Martin

We have contracted with Lockheed Martin Enterprise Solutions, a division of Lockheed Martin Space Operations, to provide us with systems engineering and software development services. We selected Lockheed Martin because they have successfully engineered a variety of NASA, U.S. Department of Defense, and commercial systems from requirements definition through operations support. Lockheed Martin provided us with the unique combination of system, hardware, and software development resources required to successfully develop, implement and deploy our VariLink beta system. As we developed the knowledge bank, Lockheed Martin’s substantial experience with contemporary platforms, software languages, and commercial off-the-shelf products provided us the most timely and cost-effective solution for our operations center. Lockheed Martin will help us develop and implement future versions of our telematics products. Through our relationship with Lockheed Martin, we expect both that our products will be technologically superior and that our products will have market credibility when they are introduced to the marketplace.

Lockheed Martin has agreed to enter into a mutual referral, sales and distribution agreement with us that will grant Lockheed Martin the right to act as our distributor to the U.S. government, including the Department of Defense, the Department of Homeland Security, NASA, FAA and the U.S. Coast Guard, and to existing Lockheed Martin customers, for so long as Lockheed Martin continues to provide engineering and development services to us. We anticipate that Lockheed Martin will be entitled to best customer pricing on all hardware components and will be compensated for its sales efforts pursuant to a revenue-sharing arrangement. Furthermore, Lockheed Martin will be granted a right of first refusal with regard to contract services for hardware and software installation needed by customers purchasing through Lockheed Martin.

Key Vendors

Globalstar L.P.

We are negotiating a service agreement with Globalstar pursuant to which Globalstar will provide us with satellite communications services for our RK3000 products. Globalstar was formed by Loral Space & Communications Ltd. and QUALCOMM Incorporated and currently provides satellite-based telephony and narrow band data services through 25 gateways that provide coverage to 133 countries, including all of North and South America (excluding northwestern Alaska and portions of Canada above 70 degrees north latitude), Europe, Australia, Russia, the Middle East, China and South Korea. Globalstar owns and operates approximately 50 low-earth-orbit satellites and two state-of-the-art satellite and network operations control centers in California.

We worked with Globalstar and Lockheed Martin to develop a reasonably priced method of sending data to (versus receiving from) satellites so that we could complete the development of the RK3000. We also worked with the design teams of Globalstar and Lockheed Martin to incorporate into the RK3000 a communications platform capable of sending voice and data based on the most cost-effective service available (i.e. the unit will automatically scan for, and then select from, digital or analog first then, if no coverage is present, the unit will default to the Globalstar satellite communications service). This will enable us and Globalstar to deliver a tri-mode system able to operate in multiple service modes which will, in effect, deliver a global communications system in the most cost-effective manner possible. We anticipate that Globalstar will agree to provide us with best customer pricing and we will act as a reseller of Globalstar’s satellite communications services to users of our RK3000 products and services.

Sprint

We will utilize Sprint’s PCS network which consist of 3G1XRTT CDMA technology. Sprint will provide the PCS service that will carry data communications between the RK3000 and the knowledge bank. Most terrestrial originated data traffic to or from the RK3000 will be carried over this PCS network.

MCI

We have an agreement with MCI. to provide us collocation space for the computer servers that comprise our knowledge bank. The collocation spaces provide a secure environment with redundant power and internet phone service back-ups.

Capital Raising Efforts

In late 2000, we decided to expand our capital raising efforts. This decision was based on favorable market interest derived from our strategic marketing research based on our prototype product and on the projected capital needed to successfully execute our evolving business. In October 2000, we executed a contract with a financial institution to provide us with a $12.0 million loan in exchange for a future revenue share and a limited equity position. On November 15, 2000, our key vendors were each issued an irrevocable letter of commitment from the lender guaranteeing the funding of project expenses.

Based on the detailed due diligence by the parties, the execution of the loan agreements and the irrevocable letter of commitment, our management moved forward with our business strategy, including having key vendors spend resources on development on a prototype product. In February 2001, we learned that the lender was insolvent and was incapable of delivering the funds guaranteed to us. Although we sought to obtain alternate financing from other sources, we were unsuccessful due to market conditions.

In May 2001, our board of directors determined that due to our inability to acquire sufficient capital, and based on the mounting debt caused by the commitments we made in reliance on the failed financing, we should name Randy S. Bayne as Chairman and Chief Executive Officer in an effort to reorganize the company. As part of this restructuring, Mr. Randy Bayne (i) reduced expenses by terminating our development activities and relocating operations from San Diego, California to Houston, Texas, (ii) negotiated standstill agreements with our vendors to allow us to pay accumulated liabilities over time, and (iii) outsourced certain non-core operations such as engineering, communications/data management, and manufacturing.

From January 2002 through November 2002 we conducted a private offering of up to 15,000 shares of our Series A Preferred Stock, managed by Sanders Morris Harris Inc. We sold a total of 5,554 shares of Series A Preferred Stock at $1,000 per share, resulting in total proceeds of $5,554,000 and net proceeds of $5,040,033 after commissions and expenses. We paid Sanders Morris placement agent fees in the amount of $444,320 and issued them five-year warrants purchasing an aggregate of 553,400 shares of our common stock at a price of $1.20 per share. In connection with the offering, in March 2002, we and several of our largest shareholders executed a voting agreement with Sanders Morris pursuant to which we agreed that, so long as at least 556 shares of Series A Preferred Stock remain issued and outstanding, we would nominate one person designated by Sanders Morris to be on our board of directors. In November 2002, we sought and received the consent of the holders of the then-outstanding shares of Series A to amend the terms of the Series A to reduce the conversion price of the Series A from $2.00 per share to $1.00 per share, to change the date by which we were obligated to file the registration statement of which this prospectus is a part, and to change the penalty provisions for a late filing or a late effective date of the registration statement.

In November 2002, we closed a $1,500,000 loan transaction with SMH Varitek LLC, a Delaware limited liability company controlled by principals of Sanders Morris. The note is due without interest on November 26, 2003, and is secured by a lien on all of our technology and intellectual property. The note is also secured by a pledge of all of the stock owned by our founders, Mr. Randy Bayne and Mr. Harry Bayne. The note is convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. As consideration for the loan, we issued SMH Varitek five-year warrants to purchase 1,500,000 shares of our common stock at a price of $0.01 per share. We agreed to register the resale of the common stock issuable to SMH Varitek upon the conversion of the note and the exercise of the warrants.

As additional consideration for the loan, Randy Bayne and Harry Bayne collectively transferred 432,157 shares of common stock to SMH Varitek, representing approximately 8.0% of our issued and outstanding common stock. Randy Bayne further agreed to transfer to SMH Varitek 25% of any shares of common stock that he acquires upon the exercise of any options, up to 300,000 shares, as further consideration for the loan. Our founders and we also executed a stockholders agreement with SMH Varitek pursuant to which we agreed that, so long as the note remains outstanding, we would nominate one person designated by SMH Varitek to be on our board of directors.

On January 31, 2003, we sold promissory notes in the principal amount of $961,000 to several investors, which notes are due on March 31, 2004. In lieu of interest, we agreed to pay the noteholders, on a quarterly basis beginning with the quarter ended September 30, 2003 , and ending with the quarter ended June 30, 2005, a sum equal to 0.4805% of our gross revenues from sales of the RK3000 and related monthly monitoring services. In the event that the total amount paid in lieu of interest does not meet or exceed an annual yield of 10% of the principal amount loaned, we will be obligated to pay the noteholders, within 30 days after June 30, 2005, the difference between the total amount paid in lieu of interest and an amount equal to 20% of the principal amount loaned. As consideration for the notes, we also issued the noteholders warrants to purchase 240,250 shares of our common stock at a price of $1.00 per share for five years.

On April 16, 2003, we sold an additional $885,000 notes due March 31, 2004. In lieu of interest, we agreed to pay the noteholders on a quarterly basis beginning with the quarter ended September 30, 2003, and ending with the quarter ended June 30, 2005, a sum equal to 0. 4375% of our gross revenues from sales of the RK3000 and related monthly monitoring services. As consideration for the notes, we also issued the noteholders warrants to purchase 221,250 shares of our common stock at a price of $1.00 per share for five years.

The notes sold in January and April 2003 are convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. We agreed to register the resale of the common stock issuable to the noteholders upon the conversion of the notes and the exercise of the warrants.

Employees

We currently have seven full time employees and three contract personnel. If needed, we will add other personnel in management positions with the proven knowledge and experience to direct and manage the many outsourced aspects of our business operations, including hardware, database, and software engineering and support, manufacturing, product development, information storage and communication, monitor and response, information technology, human resources and accounting. The most predominant growth factor impacting our labor requirements will be driven by our knowledge central operations.

Research and Development

We spent approximately $2,530,625 and $1,401,691 on research and development in fiscal 2002 and 2001, respectively. As described above, we have worked closely with Lockheed Martin to engineer our proprietary technology, database and software solutions. With the assistance of Lockheed and other strategic partners, we will continue to improve, enhance and introduce new products as dictated by technological advancements, as well as market and customer demands. By utilizing the development strengths of our strategic partners, we can demonstrate to our customers credibility in engineering and design, reliability in product support, and reduced expense in development cost, while still controlling the ownership of our existing and future proprietary technology. In addition, we intend to identify and pursue opportunities to license or acquire other technologies that could further improve our products, thereby benefiting both our customers and our financial condition.

Patents

We have the following patents and patent applications on file in the U.S. Patent and Trademark Office:

Serial Number 09/863,956	Filed: 5/23/01	Issued: 04/03	Expires: May 23, 2021
Entitled: “GPS Antenna Array”		Patent Number 6,542,119B2

Serial Number 09/835,893	Filed: 4/16/01
Entitled: “Data Communications Synchronization Using GPS Receivers”

Serial Number 09/968,746	Filed: 10/01/01
Entitled: “Telematics System”

The GPS Antenna Array patent relates to a multiple antenna collection with antennas based around different sides of a portable radio frequency device. The use of multiple antennas allows signals to be detected from a series of directions, including enabling a GPS receiver to detect satellite data in several orientations. The GPS Antenna Array patented technology serves a variety of technical purposes and is not limited to the telematics industry. For example, this technology can be used with cell phones, PDAs and any type of radio frequency portable device. Therefore, various fields of use have been identified and will be pursued for patent licensing opportunities.

The patent application entitled “Data Communication Synchronization Using GPS Receivers” relates to a system that uses GPS synchronization pulses in a communications array to provide organization of the transmission of data during assigned time slots. This invention can be used in many industries other than telematics. For example, the system could be deployed in both cell and satellite telephone communication systems that utilize time division multiplexing. Thus, this system could be licensed for many different fields of use.

The patent application entitled “Telematics System” covers the overall system for our RK3000. This application covers approximately eight to ten separate inventions that were created in the design of our initial telematics device. Examples of these inventions are anti-defeat counter measures, providing location and other information based upon the occurrence of certain conditions without being polled by a base station, and monitoring power levels to determine if external power has been lost.

Trade Secrets and Copyrights

We believe that substantial value exists in our trade secrets, including the design features and source code for the software of the RK3000 and the product research we conducted to avoid infringing the patents of others. Copyright protection exists in all of the documentation that has been created by us, including the information describing the installation, design and operation of our telematics product.

Competition

Because the telematics industry is the result of a convergence of multiple technologies, there are a substantial number of potential competitors. Currently, the vast majority of competition exists in the automotive market with the most notable being the General Motors “On-Star” system. Most, if not all, of the major automobile manufacturers are entering into this market with some form of telematics offering. There is a wide range of equipment providers, software companies, wireless service providers and content companies, all hoping to gain a piece of the enormous potential in the telematics automotive sector. We feel that the vast potential of this fragmented market will continue to captivate and preoccupy many of the major potential competitors in our targeted markets. We have not sold any of our products to date and currently do not have any market share.

GPS and Communications Products in the Marine Industry

In the marine industry, there are numerous GPS positioning products from a number of well-known and established companies such as Raytheon Company, Motorola, Inc., Trimble Navigation Ltd., Lowrance Electronics, Inc. and Garmin, Ltd. There are also several wireless communications providers operating in the marine industry, most notably Globalstar. Because telematics is a more than just GPS positioning or wireless communications, we view these industry players more as potential alliance partners and less as competitors. Thus, we have entered into discussions with Globalstar to obtain satellite communications services from them, which would allow our RK3000 to be utilized within a larger area of the U.S. as well as globally.

Telematics Products in the Marine Industry

We are aware of only a very limited telematics product offering in the marine industry. Satellite Security Corp. offers the most advanced telematics marine unit on the U.S. market. However, at nearly twice the price of the RK3000, it lacks numerous standard features that are contained in our product. Pilotfish Networks AB, a spin-off company from Sweden’s LM Ericsson Telephone Co., has made inroads to selected European markets with a telematics product. However, language differences in the communications center and the European GSM cellular environment are limiting factors. Skynet Telematics UK has a product of limited functionality being offered in the marine industry that also utilizes GSM cellular technology. Thales-Tracs Limited launched an enhanced version of its Tracs-SAT/C Marine tracking system in April 2001. Although this company markets marine related tracking devices to commercial marine vessels (shipping), it does not currently target the end consumer or pleasure craft market.

Telematics Products in the Fleet Management Industry

In fleet management, one of the more notable market participants is QUALCOMM Incorporated, which operates its own satellites and proprietary fleet monitoring systems in the U.S. While they represent a formidable competitor, they have focused their marketing efforts on the monitoring and tracking of the motor vehicle transporting cargo. Our focus will be targeted towards reducing the risk associated with the theft and loss of the cargo itself, managing the cargo through the distribution cycle, and monitoring environmental conditions within the cargo container. Another leading competitor in the fleet management industry is California based @Road, Inc. However because @Road develops and markets only wireless and Internet tracking technology, their products do not incorporate the full telematics functionality. These distinctions should help us to differentiate our product as we enter the marketplace.

Government Regulation

There are two regulatory regimes that apply directly to the RK3000. They are:

• The FCC. The hardware falls under the jurisdiction of the FCC because the unit has the ability to transmit data using the internal cellular phone. The cell phone is certified under FCC Part 15, so certification for the RK3000 should be straightforward. The certification has been applied for and we expect to receive certification prior to our first sale of the RK3000 device.

• The Department of Commerce. We are no longer using encryption for secure communications between the RK3000 devices and the knowledge bank. However, with a VeriSign 128-bit SSL Global Server ID, available from VeriSign as part of its Secure Site Pro and Commerce Site Pro Services, our customers can enjoy secured communications when visiting our web site. The VeriSign Global Server ID is a septillion times more secure than any other product. Until recently, strong 128-bit encryption was not exportable. The United States Department of Commerce has approved VeriSign to issue certificates for 128-bit encrypted communications, the highest level of encryption ever allowed across United States borders.

Headquarters and Facilities

Our principal business office is located at 16360 Park Ten Place, Suite 200, Houston, Texas 77084, where we sublease approximately 2,500 square feet of office space. Our lease is scheduled to terminate in April 2006.

Litigation

We are involved in a wage dispute, which was filed with the California Department of Industrial Relations, Division of Labor Standards Enforcement, (case #08-39728-01GM) by Daniel Pickens in late 2002. Mr. Pickens is seeking to recover back wages from us as a result of his termination. On February 25, 2003, the Department found that we owed Mr. Pickens $19,250. The Department also found that Mr. Pickens was owed an additional $9,301 but it was unclear from the findings whether the amount was due from us or a third party. Because of the cost to file an appeal and the required bond, we have elected not to appeal the decision. We intend to negotiate a settlement with Mr. Pickens, although no discussions have been held to date.

Varitek Industries, Inc. v. Daniel L. Goodhall, case number 2002-09577 was filed in Harris County, Texas court in February 2002. Daniel L. Goodhall, a former executive officer filed a counterclaim for contractual compensation in the amount of $975,999 plus the value of options to purchase 375,000 shares of common stock due under an employment agreement and a severance agreement. We have denied his allegations and the case was referred to binding arbitration where we plan to vigorously prosecute our claim and defend against Mr. Goodhall’s counter claim. It is too early to estimate the results of this litigation.

During April 2003, a former employee, Mr. John Fillwock, has filed a claim before the Texas Work Force Commission (wage claim No. 03-004758-3) alleging approximately $163,000 in unpaid wages, benefits, and severance. We have filed our response to the claim and have requested a hearing to calculate the actual amount that may be due.

In the normal course of our business, we are subject to regulations, proceedings, lawsuits and claims including employment issues and disputes with vendors. Although we believe that the contingencies provided for in our financial statements are currently adequate, there can be no assurance that the amounts required to discharge alleged liabilities from lawsuits, claims and other legal proceedings will not exceed our estimates.

OUR CURRENT PLAN OF OPERATION

Our Results of Operation

Since the inception of our current business plan in 1998, our operations have consisted primarily of various start-up activities relating to our current business, including developing GPS technologies, building our strategic marketing plan, identifying and contacting potential customers in our target industries, recruiting personnel and raising capital. We have not recognized any revenues to date, and our expenses have consisted of research and development, sales and marketing and general and administrative expenses.

Our Revenue Goals

Initially, our marketing efforts will be directed towards the marine commercial and pleasure craft, oil and gas and recreational vehicle (“RV”) markets. Sales of the RK3000 device to these markets will produce two revenue streams. The first is from the sale and installation of the device itself. The second is from the recurring monthly fees for our monitoring services, which will be sold under contracts ranging from one to three year terms.

Our immediate goal is to have revenue commence from the sale of the device in September 2003 and for monitoring services as soon thereafter as the devices are installed on end user’s equipment. In this regard, we plan to pursue orders from three sources where such discussions are already well advanced. We expect to secure signed orders during mid 2003 initially for 500 to 700 devices per month to be delivered commencing in September 2003. Such orders will be dependent on successful demonstrations of a fully functional device, a fully operational data center and a fully operational contact and response center. These demonstrations are expected to begin in July 2003.

Based on our current pricing models, gross profit should average about $200 per device the exact amount depending on the mix of units sold. Assuming a monthly fee of $25 to $50, the gross profit per unit on the recurring revenue should range between $10 and $15 per month, and average per month is expected to increase as the number of units in use increases. This monthly service will be sold under multiple year contracts and selling the contracts to a financial institution may offer us a source of additional funds if the need arises.

Operating Goals

Our contractor has completed the functionality and engineering of the RK3000 device, and our contract manufacturer has completed the initial testing of the device’s functionality.

In order to achieve our revenue goals in a timely manner several other operating goals need to be achieved.

Our manufacturer must complete the board layout to make it ready for manufacturing. This is expected to be completed by June 2003.

Ten fully operational demonstration devices of the RK3000 will be manufactured. These units will be installed on certain assets so that the devices’ capabilities and durability can be demonstrated in a real working environment. The installation should be complete by July 2003.

We must complete the programming for our data center, the knowledge bank. This work should be completed by July 2003. The knowledge bank then must demonstrate its’ full functionality in conjunction with the RK3000 in a working environment. Subsequently, we must also program any special monitoring and notification required by the initial orders.

Our call center must be operational by July 2003 in order to demonstrate its’ full functionality along with the RK3000 device. To accomplish this we have built a facility within our home office and have installed the necessary telecommunication equipment and will be acquiring the necessary computer hardware and software as well as begin hiring personnel shortly.

Additional Funding Goals

Our immediate funding needs are approximately $2 million in order to fund:

•	The manufacture of our first 1,000 devices,
•	The establishment of our contact and response center, knowledge central, and
•	Overhead costs for about 4 months.

These funds may take the form of a bridge loan, advance payment for RK3000 devices and/or loans using sales contracts as collateral. These funds should allow us to operate until approximately the end of November by which date we expect to close a capital raising of an estimated minimum of $10 million.

If the first capital raising takes the form of a bridge loan to be repaid with the proceeds of the second capital raising, then second capital raising minimum would need to be increased by the amount of the bridge loan. At this time we do not believe it is practical to proceed with only one large capital raising since the large size of one capital raising may require a more extended period of time to complete and funds will be needed in a short period in order to complete the sales of our first units. Secondly, until an expected future order level can be established, it will be difficult to predict the funds that may be required for the long term, and waiting until the initial orders have been placed may allow us to project sales more accurately.

Research and Development

We plan to allocate substantial funds and manpower to continue to improve our asset management systems and to develop low-cost high-speed Internet capable satellite communications systems and other services as required by our customers. This work will be done on a contract basis by outside firms and individuals. In addition, we have recently retained the services of an independent engineer to further enhance our software and communications board to communicate with fixed high attitude satellites, which we anticipate will help us control our communications and product costs.

Marketing

We will accomplish methodical, effective penetration of the commercial markets through the combined efforts of our in-house Business Development Team, OEM’s, selected VARs, and key market partners. Our sales and marketing objective is to achieve broad market penetration through vertical marketing and targeted sales activities within the marine pleasure craft, recreational vehicle, maritime commercial, heavy equipment and oil and gas markets. We are currently introducing our solution through a number of sales channels, including the following:

•	Business Development Team: Our business development team is focused on marketing and selling our services to regional and national based customers. These customers are defined as OEMs, national distribution and services companies, large aftermarket dealer/distributors and commercial end users in the oil & gas and maritime commercial markets. The sales process with these large-sized customers often requires many months of activity, is competitive, and typically requires a pilot test of our services.

•

OEM Resellers:    Here we focus on the marketing and selling our services directly to the OEMs. One example of our OEM reseller initiatives focuses in the marine pleasure craft and recreational vehicle verticals. The OEM in both of these respective markets manufactures the vehicle, integrates components and control systems, and in some cases manufactures the engines as well. The advantages of selling to the OEMs are abundantly clear. The OEM while manufacturing for the end user, in this case the multi billion dollar consumer recreational aftermarket, supports and maintains a global sales, installation, and distribution network. Our methodology is to “push” the product and service from the top down by selling and supporting the OEM. In addition, the OEM is responsible for the initial installation of the hardware and the sales training of its selling dealers. By selling through the OEM channel we can be more effective in achieving our sales and marketing penetration goals. While our initial launch is in the consumer recreational markets, we envision our OEM sales and marketing philosophy to be easily replicated in our other targeted verticals.

•	Large After-Market Dealer Distributors: Another factor in our marketing plan is to establish sales relationships with large national aftermarket dealer distributors. These national accounts will not only provide multi-city and multi-state operations but also provide installation, product and marketing support that can focus on the marketing and selling of our services in a ‘one stop shop” environment. Our marketing will target dealers/distributors in the consumer recreational aftermarket as well as equipment sales and leasing distributors in the heavy equipment, maritime commercial and oil and gas markets.

•	Vehicle Service Providers and Resellers: One key aspect of our marketing plan as well as our overall service delivery and support model calls for us to enter into relationships with national and regional providers of vehicle and asset assistance. An asset assistance company refers to those businesses that provide land based or on-water services to both commercial and consumer customers in need. These services include but are not limited to towing, repair, fuel and fluids delivery and most important emergency assistance. In addition these service providers also support a large customer subscriber base that pay for and utilize their services. The strategy is to create relationships whereby the service provider support our entire customer base in their service and response needs while reselling and promoting our products and services to their subscriber base as well. One example of this is the relationship that we have entered into with Sea Tow Services International. We have entered into a Letter of Intent, or LOI, which calls for Sea Tow Services International to provide exclusive on-water vessel assistance to all customers under contract with us and our other selling partners. Pursuant to the LOI, Sea Tow Services International has agreed to resell our products and services to the marine recreational aftermarket and to their subscriber base in the U.S. and Caribbean. The LOI provides for the product to be marketed and sold under the co-branding name of Sea Smart by remote knowledge. Furthermore, Sea Tow Services International will also purchase and install the RK3000 system for use on all of Sea Tow’s franchise response and rescue vessels. Sea Tow will utilize the RK3000 system for fleet management and emergency response monitoring.

•	Key Market Partners & Value-Added Re-Sellers: Our strategic alliance partners such as Lockheed Martin, MCI WorldCom and our communications carriers such as Sprint and Globalstar can market or facilitate sales of our services through their own sales channels and work with our business development team to increase our subscriber base.

•	Independent Sales Agent. We have as part of our sales network a group of independent sales agents focused on the marketing and selling our services. These independent sales agents are geographically dispersed throughout North America. Participants in the agent sales program are compensated for the sale of our services and for the length of time during which a customer is under contract with us. Independent sales agents facilitate sales of our services through their own efforts and work with potential partners to increase our subscriber base.

Our marketing department is engaged in a wide variety of activities, such as awareness and lead generation programs and product management. These activities include public relations, seminars, direct mail, trade shows, and co-marketing and co-branding with partners. All commercial endeavors whether through our business development team, OEMs, aftermarket dealer distributors, or key market partners are supported by sales, marketing and merchandising materials and branding initiatives developed and controlled by us.

Operations

During July 2003, we plan to manufacture a controlled demonstration release of RK3000 devices. A number of these will be installed on the boats of our first anticipated customer, Sea Tow. Others will be installed on pleasure boats and RVs owned by individuals who are willing to participate in demonstrations of our product and services.

During July 2003, we plan to demonstrate the functionality of the RK3000 as well as knowledge bank and knowledge central. The demonstration will be made not only for our anticipated initial customer but also for several other potential customers. We will continue to use these initial RK3000 devices for the foreseeable future to demonstrate to new potential customers and users in a fully operational environment the capabilities of the devices as well as knowledge bank and knowledge central.

Assuming the July demonstrations are successful, the first devices for sale would be manufactured and shipped in September. The availability of the satellite board included in two of the three initial models may delay the delivery of the unit or may determine the type of units sold during the first several months.

With the exception of the satellite board and few key cost driver components, the other components are available within industry standard lead-times, which is usually 6 – 12 weeks. As orders are received, we plan to order the manufacturer of the device to the customer’s specification and have them shipped directly to the customer. We do not plan to manufacture units for inventory. Once we have raised additional funds and have established some projected sales order levels, the satellite boards and other key cost driver components can be placed on order which should reduce the lead-time for manufacturing. We have no present plans to manufacture the devices ourselves but to use contract manufacturers exclusively.

We also will develop and train a network of installers. In many states these installers must have a security license. We do not plan to install devices ourselves on end users equipment, but would make this network available for dealers to use to install the RK3000 on their customers boats or RVs. In some cases, as volume grows, we expect large dealers will have trained and licensed installers on staff.

Once the device is installed, the end user must phone knowledge central to establish their specific security procedures, e.g., who to notify and by what means such as telephone, email, etc., when a security alarm is noted, to activate the unit, and to make payment arrangements for the monthly monitoring fee. The amount of the fee will be determined by the level of service desired and by the length of the contract desired, with one year being the minimum length. These fees may be paid by credit card or ACH bank transfer.

In late 2003 or early 2004 we plan to install a Customer Relationship Management (CRM) package to enhance our call center operation as well as “marry” it to the accounting system for matters such as automatic monthly credit card charges and ACH bank transfers.

The knowledge bank records and retains data received from each installed RK3000 while an asset is in use and any alarms. This data might be useful to the end user customer, for instance, if he wished to sell his boat or negotiate better rates with his insurer he would have access to a log of the boat’s use. It would also be useful in the form of non-customer specific data provided to OEMs, dealers, insurers and financial companies. We plan to market the availability of this data and believe it can be a significant source of revenue in the longer-term future.

Anticipated Results of Operations

Our revenues will initially consist of sales of the RK3000 devices, monthly monitoring fees, and purchase charges of enhanced services such as a trip charge where a boat’s movements are monitored for emergencies for the specific period of time purchased. Sales prices of our RK3000 devices will range from $1,000 to $2,000 per device to our distributors and dealers. Our monthly monitoring fees will range from $25 to $50 per month based on the level of service desired. We expect our initial monthly sales to be in the range of 500 to 700 devices.

The cost of revenue will represent manufacturing costs of the RK3000 devices and will be recognized at the same time revenue is recognized, as well as costs to operate knowledge bank and knowledge central which will be recognized as incurred. These costs will include knowledge central personnel, telecommunication costs, satellite communication costs and depreciation of computer hardware and software.

Research and development costs will be expensed as they are incurred. These costs will be from outside third parties as we do not maintain any research and development staff, and these efforts are directed and overseen by executives and managers whose costs are included in general and administrative expense. Significant amounts of these costs are not expected to begin until late 2003 when sales patterns have been established and additional customer needs identified.

Marketing expenses will consist of staff costs and expenses as well as advertising costs related to current products sold, promotion of new product versions and promoting the sale of data gathered from activated devices.

General and administrative expenses will primarily be associated with the corporate office and will include executive and management personnel costs, accounting and administrative staff costs, and shareholders expenses.

Liquidity and Future Capital Requirements

Our auditors included an explanatory paragraph in their opinion on our financial statements for the year ended December 31, 2002 to state that our losses, working capital deficit and net shareholder deficit at December 31, 2002 raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital and achieving profitable operations through the manufacture and sale of our RK3000 product. We cannot assure you that our business plans will be successful in addressing this issue.

Since the inception of our current business plan in 1998, we have financed our operations primarily through private sales of our common stock, preferred stock and short-term notes. As of March 31, 2003, we had approximately $65,000 of cash and cash equivalents and a working capital deficit of $2.7 million.

During 2002, we raised approximately $7.2 million through the sale of preferred stock and short-term notes. During 2003, we have raised approximately $1.6 million through the sale of short-term notes. As indicated under additional funding goals we have the immediate need to raise approximately $2 million to successfully launch our product sales and longer term the need to raise an additional $10 million. This $10 million would be utilized to repay the short-term debt raised in 2002 and 2003, pay off other short term notes, bring accounts payables to a current position, pay employee claims, and provide working capital until cash flow provided by operations is positive.

The additional funds may take the form of debt or equity securities or a combination of both. Holders of debt or equity or equity securities issued in the future could have rights, preferences and privileges senior to holders of our common stock and the terms of any debt could restrict our operations. Furthermore, the sale of additional equity or convertible debt securities could result in additional dilution to our existing shareholders.

We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot assure you that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonably terms.

MANAGEMENT

Our directors, director nominees and executive officers are as follows:

Name	Age	Position
Randy S. Bayne	39	Director, Vice-Chairman of Board, President and Chief Executive Officer
Harry L. Bayne	63	Director
Richard C. Webb	69	Director and Chairman of Board
Henry Houston	63	Chief Financial Officer; Director nominee
Zane Russell	38	Executive Vice President and Chief Operating Officer; Director nominee
Joseph J. Frohnhoefer	59	Director nominee
Dan Granader	55	Director nominee
Steven Phelps	44	Director nominee
Terry Strange	59	Director nominee
Donald Weir	62	Director nominee

Randy S. Bayne founded our telematics business in 1998 within our former consumer electronics and appliance business and has served as a Director and Chief Executive Officer since December 1999, and as our President since June 2002. Mr. Bayne also served as our President from 1991 to 1998. During this period, he built the company into one of the largest retail consumer and business-to-business sales and distribution companies in the south, increasing revenues from $5 million to $20 million. Mr. Bayne earned numerous awards for himself and his consumer electronics company for management leadership, quality service, and sales productivity from manufacturers as well as global suppliers. Mr. Bayne worked for us in the consumer electronics business from 1981 to 1998. He gained significant managerial and entrepreneurial experience while working in all facets of the electronics retail and distribution marketplace. As part of his extensive industry education, Mr. Bayne has (i) managed and directed new product launches, advertising and marketing campaigns, (ii) developed and managed far-reaching product distribution and sales programs, and (iii) directed, negotiated and implemented successful international sales agreements. He has developed strong key relationships in the consumer electronics marketing, distribution and manufacturing sectors in both domestic and foreign markets.

Harry L. Bayne has served as one of our Directors since its incorporation as Bayne TV and Appliance Company, Inc. in 1972. He is the President and founder of Bayne TV and Appliance (both before and after its divestiture from Varitek), where he has worked in various management positions for over 40 years. He is also the founder and owner of BACO International, a firm specializing in brokering electronics products.

Richard C. Webb has served as a Director and Chairman since August 2002. Mr. Webb has been a principal with the investment banking firm of Sanders Morris Harris, Inc., and its predecessor, Harris Webb & Garrison, since February 1994. Prior to founding Harris Webb & Garrison, Mr. Webb served as the Southwest Regional Partner of Cowen & Company, a national investment banking firm headquartered in New York, from June 1991 to February 1994. From June 1981 to June 1991, he was a founding principal of Lovett Mitchell & Webb, Inc., which later became Lovett Underwood Neuhaus & Webb and then was purchased by Kemper Financial Services, Inc. Mr. Webb has also served as the Senior V.P. & Director of Rotan Mosle, Inc. (from January 1971 to June 1981), as the V.P. and Branch Office Manager of Goodbody & Co., Inc. (from October 1960 to January 1971), and as a Registered Representative with Underwood Neuhaus (from December 1959 to October 1960). Mr. Webb is currently serving as a Director of Pinnacle Management & Trust, Kirby Corp. and Bellville General Hospital Foundation. He received a BBA in Finance from the University of Texas and has completed graduate-level coursework at the Wharton Institute of Investment Banking in Philadelphia, Pennsylvania.

Henry Houston has served as our Chief Financial Officer since October 2002. Mr. Houston has over 40 years of accounting experience, beginning his career as a Senior Accountant at PricewaterhouseCoopers LLP in 1962. In 1969, he left PricewaterhouseCoopers LLP to serve as the Controller of Detsco Inc. Subsequently, he served as the CFO at Southdown Inc. (1970 to 1977), C&K Petroleum (1977 to 1980), President at Black Hawk Oil & Gas (1981 to 1982), and KP Exploration Inc. (1983 to 1993). Mr. Houston was a consultant to the oil and gas industry from June 1993 to February 1995. More recently, he served as the Chief Financial Officer and Vice President of Finance at T D Rowe Amusements from February 1995 until September 2002. Mr. Houston received a BSBA in Accounting from the University of Arkansas.

Zane Russell has served as Executive Vice President and Chief Operating Officer since July 1, 2002. Prior to joining us, Mr. Russell was an independent investor from July 2001 to July 2002. Mr. Russell served as the President and CEO for A-Link USA from May 1998 until July 2001. In April, 2000, A-Link USA was sold to Naltec and Mr. Russell continued in his capacity until the company was sold to Chubb P.L.C. in July 2001            . During Mr. Russell’s time with A-Link USA, the company became the third largest run rate Security Alarm Dealer Program in the country. Prior to starting the Security Alarm Dealer Program in January 2000, Mr. Russell held the same position since forming the company’s predecessor in May 1998. Under Mr. Russell’s management, A-Link Corp. (the predecessor) became a master dealer of security alarm systems for SecurityLink, and quickly grew to the point of providing over 50% of SecurityLink’s monthly dealer volume.

From July 1990 to March 1998, Mr. Russell served as Chairman of the Board, President and CEO of EqualNet (Nasdaq: ENET), a company he co-founded that resold long distance services to small business users. Under his management, Mr. Russell grew EqualNet from a start-up company with three employees to a publicly traded company with over 350 employees and run-rate revenue in excess of $100 million. EqualNet was Houston’s fastest growing company in both 1993 and 1994.

Prior to the formation of EqualNet, Mr. Russell served in various capacities for another long distance company and large mechanical contracting company. Mr. Russell spent four years in the Texas A&M Corps of Cadets and graduated from Texas A&M University in 1987.

Joseph J. Frohnhoefer will be a nominee to our board of directors at the next annual meeting of shareholders. In 1983, Mr. Frohnhoefer founded SeaTow Services for which he has acted as the chairman and CEO from then until the present date. SeaTow Services is a membership driven assistance program for the boating public providing its members with emergency assistance while on the waterways. SeaTow considers itself to be the “AAA of the waterways.” In 1990, Mr. Frohnhoefer formed a sister company, SeaSpill Services International which has a national contract with the US Coast Guard and Marines Spill Response Corporation to assist in rapid spill response on the waterways. Recently, SeaTow began franchising SeaTow Systems to speed up the nationalization of the service providing franchises with a recognized brand name, marketing and sales support and a national communications network for support of distressed boaters. Mr. Frohnhoefer serves on the board of directors of C-PORT, the National Marine Assistance Industries’ Association. Mr. Frohnhoefer graduated from the State University of New York at Buffalo with a Bachelor’s Degree in Education, after which he taught school for 20 years.

Dan Granader will be a nominee to our board of directors at the next annual meeting of shareholders to stand for election in the position held by Harry Bayne who will not stand for election. Mr. Granader recently moved to Gold Creek, Montana to run a 30,000-acre ranch. From 1987 through 1998, Mr. Granader owned 13 World Gym locations, and was the largest franchisee of World Gym until he sold his operation to 24 Hour Fitness in 1998. From 1981 to 1987, Mr. Granader was the owner-operator of seven McDonald franchises in the Houston, Texas area. Mr. Granader attended the University of Nebraska in Lincoln, Nebraska between 1966 and 1970 where he majored in business administration.

Steven Phelps will be a nominee to our board of directors at the next annual meeting of shareholders. Mr. Phelps has served on the Remote Knowledge advisory board since January 2002. Mr. Phelps is part of the management team that runs Phelps Insurance; a family owned and operated business for over 35 years and one of the largest State Farm Agencies in the United States. In 1997, Mr. Phelps was appointed to serve as a Commissioner for the Port of Houston Authority, the sixth largest Port in the world. From 1984 to 1997, Mr. Phelps was a judge in Harris County, Texas. In addition to these business activities, Mr. Phelps is an active real estate and oil and gas investor, both independently and as a partner in various ventures including with members of his family. Mr. Phelps serves on the board of directors of Alto Springs, Inc., Priority Development Corporation and the East Harris County Senior Citizens Board. Mr. Phelps graduated from the University of Houston at Clear Lakes with a Bachelor of Business Degree in 1980 and received his Juris Doctor from South Texas College of Law in 1993.

Terry Strange will be a nominee to our board of directors at the next annual meeting of shareholders. From 1968 until he retired in June 2002, Mr. Strange was employed with KPMG, LLP, eventually becoming Vice Chairman and Managing Partner of the US and Worldwide audit business of the firm. Mr. Strange’s 34 years with KPMG were spent principally in public accounting where he audited publicly held companies. Mr. Strange also participated in and acted as keynote speaker for several seminars dealing with corporate governance and the role of audit committees. Currently Mr. Strange is a member of the board of directors and audit committee of three New York Stock Exchange listed companies including Bearing Point, Inc., Compass Bankshares, Inc. and New Jersey Resources, Inc. Mr. Strange graduated from the University of North Texas MBA program in 1968 where he majored in accounting.

Donald Weir will be a nominee to our board of directors at the next annual meeting of shareholders. Mr. Weir has been an investment manager with the investment banking firm of Sanders Morris Harris, Inc. since February 2002 and the President of SMH Varitek LLC since November 2002. Mr. Weir was a consultant to Sanders Morris Harris, Inc. from November 1999 to February 2002. From August 1998 to November 1999, and from

January 1987 to May 1988, he was a self-employed financial consultant. Mr. Weir served as the Chief Financial Officer of Deeptech International from June 1988 to August 1998 and prior thereto, as the Controller and Treasurer of Sugar Bowl Gas Corp. from January 1980 to December 1986. He has also served as a manager of Price Waterhouse from November 1966 to November 1979. Mr. Weir received a BSBA in Accounting from West Virginia University.

Harry Bayne and Randy Bayne are father and son, respectively. Richard Webb is serving on our board pursuant to a voting agreement that we entered into in March 2002 with Sanders Morris Harris Inc., the placement agent for our offering of Series A Preferred Stock. Donald Weir will be nominated to be a director pursuant to a stockholders agreement that we entered into in November 2002 with SMH Varitek LLC in connection with a loan transaction.

Directors

Our board of directors currently consists of three directors. Each of our current directors will serve until the next annual meeting of shareholders or such director’s earlier death, resignation or removal. A director may be removed with or without cause by a majority vote of the shareholders at a meeting called for such purpose or by a sufficient number of other candidates receiving more votes than the director at a shareholder’s meeting at which directors are elected. Our next annual meeting of shareholders is currently scheduled for July 31, 2003.

In connection with the first sale of shares of our Series A Preferred Stock in March 2002, we and several of our largest shareholders entered into a voting agreement with Sanders Morris Harris Inc., who acted as the placement agent for those sales, pursuant to which we agreed to increase the number of directors on our board from three to seven and to include as a director nominee one person nominated by Sanders Morris. The shareholders who are parties to the agreement further agreed to vote all shares held by them for the Sanders Morris nominee at all elections of directors. The voting agreement will remain effective until such time as there are fewer than 556 shares of Series A Preferred Stock outstanding. On May 22, 2003 Sanders Morris Harris, Inc. consented to increasing the size of our Board of Directors to nine members.

Pursuant to the voting agreement, our board adopted an amendment to our Bylaws to increase the number of directors to nine. Pursuant to our Bylaws, vacancies occurring on the board of directors as a result of an increase in the number of directors must be filled by the vote of the shareholders. Therefore, the amendment will become effective, and the six additional directors will be elected by our shareholders, at the next meeting of the shareholders. Our board also has adopted an amendment to our Bylaws to provide for a staggered board of directors. Under our Bylaws, as amended, our board will be evenly divided into three classes, Class A, Class B and Class C. The initial Class A directors will be elected for 3 years, the initial Class B directors for 2 years, and the initial Class C directors for 1 year. Upon the expiration of the initial staggered terms, directors will be elected for terms of three years, to succeed those whose terms have expired. Pursuant to Texas law, this Bylaw amendment will become legally effective once the new directors are elected by our shareholders at the next annual shareholders meeting.

Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders, such as removing directors from our board as provided under Texas law. Having a staggered board may have other anti-takeover effects as well, both favorable and unfavorable to our shareholders.

In connection with the $1,500,000 loan transaction with SMH Varitek LLC that we closed in November 2002, we and our founders (Randy Bayne and Harry Bayne) executed a stockholders agreement with SMH Varitek pursuant to which we agreed that, so long as the note remains outstanding, we would nominate one person designated by SMH Varitek to be on our board of directors. Our founders further agreed to vote all shares held by them for the SMH Varitek nominee at all elections of directors.

For purposes of the next annual shareholders meeting, we currently anticipate that of the existing directors, the board will nominate Randy S. Bayne and Richard Webb to be Class A directors. Harry L. Bayne will not stand for reelection. We also anticipate that the board will nominate Terry Strange as a Class A director and Zane Russell, Henry Houston and Dan Granader as Class B directors, and Joe Frohnhoefer, Steven Phelps and Donald Weir (the nominee of SMH Varitek) as Class C directors.

Committees

Our Executive Committee was formed on November 14, 2001, and is made up of Messrs. Randy Bayne, Vice Chairman, President and Chief Executive Officer, Zane Russell, Executive Vice President and COO, and Henry Houston, Vice President and Chief Financial Officer. Our Compensation Committee, which was formed on December 24, 2001, is made up of Mr. Richard Webb, Chairman of the Board. Messrs. Weir, Granader and Frohnhoefer will be added to the Compensation Committee after their election to the Board. After their election as board members, Messrs. Strange and Phelps will make up the Audit Committee. Our Board of Directors as a group selects the director nominees and will consider suggestions by shareholders for names of possible future nominees delivered in writing to our Secretary 90 days before the mailing of the proxy statement relating to the meeting at which directors will be elected.

Advisory Board

In the spring of 2000, we established an Advisory Board to our board of directors to provide advice to the board regarding our business and management and to promote our telematics capabilities within targeted industries. We have issued a total of 287,500 shares of common stock to the 12 members of the Advisory Board as compensation for their services on the board. All 287,500 shares are being registered for resale in the registration statement of which this prospectus is a part.

Officers

Our officers are appointed by the board of directors at the first board of directors meeting after each annual meeting of our shareholders and hold office until their successors are duly elected and qualified in accordance with our Bylaws, or their earlier death, resignation or removal.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth in summary form the compensation received during our last completed fiscal year by our Chief Executive Officer.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp.	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Comp.($)
Randy Bayne, Vice Chairman, President and CEO	2002	$240,320	—	—	—	1,200,000	—	$(1)

None of our other executive officers or directors received total compensation in excess of $100,000 during the last fiscal year, therefore no disclosure regarding compensation is required for such individuals.

	Option /SAR Grants in Last Fiscal Year Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted		% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Randy Bayne	1,200,000	(1)	36%	$1.00	10/15/12

(1)	1,000,000 stock options vest upon issuance, 100,000 stock options vest on October 15, 2003 and 100,000 stock options vest on October 15, 2004.

	Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values
Name	Shares acquired on exercise (#)	Value at FY-end realized ($)	Number of securities underlying unexercised options/ SARs at FY- end; exercisable/ unexercisable	Value of unexercised in- the-money options/ SARS at FY-end; exercisable/ unexercisable
Randy Bayne	0	0	0/1,200,000	$0/$1,800,000

(1)	Exercise price: $1.00/ share. Fair market value at year-end: $2.50 (the last reported sale price for our common stock on December 31, 2002).

Stock Option Plan

On October 15, 2002, our board of directors adopted our 2002 Stock Option Plan pursuant to which the board may grant options to purchase a maximum of 5,000,000 shares of common stock to our key employees, directors and consultants. As of May 30, 2003, options to purchase an aggregate of 3,794,625 shares of common stock at $1.00 per share were issued and outstanding. These options were granted to several of our employees and consultants. None of the outstanding options are exercisable until the stock option plan has been approved by our shareholders. The plan will be submitted to the shareholders at the July 31, 2003 annual meeting. The directors and director affiliates who have approved the plan represent a substantial block of the voting shares and management believes that it is highly unlikely the plan will not be approved.

Performance Based Compensation Plans

We have a Profit Sharing Pool Plan for our executive officers and a commission-based Incentive Compensation Plan for our non-executive officers and other employees. Under the Profit Sharing Pool Plan, eligible executive officers may receive an annual incentive bonus based upon a profit sharing pool tied to the achievement of corporate milestones and objectives. The pool will be distributed to each executive in an amount determined annually by the Compensation Committee of our Board of Directors. The bonus pool is based upon the accomplishment of sales targets and is calculated as a percentage of EBITDA (net profit before interest payments, taxes, depreciation and amortization), as follows: (i) for annual sales of $5 million to $9,999,999, the bonus pool is 10%; (ii) for annual sales of $10 million to $19,999,999, the bonus pool is 8%; (iii) for annual sales of $20 million to $39,999,999, the bonus pool is 4%; (iv) for annual sales of $40 million to $79,999,999, the bonus pool is 2%; and (v) for annual sales of $80 million and more, the bonus pool is 1%. The Compensation Committee has broad discretion in the participation of each executive officer in the pool, except to the extent otherwise provided in an executive officers’ employment contract. The final decision to actually pay bonuses is dependant on our financial condition as determined in the good faith, sole discretion of the Audit Committee of our Board of Directors. No awards have been granted under the Profit Sharing Pool Plan.

Under the Incentive Compensation Plan, eligible employees may receive a quarterly incentive bonus based on sales of RK3000 units and related service contracts during the quarter. The bonus is calculated as a percentage of gross profits as follows: (i) for quarterly sales of 3,001 to 6,000 units or net service contracts, the bonus is 0.50% for the units and 5% of the service contract; (ii) for quarterly sales of 6,001 to 9,000 units or net service contracts, the bonus is 0.30% for the units and 3% of the service contract; and (iii) for quarterly sales of units or net service contracts in excess of 9,000, the bonus is 0.20% of the units and 2% of the service contract. The total amount payable to all employees under the Incentive Compensation Plan is limited to 10% of our EBITDA for the quarter. No awards have been granted under the Incentive Compensation Plan.

Long Term Incentive Plans

We do not have any long-term incentive plans. No retirement, pension, insurance programs or other similar programs have been adopted by us for the benefit of our employees.

Employment Contracts and Termination of Employment Arrangements

We entered into a five year employment agreement with Mr. Randy Bayne (our President and CEO) effective October, 15, 2002. Mr. Bayne’s employment agreement provides for a base annual salary of $200,000. The annual base salary will be reviewed by the Compensation Committee upon our successful completion of a debt or equity offering of at least $3.5 million after March 2003 and is subject to review annually by the Compensation Committee.

Pursuant to his employment agreement, Mr. Bayne received 1,200,000 stock options of which 1,000,000 vested immediately, 100,000 will vest on October 15, 2003, and the remaining 100,000 will vest on October 15, 2004. All of the options will vest immediately in the event of a change in our control or if Mr. Bayne’s employment is terminated by us for any reason other than cause. Mr. Bayne is also eligible to receive a bonus under the Profit Sharing Pool Plan describe above.

The employment agreement with Mr. Bayne provides that in the event his employment is terminated by us for any reason other than cause, within 30 days thereof we will pay him a lump-sum severance payment in an amount equal to (i) his then current wages and projected bonus for the remainder of the current contract year, plus (ii) an amount equal to the total compensation that would have been due for the following contract year, including all benefits, bonuses, vacation pay and incentives. One year after the first severance payment, we will pay him another lump-sum severance payment in an amount equal to (a) the present value (10% discount rate) of the total compensation that would have been due for the remaining contract years, including the two optional one-year renewals, and including all benefits, bonuses, vacation pay and incentives plus (b) an amount equal to all taxes, penalties or other assessments incurred by him in connection with the lump-sum payment. Furthermore, all outstanding options will immediately vest.

Director Compensation

None of our directors received any compensation during our most recent fiscal year for serving in their position as directors. If we do have funds available in the future, we likely will reimburse our directors for expenses incurred by them in their duties as a director, and we plan to grant each outside director an option to purchase 10,000 shares of stock each quarter they serve on the Board beginning.

Limitation of Liability and Indemnification

Our Bylaws eliminate the personal liability of our officers, directors and Executive Committee members to us and our shareholders, to the extent permitted by Texas law. Our Bylaws further eliminate the personal liability of our officers, directors and Executive Committee members when, in the discharge of any duty imposed or power conferred upon them by us, they act in the exercise of ordinary care, in good faith and in reliance on the company’s books and records or on the written opinion of our legal and accounting advisors. The Texas Business Corporation Act does not eliminate personal liability for losses resulting from a director’s failure to perform his duties in good faith, in a manner the director believes to be in our best interests and with such care as an ordinarily prudent person would use under similar circumstances.

Our Bylaws further provide that we shall indemnify our officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been our officer or director. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

While we believe that these provisions are standard and necessary to assist us in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate our directors against liability for actions which damage us or our shareholders. Furthermore our assets could be used or attached to satisfy any liabilities subject to indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of the fiscal year ended December 31, 2002:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders	—		—	—
Equity compensation plans not approved by shareholders	3,794,625	(1)	$1.00	1,205,375
Total	3,794,625		$1.00	1,205,375

(1)	Represents shares issued pursuant to our 2002 Stock Option Plan, which was adopted by our board of directors on October 15, 2002. However, none of the outstanding options are exercisable until the 2002 Stock Option Plan has been approved by our shareholders at our shareholders meeting to be held in July 2003.

SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 30, 2003, and as adjusted to reflect the sale or issuance of all shares which potentially may be sold or issued in connection with this prospectus, by (i) each of our executive officers, directors and director nominees, (ii) all executive officers, directors and director nominees as a group, and (iii) each person who beneficially owns more than 5% of our common stock (each, a “Principal Shareholder”). Except as noted, each person has sole voting and investment power with respect to the shares shown.

The information presented below does not assume that any shares of common stock issuable upon conversion of the Series A Preferred, the warrants and promissory notes registered hereunder are outstanding.

In connection with our November 2002 loan transaction with SMH Varitek LLC, Randy Bayne, Harry Bayne, and BACO International, a company of which Harry Bayne is the President, executed a Stock Pledge Agreement pursuant to which they pledged all stock and options owned by them to SMH Varitek as collateral for our obligations to SMH Varitek. If we default in our loan obligations to SMH Varitek, they could foreclose on the pledged stock and acquire an interest in us significant enough to change our control. Except for the stock pledge agreement, we are not aware of any contractual arrangements or pledges of our securities that may at a subsequent date result in our change of control.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Class Beneficially Owned Before Offering (1)	Shares Offered	Shares of Common Stock Beneficially Owned After Offering	Percent of Class Beneficially Owned After Offering (1)

Randy S. Bayne, Director, President & CEO 16360 Park Ten Place, Suite 200 Houston, Texas 77084	750,625(2)(4)	11.7%	0	750,625	11.7%

Zane Russell, Exec. V.P., COO & director nominee 16360 Park Ten Place, Suite 200 Houston, Texas 77084	350,000(6)	6.1%	0	350,000	6.1%

Henry Houston, CFO, V.P. & director nominee 16360 Park Ten Place, Suite 200 Houston, Texas 77084	102,000(7)	1.9%	2,000	0	1.8%

Harry L. Bayne, Director 16360 Park Ten Place, Suite 200 Houston, Texas 77084	1,322,722(2)(3)	24.4%	1,297,722	25,000.5%

Richard C. Webb, Director 600 Travis, Suite 3100 Houston, Texas 77002	200,000(5)	3.6%	0	200,000	3.6%

Joseph J. Frohnhoefer, Director nominee 1500 Youngs Avenue, Box 1178 Southold, New York 11971	25,000(14)	.5%	0	25,000.5%

Dan Granader, Director nominee 18431 Warwick Street Beverly Hills, Michigan 48025	1,176,250(13)	18.9%	626,250	550,000	8.8%

Steven Phelps, Director nominee 4207 Fairmont Parkway Pasadena, Texas 77504	168,750(15)	3%	168,750	0	0%

Terry Strange, Director nominee 700 Louisiana Street, Suite 3000 Houston, Texas 77002	62,500(16)	1.1%	62,500	0	0%

Donald Weir, director nominee 600 Travis, Suite 3100 Houston, Texas 77002	30,000(8)	.6%	0	30,000.6%

All directors, director nominees and executive officers as a group (9 persons):	4,187,847	71.9%	2,157,222	2,030,625	33.6%

George Ball, Principal Shareholder 600 Travis, Suite 3100 Houston, Texas 77002	578,400(9)(10)	9.7%	0	578,400	9.7%

Ben Morris, Principal Shareholder 600 Travis, Suite 3100 Houston, Texas 77002	578,400(9)(11)	9.7%	0	578,400	9.7%

Don A. Sanders, Principal Shareholder 600 Travis, Suite 3100 Houston, Texas 77002	5,210,557(9)(12)	51.2%	3,432,157	1,778,400	17.5%

Harry Granader, Principal Shareholders 18431 Warwick Street Beverly Hills, Michigan 48025	826,250(13)	13.3%	475,250	350,000	5.6%

* Less than 1%

(1) Rule 13d-3 under the Securities Exchange Act of 1934 provides the determination of beneficial owners of securities. That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities. Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within 60 days through any means, including the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(2) In connection with our November 2002 loan transaction with SMH Varitek LLC, Randy Bayne, Harry Bayne, and BACO International, a company of which Harry Bayne is the President, executed a Stock Pledge Agreement pursuant to which they pledged all stock and options owned by them to SMH Varitek as collateral for our obligations to SMH Varitek. Randy’s Options 250,000 shares are also SMH Varitek’s.

(3) Consists of: (i) 852,056 shares of common stock owned by Harry Bayne; (ii) 444,416 shares of common stock held in the name of BACO International, which were issued pursuant to an Equity Agreement dated August 22, 2001, in exchange for the cancellation of indebtedness; (iii) 25,000 shares issuable upon conversion of 25 shares of Series A Preferred Stock; and (iv) 1,250 shares held by Harry Bayne’s spouse. Pursuant to the First Amendment to Equity Agreement dated as of March 20, 2002, BACO International may sell up to 150,000 shares at any time after the effective date of the registration statement of which this prospectus is a part, and thereafter may sell up to an additional 29,442 shares during each quarter after January 1, 2003. Mr. Harry Bayne is the beneficial owner of less than 1% of the outstanding shares of Series A Preferred Stock.

(4) Consists of: (i) options presently exercisable to purchase 1,000,000 shares of common stock at a price of $1.00 per share; and (ii) 625 shares held by Randy Bayne’s spouse. Pursuant to the SMH Varitek LLC loan transaction, to the extent that Randy Bayne exercises any options, he is obligated to transfer to SMH Varitek 25% of the shares acquired upon such exercise, up to 300,000 shares, as additional consideration for the loan.

(5) Consists of 200,000 shares of common stock issuable upon the conversion of 200 shares of Series A Preferred Stock owned by Richard Webb. Mr. Webb is the beneficial owner of 3.6% of the outstanding shares of Series A Preferred Stock. Although Mr. Webb is a principal with Sanders Morris Harris, Inc., his beneficial ownership does not include any securities owned by Sanders Morris or SMH Varitek LLC. See note 9 below.

(6) Consists of: (i) 250,000 shares of common stock issuable upon the conversion of 250 shares of Series A Preferred Stock owned by Mr. Russell; and (ii) options presently exercisable to purchase 100,000 shares of common stock at a price of $1.00 per share. Mr. Russell is the beneficial owner of 4.5% of the outstanding shares of Series A Preferred Stock.

(7) Consists of: (i) 2,000 shares of common stock; and (ii) options presently exercisable to purchase 100,000 shares of common stock at a price of $1.00 per share.

(8) Consists of 30,000 shares of common stock issuable upon the conversion of 30 shares of Series A Preferred Stock held by Mr. Weir and his spouse. Mr. Weir is the beneficial owner of less than 1% of the outstanding shares of Series A Preferred Stock. Although Mr. Weir is an investment manager with Sanders Morris Harris, Inc., the President of SMH Varitek LLC, and an investor in SMH Varitek, his beneficial ownership does not include any securities owned by Sanders Morris or SMH Varitek. See note 9 below.

(9) George Ball is the Chairman of the Board of Directors of Sanders Morris Harris, Inc., Ben Morris is the CEO and a director of Sanders Morris, and Don Sanders is an executive officer and director of Sanders Morris. Messrs. Ball, Morris and Sanders are also investors in SMH Varitek. Messrs. Ball, Morris and Sanders are deemed to be beneficial owners of the securities of Varitek owned by Sanders Morris. Mr. Sanders is deemed to be the beneficial owner of the securities of Varitek owned by SMH Varitek.

The securities deemed beneficially owned by Messrs. Ball, Morris and Sanders through Sanders Morris consist of 553,400 shares of common stock issuable upon the exercise of warrants held by Sanders Morris.

The securities deemed beneficially owned by Mr. Sanders through SMH Varitek consist of: (i) 432,157 shares of common stock owned by SMH Varitek which were transferred by Harry Bayne and Randy Bayne pursuant to a Stockholders Agreement dated November 27, 2002; (ii) warrants presently exercisable to purchase 1,500,000 shares of common stock at a purchase price of $0.01 per share; and (iii) approximately 1,500,000 shares of common stock issuable upon the conversion of the promissory note issued to SMH Varitek on November 27, 2002. Does not include 1,296,472 shares of common stock, and 25 shares of Series A Preferred Stock, pledged by Harry Bayne and BACO International pursuant to the Stock Pledge Agreement dated November 27, 2002. Plus 250,000 common shares from option.

(10) Includes 25,000 shares of common stock issuable upon the conversion of 25 shares of Series A Preferred Stock owned by Mr. Ball. Mr. Ball is the beneficial owner of less than 1% of the outstanding shares of Series A Preferred Stock. See note 9.

(11) Includes 25,000 shares of common stock issuable upon the conversion of 25 shares of Series A Preferred Stock owned by Mr. Morris. Mr. Morris is the beneficial owner of less than 1% of the outstanding shares of Series A Preferred Stock. See note 9.

(12) Includes 975,000 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock beneficially owned by Don Sanders and held by: (i) Sanders II Investments Ltd. (400); (ii) the Sanders Opportunity Fund, L.P. (84); (iii) Lakefront Partners Ltd. (125); (iv) the Estate of Tanya J. Drury (50); and (v) the Sanders Opportunity Fund (Institutional), L.P. (316). Mr. Sanders is the beneficial owner of 17.55% of the outstanding shares of Series A Preferred Stock. See note 9.

(13) Consists of: (i) 350,000 shares of common stock; (ii) 350,000 shares issuable upon conversion of 350 shares of Series A Preferred Stock; (iii) warrants presently exercisable to purchase 95,250 shares of common stock at a purchase price of $1.00 per share; and (iv) approximately 381,000 shares of common stock issuable upon the conversion of promissory notes issued to the Granaders on January 31, 2003 and April 16, 2003. Harry Granader is the beneficial owner of 826,250 shares and Dan Granader is the beneficial owner of all 1,176,250 shares. The Granaders are the beneficial owners of 6.3% of the outstanding shares of Series A Preferred Stock.

(14) Consists of 25,000 shares of common stock issueable upon the conversion of 25 shares of Series A Preferred Stock held by Mr. Frohnhoefer.

(15) Consists of: (i) 93,750 shares of common stock owned by Mr. Phelps; (ii) warrants presently exercisable to purchase 15,000 shares of common stock at $1.00 per share; and (iii) approximately 60,000 shares of common stock issueable upon conversion of promissory notes issued to Mr. Phelps on April 16, 2003.

(16) Consists of: (i) warrants presently exercisable by Mr. Strange to purchase 12,500 shares of common stock at $1.00 per share; and (ii) approximately 50,000 shares of common stock issueable upon conversion of promissory notes issued to Mr. Strange on April 16, 2003.

RELATED PARTY TRANSACTIONS

During the last two years, there have been no material transactions between us and any officer, director, nominee for election as director, or any shareholder owning greater than 5% of our outstanding shares, nor any member of the above referenced individuals’ immediate family, except for: (a) the settlement agreement with BACO International; (b) the Placement Agent Agreement with Sanders Morris Harris, Inc.; (c) the secured loan transaction with SMH Varitek LLC; (d) the loan transaction with Beacon Security Partners, L.P. / Z-Link, LLC; (e) the property lease from Beacon Security Partners, L.P./Z-Link, LLC; and (f) the loan transactions with Harry and Dan Granader.

From approximately May 2000 to August 2001, BACO International, a company owned and controlled by Harry Bayne, loaned a total of $888,832 to us to pay operating expenses. On August 22, 2001, we and BACO International entered into an agreement pursuant to which we agreed to issue 444,416 shares of common stock to BACO International in full repayment of the loan, and to file a series of registration statements with regard to such shares. On March 20, 2002, we entered into a First Amendment to Equity Agreement with BACO International pursuant to which we agreed to register all of the shares in one registration statement, and BACO International agreed to not sell more than 150,000 shares at any time after the effective of the registration statement of which this prospectus is a part, and thereafter to not sell more than an additional 29,442 shares during each quarter after January 1, 2003.

On March 21, 2002, we entered into a Placement Agent Agreement with Sanders Morris Harris Inc., pursuant to which they agreed to act as the exclusive selling agent of shares of our Series A Preferred Stock. As compensation for their services, we paid Sanders Morris commissions in the amount of $444,320 (8% of the purchase price of all shares of Series A Preferred Stock sold) and we issued them warrants to purchase an aggregate of 553,400 shares of our common stock at a price of $1.20 per share for five years. We agreed to register the resale of the common stock issuable to Sanders Morris upon the exercise of the warrants. We also granted

Sanders Morris a right of first refusal to act as a co-manager of our next private or public offering of securities within 24 months following completion of the offering of the Series A Preferred Stock. In connection with the Series A offering, we and several of our largest shareholders executed a voting agreement with Sanders Morris pursuant to which we agreed that, so long as at least 556 shares of Series A Preferred Stock remain issued and outstanding, we would nominate one person designated by Sanders Morris to be on our board of directors.

In November 2002, we closed a $1,500,000 loan transaction with SMH Varitek LLC, a Delaware limited liability company controlled by the principals of Sanders Morris. The note is due without interest on November 26, 2003, and is secured by a lien on all of our technology and intellectual property. The note is also secured by a pledge of all of our stock owned by Mr. Randy Bayne and Mr. Harry Bayne. The note is convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. As consideration for the loan, we issued SMH Varitek warrants to purchase 1,500,000 shares of our common stock at a price of $0.01 per share for five years. We agreed to register the resale of the common stock issuable to SMH Varitek upon the conversion of the note and the exercise of the warrants.

As additional consideration for the SMH Varitek loan, Randy Bayne and Harry Bayne collectively transferred 432,157 shares of common stock to SMH Varitek, representing approximately 8.0% of our issued and outstanding common stock. Randy Bayne further agreed to transfer to SMH Varitek 25% of any shares of common stock that he acquires upon the exercise of any options, up to 300,000 shares, as further consideration for the loan. We and Messrs. Bayne also executed a stockholders agreement with SMH Varitek pursuant to which we agreed that, so long as the note remains outstanding, we would nominate one person designated by SMH Varitek to be on our board of directors.

Effective as of December 15, 2002, we loaned $300,000 to Z-Link, LLC, a Texas corporation owned and controlled by Zane Russell, our Exec. V.P. and COO since July 1, 2002, and to Beacon Security Partners, L.P., a Texas limited partnership owned and controlled by Mr. Russell’s father. Although most of A-Link USA, of which Zane Russell was the President and CEO, was sold to Chubb P.L.C. in July 2001, the part that was not sold became Beacon Security Partners, L.P., which was sold to Mr. Russell’s father. When Zane Russell’s father defaulted on a loan that Zane made to Beacon Security, Zane foreclosed on the loan and acquired all of the assets of Beacon Security, which have since been transferred to Z-Link.

The promissory note to Z-Link and Beacon Security bears 6% annual interest, is due on December 31, 2003, and is secured by a security interest in all of the assets of Z-Link and Beacon Security. Under the promissory note, payments made by Z-Link to or on behalf of certain of its employees (including Zane Russell) are credited towards the repayment of the note. In connection with the loan transaction, the parties entered into a management agreement pursuant to which we provide the services of Zane Russell to Z-Link free of charge until the loan is paid in full. Z-Link has granted us a right of first refusal to purchase the assets comprising the security alarm business known as “A-Link Security,” which right expires on January 1, 2004. The note is to be partially repaid through monthly credit for certain employee compensation and personnel costs that are being incurred by Z-Link on our behalf.

From July 1, 2002 through March 2003, we subleased our corporate offices from Beacon Security (now Z-Link) at rates between $5,000 and $8,000 per month. In April, the rate was reduced to $5,000 per month.

On January 31, 2003, and April 16, 2003, we sold promissory notes in an aggregate principal amount of $1,786,000. Two of the investors, Harry and Dan Granader (father and son, respectively), collectively loaned $381,000 and received warrants to purchase 95,250 shares of our common stock at a price of $1.00 per share for five years. The notes are due on March 31, 2004.

With regard to the notes issued in January 2003, in lieu of interest, we agreed to pay the noteholders, on a quarterly basis beginning with the quarter ended September 30, 2003 , and ending with the quarter ended June 30, 2005 , a sum equal to 0.4805% of our gross revenues from sales of our RK3000 devices and related monthly monitoring services. In the event that the total amount paid in lieu of interest does not meet or exceed an annual yield of 10% of the principal amount loaned, we will be obligated to pay the noteholders, within 30 days after June 30, 2005, the difference between the total amount paid in lieu of interest and an amount equal to 20% of the principal amount loaned. With regard to the notes we issued in April 2003, in lieu of interest, we agreed to pay the noteholders, on a quarterly basis beginning with the quarter ended September 30, 2003, and ending with the quarter ended June 30, 2005, a sum equal to 0. 4375% of our gross revenues from sales of the RK3000 and related monthly monitoring services. In the event that the total amount paid in lieu of interest does not meet or exceed an annual yield of 10% of the principal amount loaned, we will be obligated to pay the noteholders, within 30 days after June 30, 2005, the difference between the total amount paid in lieu of interest and an amount equal to 20% of the principal amount loaned.

The notes sold in January and April 2003 are convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. We agreed to register the resale of the common stock issuable to the noteholders upon the conversion of the notes and the exercise of the warrants.

PLAN OF DISTRIBUTION

Shares Offered by the Selling Security Holders

As used in this prospectus, selling security holder includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders’ shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of our common stock on any stock exchange, market or trading facility on which our shares are then traded or in private transactions, at prevailing market prices or privately negotiated prices. The selling security holders may sell some or all of their common stock through:

•	ordinary brokers’ transactions which may include long or short sales;

•	transactions involving cross or block trades or otherwise;

•	purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

•	market makers or into an existing market for our common stock;

•	other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	transactions in options, swaps or other derivatives; or

•	any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In the event that any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling security holder’s arrangements with the broker/ dealer/ underwriter participating in the offering and identifies the participating broker/ dealer/ underwriter. Any participating brokers/ dealers will be considered as an “underwriter” and will be identified in the amended prospectus as such.

In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:

•	transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or
•	sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

We have advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holders who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We will amend or supplement this prospectus as required by the Securities Act.

Shares Issued Upon Conversion of Series A Preferred Stock

Shares of our Series A Preferred Stock are convertible to our common stock at the option of the holders thereof at any time. Upon receipt of a duly executed notice of election to convert, we will convert shares of our Series A Preferred Stock to our common stock based upon the per share conversion rate then in effect. The current conversion rate is 1,000 shares of common stock for each 1 share of Series A Preferred Stock, based on a conversion price of $1.00 per share of common stock. As of May 29, 2003, 5,554 shares of Series A Preferred Stock were issued and outstanding.

Shares Issued Pursuant to Warrants

In connection with a promissory note that we executed in February 2002, we issued 22,500 warrants to acquire one share of our common stock for each warrant at an exercise price of $2.00 per share at any time on or before February 22, 2007. In connection with a promissory note that we executed in November 2002, we issued 1,500,000 warrants to acquire one share of our common stock for each warrant at an exercise price of $0.01 per share at any time on or before November 26, 2007. In connection with the sale of our Series A Preferred Stock, in December 2002 we issued 553,400 warrants to acquire one share of our common stock for each warrant at an exercise price of $1.20 per share at any time on or before December 5, 2007. In connection with promissory notes that we executed in January 2003, we issued 240,250 warrants to acquire one share of our common stock for each warrant at an exercise price of $1.00 per share at any time on or before January 31, 2008. In connection with promissory notes that we executed in April 2003, we issued 221,250 warrants to acquire one share of our common stock for each warrant at an exercise price of $1.00 per share at any time on or before January 31, 2008. We will issue a fully registered common share to a warrant holder exercising his warrants in a timely fashion upon receipt by us of the warrant certificate accompanied by a duly executed subscription form and the warrant exercise price in full. As of May 29, 2003, 2,537,400 warrants were still outstanding.

Shares Issued Upon Conversion of Promissory Notes

In November 2002, we executed a $1,500,000 promissory note which is convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. In January 2003, we executed promissory notes in the aggregate principal amount of $961,000 which are convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. In April 2003, we executed promissory notes in the aggregate principal amount of $885,000 which are convertible into the type of securities sold by us (either common stock or securities convertible into common stock) in our next private or public offering that raises at least $3,500,000. Upon receipt of a duly executed notice of election to convert, we will convert the outstanding amount due under a convertible promissory note into the applicable type of security based upon the purchase price of such security then in effect.

SELLING SECURITY HOLDERS

The following table shows for each selling security holder:

•	the number of shares of common stock beneficially owned by him or her as of June 5, 2003,

•	the number of shares of common stock covered by this prospectus, and

•	the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares, and

•	percentage of outstanding shares of common stock owned after this offering, if more than 1%).

The selling security holders are not required, and may choose not, to sell any or all of their shares of common stock.

Name	Shares of Common Stock Beneficially Owned Before Offering(1)	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering(1)(5)	Percentage of Ownership After Offering
Advest Inc.	9	9
Altemus, Stephen	1,500	1,500
Anthony, David Chance and Kristin M.	250	250
Baco International Inc. (2)	444,416	444,416
Baines, Gordan A. and Edna C.	7	7
Bayne, Harry L.	877,056	852,056	25,000
Bayne, Megan J.	625	625
Bayne, Penny	1,250	1,250
Beck, Charles I.	5,000	5,000
Barnett, Sharon	1,563	1,563
Bellomare, Livio	750	750
Bettger, Jessica L.	1,000	1,000
Blitz, Shelly	12,500	12,500
Boltauzer, Don	5,000	5,000
Boren, Jimmie and Brenda	2,500	2,500
Braud, Diane	5,000	5,000
Brewer, Melvin C.	1	1
Bridgen III, C.J.	1,250	1,250
Burchett, Lynda	125	125
Cappolino, Tim	500	500
Caskey, Barbara	1,250	1,250
Chiarlone, Gary J.	875	875
Cochran II, William W.	12,500	12,500
Coleman, Brandon C.	25,500	25,500
Collins, Bill	125	125
Collins, Thomas A.	450	450

Name	Shares of Common Stock Beneficially Owned Before Offering(1)		Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering(1)(5)	Percentage of Ownership After Offering
Comotti, Elmo J. and Margaret O.	12		12
Coselli & Durham PLLC	3,125		3,125
Curtis, Franklin	2		2
Cyrill, Frank P. and Earlene	6		6
Czajowski, Jan and Loda	2		2
Czop, Joseph I.	3		3
D’Angelo, Sal	12,500		12,500
D’Angelo, Salvatorre	6,250		6,250
Dawson, Douglas A.	52,750		52,750
Dawson, Douglas A. and Shannon B.	37,500		37,500
Dean, Robert F.	59,375	xy	34,175	25,000
DelHomme, Louis	21,250		1,250	20,000
Diamond, Michael D.	168		168
Diamond, Michael D.	168		168
Diamond, Michael	139		139
Dickerson, Gary Don and Leah Diane	5,000		5,000
Distributed Network Inc.	31,250		31,250
Donlan, David R. and Ruth E.	1		1
Donna, Garry H.	2		2
Drake, Paul	6,250		6,250
Drnec, Harry	12,500		12,500
Edwards, Beatrice	1,250		1,250
Edwards, Grace	1,250		1,250
Edwards, Thomas	2,500		2,500
Embesi, Jr., Sandy	1,875		1,875
Ferrari, Stephen	6,250		6,250
Fillwock, John C.	8,750		5,000	3,750
FNA & Associates	21,042		21,042
Foyt, A.J.	12,500		12,500
Fromer, David	109,375		109,375
G. Evans Young Ltd.	5		5
Galante, Matt and Mary	250		250
Garnier Holdings Ltd.	12,500		12,500
Gesauldo, Ralph	2		2
Global Productions Inc.	150,000		150,000
Goetze, Arthur B.(3)	281,459		281,459
Granader, Dan	507,500	xy	307,500	200,000	3.5%
Granader, Dan and Harry	600,000	xy	250,000	350,000	4.2%
	68,750	xy	68,750	0
Gray, Nancy D.	2,500		2,500
Guerra, Patrick	1,250		1,250
Hahn, Richard A. and Nora R.	150		150
Halloway, Michael	2		2
Hammer Advisors Ltd.	12,500		12,500
Harrison, Melissa	2,500		2,500
Haymes, Adeline M.	2		2
Hensey, Thomas	25,000		25,000
Herbkersman, William G.	1,250		1,250
Hill, Dennis	15		15
Hodge, Joe D.	4		4
Houston, Henry	102,000		2,000	100,000	1.8%
Howard, Preston Q.	8		8
Howell, Robert Mark and Cathy Ann	23,248		23,248
Howell Family Trust	50,000		50,000
Hutto, Van A. and Jackie B.	625		625
Istre, Todd	12,500		12,500
Johnson, Tim	250		250
Karnes, Lyn Denise	33,750		33,750

Name	Shares of Common Stock Beneficially Owned Before Offering(1)		Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering(1)(5)	Percentage of Ownership After Offering
Kelly, David	2,500		2,500
Kelly, W.H. and Wanda L.	5,000		5,000
Kelly, Mike	1,250		1,250
Kinczel, Michael	1		1
Kolodny, Robert J.	2,163		2,163
Kozak, Antonin	2		2
Lambert, H. Michael	56,250		56,250
Lambert, Mike	68,750		68,750
Leaf, Richard	625		625
Lee, Wesley W.	2,163		2,163
Lindsey, Patrick	27,250		12,500	14,750
Lindstrom, Vera	1,250		1,250
Lloret, Eduardo	125		125
Longfellow, Sharon	1,250		1,250
Lubanski, Andrew S.	3		3
Lucas Cedar Inc.	3,000		3,000
Lujan, Norma	2,500		2,500
Lyles, Robert E. and Mary L.	250		250
Macbeth, Charles Cavin	7,500		7,500
Macbeth, Charles C.	3,125		3,125
Maly, Daniel	1.250		1.250
Maly, Dan and Lynn Karnes	1,250		1,250
McCalley, Thomas	2		2
McConnell, James R.	2,500		2,500
McGinley, Michael Daniel	22		22
McGinnis, George	4		4
McKean County Animal Hospital	6		6
McNairy, Richard W.	26,250	[y]	1,250	25,000
McNeil, Ricky G.	8,000		8,000
Meeks, J. Mace	12,500		12,500
Meeks, Mace	12,500		12,500
Mendez, Carlos and Lidia	1,000		1,000
Micsinay, Sr., Louis	5		5
Minichiello, Thomas F.	18,750		18,750
Minichiello, Thomas Matthew	125		125
Mireles, Annabell	125		125
Mix, Ron	7,000		7,000
Moore, Jerry J.	18,750		18,750
MTLNW Investments Inc.	12,500		12,500
Nash, Michael C. and Roxanne	500		500
Neal, Rodrick H. and Darin D.	1,250		1,250
Northcutt, Richard	5,000		5,000
Northwest Investment	37		37
O’Brien, Lawrence D.	11,250		11,250
O’Brien, Lawrence D.	35,000		35,000
Oddo, Paul A.	250		250
Olkowski, Tedd	12,500		12,500
Oxford Capital Corporation	12,500		12,500
Paulus, Audrey and Peter R.	1		1
Pezman, Christopher W.	125		125
Phelps, John and Wynell	18,750		18,750
Phelps, Steve	93,750		93,750
Plant, James	7,500		7,500
Pokladnik, Milton C.	1,250		1,250
Pressley, Gertrude	1,875		1,875
Pressman, Joel W. and Judy K.	2,763		2,763
Rehwinkle, Joe and Mickey Harris	2		2
Repsold, L.W.	125		125
Repsold, Michael	106,875		51,875	55,000	1.0%
Repsold, Michael and Suellen	57,750		57,750
Rice, Clarence A. and Charlene A.	2,500		2,500

Name	Shares of Common Stock Beneficially Owned Before Offering(1)	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering(1)(5)	Percentage of Ownership After Offering
Rizzoti, Alejandro	11,500	11,500
Rizzotti, Bibiana Davis and Alejandro	1,000	1,000
Rizzotti, Charles Franklin and Alejandro	625	625
Rizzotti, Thomas Franklin and Alejandro	625	625
Rizzoti, Alejandro and Deborah	13,500	13,500
Rizzotti, Eduardo and Alejandro	1,000	1,000
RNR Properties Ltd.	6,250	6,250
Russell, David W.	50,000	50,000
SMH Varitek LLC(4)	3,432,157	3,432,157
SMTEK International Inc.	175,000	175,000
Sarubbi, Margaret M.	1,875	1,875
Schlanser, Jerome and Pauline	2	2
Schoen, Sidney C.	3,750	3,750
Schulz, Keith	750	750
Sharp, John	18,750	18,750
Sloan, Jack	250	250
Smith, Joy I.	500	500
Smith, Michael K.	2	2
Smith-Thomas, Lisa K.	125	125
Southwest Securities Inc.	4	4
Speck, Michael W.	20,000	20,000
Speck, Mike and Sharron	3,750	3,750
Spicer Future Trust	12,500	12,500
Stark, Richard	1,250	1,250
Stathakos, John G.	638	638
Stefko, John	14	14
Stevenson, Timothy J.	10,000	10,000
Stuckey, Dwight	12,500	12,500
Stuckey, Kerry	12,500	12,500
Sullivan, Barry J.	1	1
Taddei, Gabriele	17,250	17,250
The Law Offices of William W. Cochran, LLC	27,254	27,254
Tietjen, Robert H.	8	8
Tripp, Pat	1,250	1,250
Vacek, Jim and Ede	1,250	1,250
Vidal, Gregory S.	125	125
Vogt, Marty J.	395,000	5,000	390,000	6.7%
Vogt, Tamara K.	3,750	3,750
Voll, Richard and Shirley	3	3
Walker, Louetta	1,875	1,875
Washburn, James	2	2
Watts, Nicholas R.	10,000	10,000
Weinberg, Jed and Patricia	600	600
Weinberg, Robert	109	109
Whalen, Kevin H.	37,500	12,500	25,000
Whalen, Kevin	50,000	50,000
Whatley, Ronald Gene	1,500	1,500
White, Eddie E.	2	2
Wilke, Barbara H.	3	3
Williams III, V. Browning	6,250	6,250
Willis Grace Marketing Communications Inc.	21,042	21,042
Yeilding, John R.	750	750
Yielding, Debbie	250	250
Young, Peter and Lynne	8	8

Name	Shares of Common Stock Beneficially Owned Before Offering(1)		Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering(1)(5)	Percentage of Ownership After Offering
Young, Waye	1,875		1,875
Separation Services, Inc.	31,250	xy	31,250
Darnell, Robert	31,250	xy	31,250
Miller, Mark	56,250	xy	31,250	25,000
London & London, Inc.	31,250	xy	31,250
Kniehl Family Trust of 1994 Robert F. Dean TTE	31,250	xy	31,250
Granader, Alan	776,250	xy	756,250	20,000
Redd, Brian or Sharon	31,250	xy	31,250
Strange, Terry	62,500	xy	62,500
Priority Leasing, Ltd.	75,000	xy	75,000
McAlister, Sr., James	137,500	xy	62,500	75,000	1.4%
McAlister, Jr., James	62,500	xy	62,500
Stewart, Marion W. or Janice	31,250	xy	31,250
Bliss, Walter E. or Janet S.	31,250	xy	31,250
Granader, Neil	250,000	xy	250,000
Granader, Neil and Louise	250,000		250,000
McNairy, Richard W. or Judith	31,250	xy	31,250

(1)	Includes shares of common stock issuable upon conversion of shares of Series A Preferred Stock and certain warrants.
(2)	BACO International: The President and controlling shareholder of BACO International is Harry Bayne, a director of our company. Pursuant to the First Amendment to Equity Agreement dated as of March 20, 2002, BACO International may sell up to 150,000 shares at any time after the effective of the registration statement of which this prospectus is a part, and thereafter may sell up to an additional 29,442 shares during each quarter after January 1, 2003. See “Related Party Transactions” above regarding transactions between us and Mr. Bayne.
(3)	Pursuant to a Settlement Agreement dated April 17, 2003, these shares are being held in escrow by us and will be released to Mr. Goetze once we have raised an additional $2.5 million in equity or debt financing.
(4)	Includes 432,157 shares of common stock, an estimated 1,500,000 shares issuable upon conversion of Notes and 1,500,000 common shares underlying warrants.
(5)	Unless noted, zero shares remain after offering assuming shareholder sells all of the offered shares.
[x]	Includes shares related to conversion of notes.
[y]	Includes shares related to exercise of warrants.

DESCRIPTION OF OUR STOCK

We are authorized by our Articles of Incorporation to issue 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of May 29, 2003, there were 5,399,927 shares of common stock currently outstanding and 5,554 shares of Series A Preferred Stock outstanding.

In December 2001, we declared a one for eight reverse split of our outstanding common stock. Prior to the split, we had 44,898,576 shares of common stock outstanding and subsequent to the split we had 5,612,049 shares of common stock outstanding. As a result of the split, approximately 184 shares (post-split) of common stock were cashed out at a collective price of $213.

Common Stock

Holders of our common stock are entitled to cast one vote for each share held. A majority of shares outstanding and entitled to vote constitutes a quorum and shareholder actions are decided by the vote of a majority of shares represented in person or by proxy at any annual or special meeting of shareholders, unless a greater vote is required by law. A written consent describing the action to be taken and signed by one or more holders of shares having at least the minimum number of votes that would be necessary to take such action at a shareholders meeting also constitutes the action of the shareholders. Holders of common stock are entitled to cumulative voting in the election of directors.

No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has conversion or redemption rights.

Subject to the rights of holders of any outstanding shares of preferred stock, holders of shares of common stock are entitled to share equally in dividends paid from the funds legally available for the payment thereof, when, as and if declared by our board of directors. Subject to the rights of holders of any outstanding shares of preferred stock, holders of common stock are also entitled to share ratably in the assets available for distribution to holders of common stock upon our liquidation or dissolution, whether voluntary or involuntary.

Preferred Stock

Our authorized preferred stock consists of 10,000,000 shares of no par value preferred stock, of which 15,000 shares have been designated Series A Preferred Stock, no par value, and 9,985,000 shares will be designated if and when our board of directors determines the preferences, limitations and relative rights of such shares.

Series A Preferred Stock

Our Articles of Incorporation provide that the holder of each share of Series A Preferred Stock is entitled to notice of any shareholders’ meeting in accordance with our Bylaws and shall vote with the holders of common stock, voting together as a single class, upon all matters submitted to a vote of the shareholders. The Articles further provide that the holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the largest number of full shares of common stock into which each share of Series A Preferred Stock could then be converted. Additionally, the holders of the Series A Preferred Stock are entitled to vote separately as a class with respect to those matters required by law to be submitted to a class or series vote.

No holder of Series A Preferred Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock.

Each share of Series A Preferred Stock is fully convertible into shares of common stock, at the option of the holder thereof, at any time. All shares of Series A Preferred Stock will automatically convert into shares of common stock upon the occurrence of either of the following: (a) the date specified by the vote of the holder or holders of not less than 80% in voting power of the outstanding shares of Series A Preferred Stock to convert the preferred stock into shares of common stock, or (b) an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock by us to the public at a public offering price which is not less than $5.00 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions) and $25,000,000 in the aggregate.

The Series A Preferred Stock is convertible into shares of common stock at the rate determined by dividing $1,000 by the then-effective conversion price (the “conversion rate”). The current conversion price is $1.00 per share, resulting in a conversion rate of 1 share of Series A Preferred Stock into 1,000 shares of common stock. The conversion rate will be reduced in the event of share splits, share dividends, recapitalizations and similar transactions. The conversion rate also will be reduced in the event of certain issuances of common stock, options or warrants to acquire common stock or securities convertible into common stock, at a purchase price or conversion price less than the then-applicable conversion price (called “dilutive issuances”). The following are not deemed to be dilutive issuances: (i) shares issued or issuable to our employees, consultants or directors directly or pursuant to a stock option plan or restricted stock plan approved by our board of directors, up to 15% of the total number of shares of common stock outstanding at the time of issuance (assuming the full conversion of all outstanding shares of preferred stock); and (ii) securities issued in conjunction with a bona fide merger or acquisition. In the event of a dilutive issuance, the conversion price automatically shall be reduced to the price of the securities issued in the dilutive issuance (full ratchet provision).

We are committed to use commercially reasonable best efforts to cause our December 31, 2001 audit to be completed and to prepare and file with the SEC, within 15 days of the completion of such audit, a registration statement registering the shares of common stock issuable upon conversion of the outstanding shares of Series A Preferred Stock. If we do not file the registration statement within such 15-day period, the conversion price of the Series A Preferred Stock will be reduced to $0.75 per share and for each subsequent 30-day period that the registration statement is not filed, the conversion price of the Series A Preferred Stock will be reduced an additional $0.25 to a minimum conversion price of $0.50 per share. If the registration statement is not declared effective by the SEC within 90 days of the filing thereof, the conversion price of the Series A Preferred Stock will be reduced to $0.75 per share and for each subsequent 90-day period that the registration statement is not filed, the conversion price of the Series A Preferred Stock will be reduced an additional $0.25 to a minimum conversion price of $0.50 per share. The registration statement of which this prospectus is a part is our effort to meet this commitment.

Upon the written election of holders of not less than 67% of the then-outstanding shares of Series A Preferred Stock made at any time after March 21, 2007, we will be obligated, to the extent permitted under applicable law, to redeem all of the outstanding shares of Series A Preferred Stock in three equal yearly installments. We are obligated to make the first redemption within 45 days after our receipt of the written election and to make the second and third redemptions on the yearly anniversaries thereafter. The redemption price for each share of Series A Preferred Stock will be $1,000 (adjusted appropriately for stock splits, stock dividends, recapitalizations and similar transactions) plus any declared but unpaid dividends.

In the event our board of directors declares a dividend payable upon the outstanding shares of common stock, the holders of the Series A Preferred Stock shall be entitled to the same amount of dividends per share as such holders would have been entitled had such holders’ shares of preferred stock been fully converted into shares of common stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, after the payment of all of our debts and liabilities and before any amount shall be paid or distributed to holders of common stock, the holders of the Series A Preferred Stock shall receive an amount equal to $2,000 (adjusted appropriately for stock splits, stock dividends, recapitalizations and similar transactions) plus any declared but unpaid dividends. If thereafter any of our assets remain available for distribution to our shareholders, such assets will be distributed pro rata to the holders of the common stock and the Series A Preferred Stock (as if the preferred stock had been fully converted into shares of common stock).

Other Series of Preferred Stock

Our board of directors is authorized by our Articles of Incorporation to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to Texas law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional preferred stock nor to adopt any other series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Options and Warrants

As of May 29, 2003, options to purchase an aggregate of 3,794,625 shares of common stock were issued and outstanding. These options were issued to several of our employees and consultants. The exercise price of these options is $1.00 per share.

As of May 29, 2003, warrants to purchase 2,537,400 shares of common stock, at prices ranging from $0.01 per share to $2.00 per share, were issued and outstanding. In March 2002, we issued warrants to acquire 22,500 shares of our common stock at an exercise price of $2.00 per share at any time on or before February 22, 2007. In November 2002, we issued warrants to acquire 1,500,000 shares of our common stock at an exercise price of $0.01 per share at any time on or before November 26, 2007. In December 2002 we issued warrants to acquire 553,400 shares of our common stock at an exercise price of $1.20 per share at any time on or before December 5, 2007. In January 2003, we issued warrants to acquire 240,250 shares of our common stock at an exercise price of $1.00 per share at any time on or before January 31, 2008. In April 2003, we issued warrants to acquire 221,250 shares of our common stock at an exercise price of $1.00 per share at any time on or before January 31, 2008.

Potential Change of Control

In connection with our loan from SMH Varitek, Randy Bayne and Harry Bayne collectively transferred 432,157 shares of common stock to SMH Varitek, representing 8.0% of our issued and outstanding common stock, and pledged an additional 1,296,472 shares of common stock as security for the performance of our loan obligations, which represented an additional 24.00% of our issued and outstanding common stock. Mr. Harry Bayne also pledged 25 shares of Series A Preferred Stock owned by him, which are presently convertible into 25,000 shares of common stock. Mr. Randy Bayne also agreed to transfer to SMH Varitek 25% of any shares of common stock that he acquires upon the exercise of any options, up to 300,000 shares, as further consideration for the loan. If we default in our loan obligations to SMH Varitek, they could foreclose on the pledged stock and acquire an interest in us significant enough to change our control.

Transfer Agent

The transfer agent for our common stock is ComputerShare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

SHARES ELIGIBLE FOR FUTURE SALE

We currently have 5,399,927 shares of common stock outstanding, of which 4,008,590 shares are being registered for resale pursuant to the registration statement of which this prospectus is a part. Also being registered under this prospectus are 2,537,400 shares of common stock issuable upon the exercise of outstanding warrants, 5,554,000 shares issuable upon the conversion of outstanding shares of Series A Preferred Stock, and 3,346,000 shares of common stock issuable upon the conversion of outstanding promissory notes. All of the shares of common stock registered hereunder will be freely tradable without restriction or further registration under the Securities Act to the extent that there is a market for our securities.

The sizable number of shares being registered for resale (as compared to the total number outstanding) may cause prevailing market prices for our common stock to decrease and thus may impair our ability to raise capital through the sale of our equity securities. Such possibility also could negatively affect the price that holders of our common stock receive for their shares.

Of the 5,399,927 outstanding shares of common stock not being registered for resale, 1,266,327 shares are unrestricted and thus are freely tradable without restriction or further registration under the Securities Act to the extent that a market develops for our securities. The remaining 125,000 shares not registered for resale hereunder are “restricted securities” as that term is defined under Rule 144 of the Securities Act. The restricted securities may only be sold by a registration statement under the Securities Act or under another exemption under the Securities Act.

Any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act. An affiliate of ours is a person who has a control relationship with us, which generally includes our executive officers, directors and 10% or more shareholders.

“Restricted securities” may only be sold as follows:

•	pursuant to a registration statement under the Securities Act,
•	in compliance with the exemption provisions of Rule 144, or
•	pursuant to another exemption under the Securities Act.

In general, Rule 144 requires that affiliates and persons owning restricted securities hold their securities for a minimum of one year, limits the number of securities that may be sold within any 3 month period, requires that sales must be made through unsolicited brokers’ transactions or in transactions directly with a market maker, and requires the filing of a Form 144 if the securities to be sold during any three-month period exceeds 500 shares or has a total sales price over $10,000. Rule 144 limits the number of shares of our common stock that may be sold within any 3 month period to the greater of:

•	one percent of the outstanding shares of our common stock, or
•	the average weekly trading volume of our common stock during the four calendar weeks prior to such sale.

Sales under Rule 144 are also subject to the availability of current public information about us. However, persons who are not affiliated with us and who have held their restricted securities for at least two years may resell their shares without regard to the foregoing requirements of Rule 144.

A sale of shares by our current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of our common stock. To the extent that these shares enter the market, the value of our common stock in the over-the-counter market may be reduced.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Subsequent to our merger with Jade Technologies, a shell corporation, in June 1998 our common stock began trading under the symbol “VATK” on the OTC Bulletin Board. As a consequence of our one for eight stock split effective on December 28, 2001, our symbol changed to “VTKI.” Our common stock currently is quoted in the Pink Sheets maintained by the National Quotation Bureau under the symbol “VTKI.” We plan to apply to the NASD to commence trading of our common stock on the OTC Bulletin Board immediately upon effectiveness of the registration statement.

The following table sets forth, for the periods indicated, the high and low closing bid quotations of our common stock as reported in the Pink Sheets. The following common stock quotations represent inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. The historical high and low closing bid quotations for the eight calendar quarters between January 1, 2000, and December 31, 2001, have been adjusted to reflect the effect of our 1 for 8 stock split effective on December 28, 2001.

	HIGH	LOW
Year Ended December 31, 2001:
First Quarter	$6.80	$2.40
Second Quarter	3.60	1.20
Third Quarter	3.60	1.52
Fourth Quarter	8.20	1.60
Year Ended December 31, 2002:
First Quarter	$7.25	$1.80
Second Quarter	5.75	2.00
Third Quarter	3.00	1.25
Fourth Quarter	4.80	1.10
Year Ended December 31, 2003:
First Quarter	$4.00	$2.50
Second Quarter (through June , 2003)

On June 10, 2003, the last reported sale price for our common stock was $2.70 per share.

Holders

On May 29, 2003, there were approximately 295 registered holders of our common stock. Based on a broker count, we believe at least an additional 814 persons are shareholders with street name positions. We have outstanding options and warrants to acquire 6,332,025 shares of common stock and shares of preferred stock convertible into 5,554,000 shares of our common stock.

Dividends

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors, on a pro rata basis with holders of our outstanding shares of Series A Preferred Stock. We have not declared any cash dividends on our common shares for the last two fiscal years and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to use all available funds for the development of our business. We are not currently a party to any agreement restricting the payment of dividends.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the common stock offered by this prospectus. Roger Davidson, a partner in the Denver office of Ballard Spahr Andrews & Ingersoll, LLP, owns 10 shares of our Series A Preferred Stock.

EXPERTS

Our financial statements for the years ended December 31, 2000, 2001 and 2002, in this prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN

INDEMNIFICATION

Our Bylaws provide that we shall indemnify our officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been one of our officers or directors. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

Going forward we will be required to file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC. Our file number is             . We are required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC’s Internet site at http://www.sec.gov.

You may read and copy materials that we have filed with the SEC, including the Registration Statement, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room.

INDEPENDENT AUDITOR’S REPORT

To The Board of Directors and Shareholders

Varitek Industries, Inc.

We have audited the accompanying balance sheet of Varitek Industries, Inc. (the “Company” a development stage enterprise) as of December 31, 2002 and the related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Varitek Industries, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has suffered significant losses and has a working capital deficit of $1,783,389 and a net shareholders’ deficit of $5,344,697 at December 31, 2002, which matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/    HEIN + ASSOCIATES LLP

Houston, Texas

May 9, 2003

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

BALANCE SHEETS

	MARCH 31, 2003	DECEMBER 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64,591	$528,120
Note receivable – related party	166,328	205,391
Note receivable	389,675	—
Prepaid and other current assets	39,035	42,841
Deferred financing costs, net	792,288	1,089,396

Total current assets	1,451,917	1,865,748
PROPERTY AND EQUIPMENT, net of accumulated depreciation	103,759	94,544
OTHER ASSETS
Intangible assets	1,300	—
Deposit on property purchase	77,465	—

Total other assets	78,765	—

Total assets	$1,634,441	$1,960,292

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable – trade	$949,201	$1,080,671
Accrued expenses	885,082	866,332
Payable to shareholder	132,150	132,150
Notes payable	2,174,547	1,569,984

Total current liabilities	4,140,980	3,649,137
MANDATORILY REDEEMABLE PREFERRED STOCK, Series A, no par value; $2,000 per share liquidation preference; 15,000 shares authorized; 5,554 shares issued and outstanding	5,554,000	3,655,852
COMMITMENTS AND CONTINGENCIES (notes 3 and 13)
SHAREHOLDERS’ DEFICIT:
Common stock, no par value; 50,000,000 shares authorized; 5,339,428 and 5,237,174 shares issued and 4,840,674 and 4,840,674 outstanding	11,279,752	10,976,063
Additional paid-in capital	12,691,239	12,168,058
Receivable from sale of common stock	(146,413)	(146,413)
Accumulated deficit	(10,234,380)	(10,234,380)
Deficit accumulated during development stage	(21,650,737)	(18,108,025)

Total shareholders’ deficit	(8,060,539)	(5,344,697)

Total liabilities and shareholders’ deficit	$1,634,441	$1,960,292

See accompanying notes to these financial statements.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,		PERIOD FROM JANUARY 1, 2001 (INCEPTION OF DEVELOPMENT STAGE) TO MARCH 31,
	2003	2002	2002	2001	2003
	(unaudited)	(unaudited)
REVENUES	$–	$–	$–	$–	$–
OPERATING COSTS AND EXPENSES:
Advisory services	–	30,188	374,562	3,794,584	4,169,146
Research and development	58,198	1,351,857	2,530,625	1,401,691	3,990,514
Loss on impairment of assets	–	–	–	1,525,246	1,525,246
Professional fees	279,414	130,498	578,659	412,680	1,270,753
Advertising and promotion fees	153,999	78,921	224,166	603,284	981,449
General and administrative expenses	635,195	370,913	1,840,421	2,022,108	4,497,724

Total operating costs and expenses	1,126,806	1,962,377	5,548,433	9,759,593	16,434,832
(OTHER EXPENSE (INCOME):
Interest expense	326,259	62,897	225,035	108,532	659,826
Amortization of deferred financing costs	297,108	–	99,036	–	396,144
Interest income	(7,043)	–	(1,244)	–	(8,287)
Debt forgiveness	(98,566)	–	(1,287,212)	–	(1,385,778)

Total other expense (income)	517,758	62,897	(964,385)	108,532	(338,095)

NET LOSS	(1,644,564)	(2,025,274)	(4,584,048)	(9,868,125)	(16,096,737)
EFFECTIVE DIVIDEND RELATED TO BENEFICIAL CONVERSION OF MANDATORILY REDEEMABLE PREFERRED STOCK	(1,898,148)	(79,576)	(3,655,852)	–	(5,554,000)

NET LOSS ATTRIBUTABLE TO COMMON SHARES	$(3,542,712)	$(2,104,850)	$(8,239,900)	$(9,868,125)	$(21,650,737)

NET LOSS PER SHARE:
Basic and diluted	$(.66)	$(.42)	$(1.63)	$(2.52)	$(4.74)

NUMBER OF SHARES USED IN CALCULATING NET LOSS PER SHARE:
Basic and diluted	5,338,687	5,041,949	5,067,702	3,911,512	4,569,868

See accomanying notes to these financial statements.

VARITEX INDUSTRIES, INC.

(A Development Stage Enterprise)

STATEMENTS OF SHAREHOLDERS’ DEFICIT

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	SHAREHOLDER	ACCUMULATED	DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE
	SHARES	CAPITAL		RECEIVABLE	DEFICIT		TOTAL
Balances, January 1, 2001 (inception of development stage)	3,142,774	$3,552,936	$4,575,926	$(226,413)	$(10,234,380)	$–	$(2,331,931)
Sale of common stock ($2.00 per share)	451,900	903,800	–	–	–	–	903,800
Issuance of common stock for services ($2.08 – $8.08 per share)	978,709	4,601,733	–	–	–	–	4,601,733
Issuance of common stock for related party debt ($2.00 per share)	444,416	888,832	–	–	–	–	888,832
Stock-based compensation ($2. 00 – $4.00 per share)		–	184,288	–	–	–	184,288
Contributions	–	–	27,900	–	–	–	27,900
Net loss	–	–	–	–	–	(9,868,125)	(9,868,125)

Balances, December 31, 2001	5,017,799	9,947,301	4,788,114	(226,413)	(10,234,380)	(9,868,125)	(5,593,503)
Issuance of common stock debt settlement ($4.00 per share)	175,000	700,000	–	–	–	–	700,000
Issuance of common stock for services ($1.30 – $3.80 per share)	230,125	408,762	–	–	–	–	408,762
Stock-based compensation ($2.00 – $2.25 per share)	–	–	44,271	–	–	–	44,271
Retirement of common stock ($0.00 – $4.00 per share)	(185,750)	(80,000)	–	80,000	–	–	–
Issuance of warrants for loans ($0.01 – $1.00 per share)	–	–	1,107,208	–	–	–	1,107,208
Effective dividend related to beneficial conversion of preferred stock	–	–	–	–	–	(3,655,852)	(3,655,852)
Capital contributed for placement of debt	–	–	1,188,432	–	–	–	1,188,432
Discount on mandatorily redeemable preferred stock	–	–	5,554,000	–	–	–	5,554,000
Offering costs of mandatorily redeemable preferred stock	–	–	(513,967)	–	–	–	(513,967)
Net loss	–	–	—	–	–	(4,584,048)	(4,584,048)

Balances, December 31, 2002	5,237,174	10,976,063	12,168,058	(146,413)	(10,234,380)	(18,108,025)	(5,344,697)
Issuance of common stock debt settlement (unaudited)	102,254	303,689	–	–	–	–	303,689
Stock-based compensation (unaudited)	–	–	111,421	–	–	–	111,421
Issuance of warrants for loans (unaudited)	–	–	411,760	–	–	–	411,760
Effective dividend related to beneficial conversion of preferred stock (unaudited)	–	–	–	–	–	(1,898,148)	(1,898,148)
Net loss (unaudited)	–	–	–	–	–	(1,644,564)	(1,644,564)

Balances, March 31, 2003 (unaudited)	5,339,428	$11,279,752	$12,691,239	$(146,413)	$(10,234,380)	$(21,650,737)	$(8,060,539)

See accompanying notes to these financial statements.

VARITEX INDUSTRIES, INC.

(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002 AND 2001

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,		PERIOD FROM JANUARY 1, 2001 (INCEPTION OF DEVELOPMENT STAGE) TO MARCH 31,
	2003	2002	2002	2001	2003
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,644,564)	$(2,025,274)	$(4,584,048)	$(9,868,125)	$(16,096,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of debt discount	321,323	57,208	144,708	–	466,031
Depreciation	7,624	19,636	80,852	130,859	219,335
Amortization of deferred financing costs	297,108	–	99,036	–	396,144
Common stock issued for services	–	30,188	408,762	4,601,733	5,010,495
Stock based compensation	111,421	26,563	44,271	184,288	339,980
Debt forgiveness	(98,566)	–	(1,287,212)	–	(1,385,778)
Impairment of long-lived assets	–	–	–	1,525,243	1,525,243
Changes in assets and liabilities:
Prepaid and other current assets	3,804	13,671	(22,707)	12,363	(6,540)
Accounts payable – trade	261,600	(122,763)	(1,173,461)	2,248,380	1,336,519
Accrued expenses	27,936	7,500	97,345	(33,427)	91,854
Related party payable	–	5,000	(47,600)	(446,859)	399,259

Net cash used in operating activities	(712,314)	(1,988,271)	(6,240,054)	(751,827)	(7,704,195)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of fixed assets	(16,838)	(3,789)	(29,560)	(15,889)	(62,287)
Additions of intangible assets	(1,300)	–	–	–	(1,300)
Deposit on property purchase	(77,465)	–	–	–	(77,465)
Related party receivable	39,063	–	(205,391)	–	(166,328)
Notes receivable	(389,675)	–	–	–	(389,675)

Net cash used in investing activities	(446,215)	(3,789)	(234,951)	(15,889)	(697,055)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	–	–	–	27,900	27,900
Proceeds from SMH note payable	–	–	1,500,000	–	1,500,000
Proceeds from sale of common stock	–	–	–	903,800	903,800
Proceeds from other notes payable	695,000	–	266,000	–	961,000
Net proceeds from sale of mandatorily redeemable preferred stock	–	2,286,035	5,040,033	–	5,040,033

Net cash provided by financing activities	695,000	2,286,035	6,806,033	931,700	8,432,733

NET CHANGE IN CASH AND CASH EQUIVALENTS	(463,529)	293,975	331,028	163,984	31,483

CASH AND CASH EQUIVALENTS, beginning of year	528,120	197,092	197,092	33,108	33,108

CASH AND CASH EQUIVALENTS, end of year	$64,591	$491,067	$528,120	$197,092	$64,591

NON-CASH TRANSACTIONS –
Issuance of warrants for loans	$411,760	$–	$1,107,208	$–	$1,518,968
Issuance of common stock for related party debt	$–	$–	$–	$888,832	$888,832
Issuance of common stock for debt	$303,689	$–	$700,000	$–	$1,003,689
Conversion of accounts payable to notes payable	$–	$–	$766,484	$–	$766,484
Contribution of capital by shareholders for financing costs	$–	$–	$1,188,432	$–	$1,188,432

See accompanying notes to these financial statements.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

2.	ORGANIZATION

Varitek Industries, Inc. (the “Company”) was incorporated in Texas in 1970 and spun off its only operating activities at the end of 2000. Since January 1, 2001, The Company has been in a development stage. The Company is currently developing and plans to market a Telematics monitoring device with an associated monthly fee for such support services. Telematics combines wireless voice and data communication with global positioning technology. The device will permit a remotely located asset to be constantly monitored for security (e.g. fire, intrusion) loss of vital functions (e.g. power, equipment failures) and location. The device also provides location tracking via the Internet while an asset is in use. Initially the device will be marketed to pleasure craft and recreational vehicle owners. The Company has several patents and patents pending. Initial revenue is expected in the second half of 2003.

3.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment – Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred; costs of major additions and betterments are capitalized. Depreciation is recorded using the straight-line method over a five year estimated useful life of the assets. Depreciation expense for the year ended December 31, 2002 and 2001 was $80,852 and $130,859, respectively. Depreciation expense for the three months ended March 31, 2003 and 2002 was $7,624 and $19,637, respectively.

Income Taxes – Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Use of Estimates – The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-lived Assets – The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. See note 6 for discussion of such a loss recognized during 2001.

Comprehensive Loss – Comprehensive loss is defined as all changes in shareholders’ equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net loss, changes in certain assets and liabilities that are reported directly in capital, such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company’s comprehensive loss was equal to its net loss for all periods presented in these financial statements.

Stock-Based Compensation – The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123”. This Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in the summary of significant accounting policies in the financial statements. There was no impact on the Company’s basic financial statements resulting from its adoption.

New Accounting Pronouncements – SFAS No. 145, Rescission of FASB Statement Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002. This statement requires that gains and losses from the extinguishment of debt be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Management does not believe that the adoption of SFAS No. 145 will have a material impact on its financial position or results of operations.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in July 2002 and was effective for exit or disposal activities initiated after December 31, 2002, with early adoption permitted. SFAS No. 146 requires that exit or disposal costs be recorded at their fair value when they are incurred. The Company’s adoption of SFAS No. 146 as of October 1, 2002 did not have a material impact on its financial position or results of operations.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued in April 2003 and amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Management does not believe that the adoption of SFAS No. 149 will have a material impact on its financial position or results of operations.

SFAS No.150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 will impact the classifications of its mandatorily redeemable preferred stock from mezzanine debt to a liability.

The FASB issued Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in November 2002 and FIN No. 46, Consolidation of Variable Interest Entities, in January 2003. FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002; however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interests other than voting interests should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. Management does not believe the adoption of FIN No. 46 will have a material impact on its financial position or results of operations.

Unaudited Information – The balance sheet as of March 31, 2003 and the statements of operations for the three-month periods ended March 31, 2003 and 2002 were taken from the Company’s books and records without audit. However, in the opinion of management, such information includes all adjustments which are necessary to properly reflect the Company’s financial position as of March 31, 2003 and the results of operations for the three months ended March 31, 2003 and 2002. The results of operations for the interim periods presented are not necessarily indicative of those expected for the year.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

4.	GOING CONCERN/MANAGEMENT PLANS

The Company’s losses for the years ended December 31, 2002 and 2001 amounted to $4,584,048 and $9,868,125, respectively. In addition, the Company to date has no revenue and does not expect any meaningful revenue until the last quarter of 2003. As a result of these losses, and the fact the Company has no revenue, the Company’s working capital position has deteriorated, its ability to generate sufficient cash flows from operations to meet its operating and capital requirements is uncertain, and the Company must raise additional capital in order to continue. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During 2001, the Company raised approximately $900,000 in capital from the sale of its common stock. During 2002, the Company raised approximately $5,500,000 in capital from sale of its preferred stock, and an additional $1,500,000 in a short-term note secured by the Company’s technology. Through April of 2003, the Company raised approximately $1,800,000 through the sales of unsecured notes due March 31, 2004. The majority of the money raised was used to refine and develop the Company’s product for market entry and to provide working capital for the Company.

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	ESTIMATED USEFUL LIFE	MARCH 31, 2003	DECEMBER 31, 2002
		(unaudited)
Computer and related equipment	5	$117,329	$117,329
Software and tools	3	171,669	171,423
Other	5	45,431	28,838

		334,429	317,590
Less – Accumulated depreciation		(230,670)	(223,046)

Total property and equipment, net		$103,759	$94,544

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

5.	RELATED PARTY TRANSACTIONS

Note Receivable – On December 15, 2002 the Company advanced a related entity, controlled by Zane Russell, Officer, of $300,000 in exchange for a 6% promissory note due December 31, 2003. The balance was $205,391 and $166,328 at December 31, 2002 and March 31, 2003, respectively. The note is secured by the assets of the related entity. The note is to be partially repaid through monthly credit for certain employee compensation and personnel costs that are being incurred by the related entity on behalf of the Company. Through December 31, 2002, approximately $95,000 has been offset against the note for such services. For the three months ended March 31, 2003, approximately $43,000 has been offset against the note for such services.

Payable to Major Shareholder – BACO International, a company owned and controlled by Harry Bayne, a related party, loaned a total of $888,832 to the Company to pay operating expenses. During 2001, the Company issued 444,416 shares of common stock to BACO International in full repayment of the loan.

The Company has an unsecured payable to Harry Bayne at December 31, 2002 and March 31, 2003 of $132,150.

Placement Fees – In March 2002, the Company entered into a Placement Agent Agreement with Sanders Morris Harris Inc., pursuant to which they agreed to act as the exclusive selling agent of shares of the Company’s Series A Preferred Stock. As compensation for their services, the Company paid Sanders Morris commissions in the amount of $513,967 (approximately 8% of the purchase price of all shares of Series A Preferred Stock sold) and the Company issued them warrants to purchase an aggregate of 553,400 shares of our common stock at a price of $1.20 per share for five years. These warrants had a fair value of $2,102,136 based upon the Black-Scholes model with the following assumptions no expected dividend yield; expected volatility of 301%; risk-free interest rates of 5.0%; and expected life of 5 years. These amounts have been recorded as offering costs which are a reduction of additional paid-in capital.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

5.	RELATED PARTY TRANSACTIONS (continued)

In November 2002, the Company closed a $1,500,000 loan transaction (see note 7) with SMH Varitek LLC (SMH Varitek”), a Delaware limited liability company controlled by the principals of Sanders Morris. The note is due without interest on November 16, 2003, and is secured by a lien on all technology and intellectual property. The note is also secured by a pledge of all stock owned by Mr. Randy Bayne and Mr. Harry Bayne. The note is convertible into the type of securities sold by the Company (either common stock or securities convertible into common stock) in our next private or public offering that raises at lease $3,500,000. As consideration for the loan, we issued SMH Varitek warrants to purchase 1,500,000 shares of our common stock at a price of $0.01 per share for five years. The value assigned to the warrants have been reflected as a discount on the note and is being amortized over the term of the note.

As additional consideration for the SMH Varitek loan, Randy Bayne and Harry Bayne collectively transferred 432,157 shares of common stock to SMH Varitek. The value of these shares were approximately $1.2 million and have been reflected as deferred financing costs (to be amortized over the one year term of the loan) and contributed capital to the Company. Randy Bayne further agreed to transfer to SMH Varitek 25% of any shares of common stock that he acquires upon the exercise of any options, up to 300,000 shares, as further consideration for the loans.

From July 1, 2002 through March 2003, we subleased our corporate offices from a related entity controlled by Zane Russell, Officer, at rates between $5,000 and $8,000 per month. In April, the rate was reduced to $5,000 per month.

6.	IMPAIRMENT OF ASSETS

The Company wrote off fixed assets totaling $165,127 and inventory of $1,360,119 that deemed to be unrecoverable during the year ended December 31, 2001. This amount was recorded as a loss on impairment of assets in the accompanying 2001 statement of operations.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

7.	NOTES PAYABLE

Notes payable consisted of the following:

	MARCH 31, 2003	DECEMBER 31, 2002
	(unaudited)
Note bearing 0% interest due November 27, 2003 net of unamortized debt discount of $700,000 and $962,500 respectively (a)	$800,000	$537,500
Advance proceeds of notes issued January 31, 2003 (see Note 14 Subsequent Events) (b)	–	266,000
Notes bearing 7% interest due in 8 installments beginning May 1, 2003 (c)	286,000	286,000
Note bearing 8% interest payable August 31, 2003 (d)	480,484	480,484
Notes bearing 0% minimum interest due March 31, 2004 net of unamortized debt discount of $352,937 (e)	608,063	–

	$2,174,547	$1,569,984

(a)	On November 27, 2002 SMH Varitek advanced the Company $1,500,000 in exchange for the Company’s 0% interest note due November 27, 2003. A discount of $1,050,000 was applied to be amortized over 1 year so that $87,500 and $262,500 is included in the balance at December 31, 2002 and March 31, 2003, respectively.

The note is collateralized by all the Company’s intellectual property rights and is guaranteed by a pledge of all the Company’s stock and options held by BACO International, Randy S. Bayne and Harry L. Bayne, “Shareholders”. As additional consideration the Company issued SMH Varitek warrants to purchase 1,500,000 shares of its common stock for $.01 per share, and the Shareholders agreed that upon payment of conversion of the note, SMH Varitek could retain 25% of the stock they had pledged as guaranty. The Company also agreed that SMH Varitek could have one representative on the Company’s Board of Directors. The note is convertible into the securities the Company may issue in a public or private equity offering which raises a minimum of $3,500,000 prior to November 27, 2003.

(b)	During December 2002, the Company received proceeds of $266,000 as part of the proceeds from a sale of its short-term notes issued January 31, 2003.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

7.	NOTES PAYABLE (continued)

(c)	In December 2002, the Company issued two unsecured notes in the amounts of $58,000 and $228,000 in settlement of debts incurred in 2000 for construction and rent on the Company proposed facilities in California. The notes bear interest at 7% and are payable in monthly installments; of $6,500 and $25,000, respectively beginning May 1, 2003 and one final installment of the balance plus accrual interest (see note 13).

(d)	In December 2002, the Company signed a note payable of $480,484 to a vendor for its engineering and programming services, charged to research and development expense, bearing interest at 8% payable August 31, 2003. The note is secured by the vendor’s work product and the equipment in the Company’s data center.

(e)	On January 31, 2003 the Company issued $961,000 of unsecured notes payable due March 31, 2004. At December 31, 2002, $266,000 in proceeds had been received. The notes do not bear interest, but will receive a royalty of .4805% of the Company’s revenue from the sale of its telematics unit and the monthly recurring revenue thereon from July 1, 2003 through June 30, 2005. During this period the royalty must pay a minimum of 20% of the face value of the notes or the Company must pay the difference. As additional consideration the Company issued 240,250 warrants which expire in January of 2008 to purchase the Company’s common stock for $1.00 per share. These warrants were valued at approximately $412,000 and reflected as a discount to the notes. This discount will be amortized over the 14 month term of the notes. The notes are convertible prior to their maturity into securities issued in a public or private equity offering of a minimum of $3,500,000.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

8.	MANDATORILY REDEEMABLE PREFERRED STOCK

The Series A shares vote at a rate equal to the number of shares of common stock into which these shares could be converted. Each share of Series A Preferred Stock is fully convertible into shares of common stock, at the option of the holder thereof, at any time. All shares of Series A Preferred Stock will automatically convert into shares of common stock upon the occurrence of either of the following: (a) the dated specified by the vote of the holder or holders of not less than 80% in voting power of the outstanding shares of Series A Preferred Stock to convert the preferred stock into shares of common stock, or (b) an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock by us to the public at a public offering price which is not less than $5.00 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions) and $25,000,000 in the aggregate.

The holders of shares of Series A Preferred Stock and Common Stock shall be entitled to receive dividends out of any assets legally available on a pro rata basis based upon the number of common shares held by each holder and if all such preferred stock was converted to common stock as payable when and if declared by Board of Directors.

The Series A Preferred Stock is convertible into shares of common stock at the rate determined by dividing $1,000 by $1.00 per share, resulting in a conversion rate of 1 share of Series A Preferred Stock into 1,000 shares of common stock. The conversion rate will be reduced in the event of share splits, share dividends, recapitalization and similar transactions. The conversion rate also will be reduced in the event of certain issuances of common stock, options or warrants to acquire common stock or securities convertible into common stock, at a purchase price or conversion price less than the then applicable conversion price, called dilutive issuances. Additionally, the conversion rate will be reduced to as low as $0.50 per share should certain registration milestones not be met. The beneficial conversion feature was valued at the gross proceeds of $5,554,000, which was treated as a discount on the preferred stock and a component of additional paid-in capital. The discount was amortized as a dividend through March 31, 2003, which was the first date that the preferred stock could be converted into common stock.

The preferred shares also have mandatory redemption provisions, whereby the Company would be forced to buy the shares back for $1,000 per share plus accrued and unpaid dividends at any time after March 21, 2007. This provision requires the Company to present the preferred shares outside of permanent equity on the accompanying balance sheet.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

9.	SHAREHOLDERS’ EQUITY

Common Stock Split – In December of 2001, the Company declared a one for eight reverse split of all outstanding common stock. All periods presented have reflected the reverse stock split.

Common Stock and Options – During 2001 and 2002, the Company issued contractual options to purchase up to 3,933,625 shares of its common stock with exercise prices ranging from $1.00 to $4.00 per share. These options are to be part of the option pool that will be established as part of the Company’s stock option plan that is currently being considered by the Board of Directors. The options may not be exercised until the plan has shareholder approval which must be received within one year of plan adoption by the Board of Directors. These options vest over periods ranging from 0 to 60 months.

The Company has adopted the disclosure requirements of SFAS No. 148, however as permitted under SFAS No. 123 continues to use the intrinsic value method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.

Preferred Stock – The Company has authorized 10,000,000 shares of preferred stock of which 15,000 shares have been designated as Series A Preferred Stock. The remaining 9,985,000 shares are available for future designation.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

9.	SHAREHOLDERS’ EQUITY (continued)

Had the Company used the fair-value-based method of accounting for the stock option plan prescribed by SFAS No. 123 and charged compensation expense against income over the vesting period based on the fair value of options at the date of grant, net income (loss) and earnings (loss) per share as reported would have been reduced to the following pro forma amounts:

	THREE MONTHS ENDED MARCH 31,
	2003	2002	2002	2001
	(unaudited)	(unaudited)
Net loss attributable to common shareholders as reported	$(3,542,712)	$(2,104,850)	$(8,239,900)	$(9,868,125)
Stock based employee compensation included in reported net loss	111,421	26,563	44,271	184,288
Total stock-based employee compensation (expense) benefit determined under fair value based method for all options	–	(122,923)	(122,923)	(596,717)

Pro forma net loss	(3,431,291)	(2,201,210)	(8,318,552)	(10,280,554)

Basic and diluted loss per share
As reported	$(.66)	$(.42)	$(1.63)	$(2.52)
Pro forma	(.64)	(.44)	(1.64)	(2.63)

The Company used the Black-Scholes option pricing model to value stock options for all proceeds: no expected dividend yield; expected volatility of 301%; risk-free interest rates of 5.0%; and expected lives of 3-8 years.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

9.	SHAREHOLDERS’ EQUITY (continued)

The following is a summary of all option balances and activity. These options vest over periods ranging from 0 to 36 months.

	MARCH 31,	DECEMBER 31,
	2003	2002	2001
Outstanding, beginning of period	3,308,625	630,625	768,750
Granted	–	–	630,625
Granted, subject to shareholder approval	486,000	3,303,000	–
Canceled or expired	–	(625,000)	(768,750)
Exercised	–	–	–

Outstanding, end of period	3,794,625	3,308,625	630,625

Exercisable at end of period	5,625	3,750	125,000

Weighted-average exercise price of options currently exercisable	$1.00	$1.00	$2.03

Weighted-average grant-date fair value of options, granted during the year	$3.04	$1.10	$2.54

Weighted-average remaining years of contractual life	7.71	7.92	9.42

During the year ended December 31, 2001, the Company issued 444,416 shares of common stock for the conversion of a related party note.

The Company issued a total of 230,125 and 978,709 shares of common stock in exchange for consulting services during the years ended December 31, 2002 and 2001, respectively. During the years ended December 31, 2002 and 2001, the Company recorded $408,762 and $4,601,734, respectively, in advisory services and advertising and promotion fees in the accompanying financial statements related to the issuance of these shares of common stock.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

9.	SHAREHOLDERS’ EQUITY (continued)

Warrants Issued

	WARRANTS	EXERCISE PRICE	TERM
Beginning balance, December 31, 2001	–	$–
Issued in connection with promissory note issued (February 2002)	22,500	2.00	5 Years
Issued in connection with SMH Varitek note (November 2002)	1,500,000.01		5 Years
Issued in connection with sale of mandatorily redeemable preferred stock (December 2002)	553,400	1.20	5 Years

Balance, December 31, 2002	2,075,900
Issued in connection with promissory notes issued (January 2003)	240,250	1.00	5 Years

Balance, March 31, 2003	2,316,150

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

10.	EARNINGS PER SHARE

Earnings per share (EPS) are computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock outstanding for the period and common stock equivalents outstanding at the end of the period. Common stock equivalents of 372,076; 3,395,642; 402,690; and 2,870,500 for the years ended December 31, 2001 and 2002, respectively and for the three months ended March 31, 2002 and 2003, respectively have been excluded from the calculation of weighted-average shares for purposes of calculating diluted net loss per share, as such inclusion is anti-dilutive.

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,
	2003	2002	2002	2001
	(unaudited)	(unaudited)
Basic net loss per share
Numerator:
Net loss	$(1,644,564)	$(2,025,274)	$(4,584,048)	$(9,868,125)
Value of beneficial conversion of mandatorily redeemable preferred shares	(1,898,148)	(79,576)	(3,655,852)	–

Net loss attributable to common shareholders	$3,542,712	$(2,104,850)	$(8,239,900)	$(9,868,125)

Denominator:
Basic weighted average
Common shares outstanding during the period	5,338,687	5,041,949	5,067,702	3,911,512

Basic and diluted net loss per share	$(.66)	$(.42)	$(1.63)	$(2.52)

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

11.	INCOME TAXES

The approximate tax effects of significant temporary differences representing the deferred tax assets and liabilities at December 31, 2002 and 2001 were as follows:

	2002	2001
Net operating loss carryforward	$6,290,000	$5,100,000
Stock compensation	265,000	190,000
Accrued liabilities	210,000	75,000
Valuation allowance	(6,765,000)	(5,365,000)

Net deferred tax asset	–	–

The following is a reconciliation of expected to actual income tax benefit:

	YEARS ENDED DECEMBER 31,
	2002	2001
Federal income tax benefit at 34%	$1,558,000	$3,355,000
Accretion of debt discount	(50,000)	–
Stock based compensation	(75,000)	(885,000)
Other	(33,000)	(5,000)
Deferred benefit not currently recognized	(1,400,000)	(2,465,000)

	$–	$–

As of December 31, 2002, the Company has net operating loss carryforwards of approximately $18,500,000 which will expire, if unused, beginning in 2019. The valuation allowance increased by approximately $1,400,000 and $2,465,000 for the years ended December 31, 2002 and 2001, respectively.

12.	NOTE RECEIVABLE FROM SATELLITE COMMUNICATIONS COMPANY

On February 11, 2003 the Company closed a $389,000 loan to a third party, a provider of a satellite communication services. The note bears interest at 8% and is secured by all of the third party’s assets including its satellite ground station. The loan agreement grants the Company a six month exclusive right to acquire these assets for the balance of the note outstanding. The Company deferred the first payment due on this note in April of 2003.

13.	COMMITMENTS AND CONTINGENCIES

Employment Agreements – During 2002, the Company entered into employment agreements with several key employees for terms of three to five years. The agreements include the employees’ base salary, incentive compensation plans as well as options to

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

purchase the Company’s common stock. These obligations approximate $945,000 annually.

13.	COMMITMENTS AND CONTINGENCIES (continued)

Payment of Taxes on Stock Issued to Former Employees – During 2001 an employee who was terminated in 2002 was issued 281,458 shares of the Company’s common stock, but was placed in escrow pending the Company’s payment of federal income taxes on the value of such stock. The Company has been unable to pay such taxes to date and the stock remains in escrow. The Company has agreed to pay the taxes at the time the Company raises a minimum of $2,500,000 of equity capital after April 17, 2003, at which time the shares will be valued for federal income for tax purposes and payment of such tax will be made and the stock will be released.

14.	DEBT SETTLEMENTS

During the year ended December 31, 2002 numerous vendor debts totaling $2,483,061 were settled for cash of $209,849, notes payable of $286,000 and stock valued at $700,000 resulting debt forgiveness of $1,287,212.

On February 28, 2003 the Company agreed to pay $25,000 cash and issued 75,000 shares of stock valued at $213,750 to a vendor in settlement of an outstanding payable of $400,000 included in the Company’s accounts payable at December 31, 2002.

15.	LEGAL PROCEEDINGS

The Company is involved in wage and termination disputes with two former employees. Approximately $500,000 is included in accrued liabilities on the March 31, 2003 and December 31, 2002 balance sheets related to these two actions.

VARITEK INDUSTRIES, INC.

(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

(the period subsequent to December 31, 2002 is unaudited)

16.	SUBSEQUENT EVENTS

On April 16, 2003, the Company closed an additional $885,000 sale of short-term notes due March 31, 2004 (see Note 7) and issued 221,250 additional warrants, which expire in April of 2008 to purchase its common stock for $1.00 per share and granted an additional royalty of .4425%.

Employee Terminations – During 2002 two former employees made claims for back wages and termination benefits. In May of 2003, one claim was settled by issuing 35,000 shares of the Company’s common stock valued at approximately $100,000. Settlement discussions are ongoing regarding the second claim totaling $163,167. An accrual of approximately $145,000 is included in the 2002 balance sheet related to these two employees.

VARITEK INDUSTRIES, INC.

             Shares of Common Stock

PROSPECTUS

            , 2003

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until             , 2003 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – Information Not Required In Prospectus

Item 24.  Indemnification of Directors and Officers.

The Registrant’s bylaws eliminate the personal liability of its officers, directors and executive committee members to the Registrant or its shareholders, to the extent permitted by Texas law. The Registrant’s bylaws further eliminate the personal liability of its officers, directors and executive committee members when, in the discharge of any duty imposed or power conferred upon them by the Registrant, they act in the exercise of ordinary care, in good faith and in reliance on the Registrant’s books and records or on the written opinion of the Registrant’s legal and accounting advisors. The Texas Business Corporation Act does not eliminate personal liability for losses resulting from a director’s failure to perform his duties in good faith, in a manner the director believes to be in the best interests of the Registrant and with such care as an ordinarily prudent person would use under similar circumstances.

The Registrant’s bylaws provide that it shall indemnify its officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been an officer or director of the Registrant. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 25.  Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

Total Registration Fee under Securities Act of 1933	$2,610
Printing and Engraving	$50,000	*
Accounting Fees and Expenses	$75,000	*
Legal Fees and Expenses	$100,000	*
Blue Sky Fees and Expenses (including related legal fees)	$5,000	*
Transfer Agent Fees	$1,000	*
Miscellaneous	$6,390	*

Total	$240,000

* Estimated

Item 26. Recent Sales of Unregistered Securities.

Since June 1, 2000, the Registrant has sold securities which were not registered as follows (all share amounts reflect the one for eight reverse stock split effective as of December 28, 2001):

Date	Name	Security Sold	Consideration	Registration Exemption
6/15/00	Pozzallo, Inc.	78,625 shares common stock	$314,500	Rule 506
6/15/00	Alehandro Rizzotti	21,750 shares common stock	$87,000	Rule 506
6/15/00	Fred Currid	13,250 shares common stock	$53,000	Rule 506
6/15/00	Merger Communications Inc.	16,250 shares of common stock	$65,000	Rule 506
8/10/00	Anthony Larocco	12,500 shares common stock	$50,000	Rule 506
8/10/00	Theodore Rimer	12,500 shares common stock	$50,000	Rule 506
8/14/00	Coselli & Durham PLLC	3,125 shares common stock	retainer for legal services	4(2)
9/12/00	John Phelps	37,500 shares common stock	$300,000	Rule 506
9/19/00	Willis Grace Marketing Communications, Inc.	15,625 shares common stock	services provided by Kevin Willis	4(2)
9/19/00	FNA & Associates	15,625 shares common stock	services provided by Frank Audesirk	4(2)
9/21/00	Todd Istre	12,500 shares common stock	$50,000	Rule 506
9/21/00	Patrick Lindsey	31,125 shares common stock	$124,500	Rule 506
9/29/00	Lynn Karnes	22,500 shares common stock	$90,000	Rule 506
9/29/00	J. D. Yielding	6,250 shares common stock	$25,000	Rule 506
11/3/00	Lynn Karnes	10,000 shares common stock	$40,000	Rule 506
11/9/00	Dan Granader	12,500 shares common stock	$50,000	Rule 506
12/18/00	Argovitz Interests, Ltd.	12,500 shares common stock	$50,000	Rule 506
12/18/00	Steve Phelps	45,000 shares common stock	$180,000	Rule 506
12/18/00	Franklin Fisher Jr.	12,500 shares common stock	$50,000	Rule 506
12/18/00	Kevin Whalen	12,500 shares common stock	$50,000	Rule 506
12/18/00	Richard Northcutt	12,500 shares common stock	$50,000	Rule 506
12/18/00	Lynn Karnes	12,500 shares common stock	$50,000	Rule 506
12/18/00	Theodore Rimer	12,500 shares common stock	$50,000	Rule 506
12/18/00	Jerry Argovitz	25,000 shares common stock	$100,000	Rule 506
12/29/00	Dan Goodhall	125,000 shares common stock	in lieu of $500,000 for CEO consulting services	701
1/10/01	Jerry Argovitz	12,500 shares common stock	$50,000	Rule 506
6/1/01	Arthur B. Goetze	options to acquire 625,000 shares of common stock at $2/ share	issued per employment agreement	4(2)
7/18/01	A. J. Foyt	12,500 shares common stock	service on Advisory Board ($25,000)	4(2)
7/18/01	Douglas A. Dawson	37,500 shares common stock	service on Advisory Board ($75,000)	4(2)
7/18/01	Jerry J. Moore	6,250 shares common stock	service on Advisory Board ($12,500)	4(2)
7/18/01	John Sharp	18,750 shares common stock	service on Advisory Board ($37,500)	4(2)
7/18/01	Kevin Whalen	37,500 shares common stock	service on Advisory Board ($75,000)	4(2)
7/18/01	Steve Phelps	37,500 shares common stock	service on Advisory Board ($75,000)	4(2)
7/18/01	Tedd Olkowski	12,500 shares common stock	service on Advisory Board ($25,000)	4(2)
7/18/01	Thomas Hensey	25,000 shares common stock	service on Advisory Board ($50,000)	4(2)
7/18/01	William W. Cochran III	12,500 shares common stock	service on Advisory Board ($25,000)	4(2)
7/18/01	Louis DelHomme	12,500 shares common stock	service on Advisory Board ($25,000)	4(2)
7/19/01	Greg Bowen	8,750 shares common stock	in lieu of $17,500 for consulting services	701
7/19/01	Rick Argovitz	6,250 shares common stock	in lieu of $12,500 for consulting services	701

Date	Name	Security Sold	Consideration	Registration Exemption
7/19/01	James Plant	7,500 shares common stock	in lieu of $15,000 for consulting services	701
7/19/01	Michael Durham	18,750 shares common stock	in lieu of $37,500 for legal services	701
7/19/01	RNR Properties, Ltd.	6,250 shares common stock	in lieu of $12,500 for consulting services	4(2)
7/19/01	Global Production Inc.	75,000 shares common stock	in lieu of $150,000 for consulting services	4(2)
7/19/01	Mike Repsold	1,875 shares common stock	in lieu of $3,750 for consulting services	701
7/19/01	Mike Lambert	68,750 shares common stock	in lieu of $137,500 for consulting services	701
7/19/01	Tom Minichiello	18,750 shares common stock	in lieu of $37,500 for consulting services	701
8/31/01	Locator International Ltd.	50,000 shares common stock	pursuant to Asset Sale and Purchase Agreement	4(2)
9/4/01	Spicer Future Trust	12,500 shares common stock	$25,000	Rule 506
9/4/01	Louis DelHomme	12,500 shares common stock	in lieu of $25,000 for services	701
9/21/01	John Fillwock	2,500 shares common stock	$5,000	Rule 506
9/21/01	Arthur Goetze	37,500 shares common stock	in lieu of $75,000 in compensation	701
9/21/01	Kevin Whalen	37,500 shares common stock	$75,000	Rule 506
11/13/01	Michael Respold	57,750 shares common stock	$115,500	Rule 506
11/13/01	Douglas A. Dawson	42,500 shares common stock	$85,000	Rule 506
11/13/01	H. Michael Lambert	56,250 shares common stock	$112,500	Rule 506
11/13/01	Kevin Whalen	12,500 shares common stock	$25,000	Rule 506
11/13/01	Kerry & Dwight Stuckey	25,000 shares common stock	$50,000	Rule 506
11/13/01	Michael Speck	20,000 shares common stock	$40,000	Rule 506
11/13/01	Michael Dodds	100,000 shares common stock	$200,000	Rule 506
11/13/01	Charles Beck	5,000 shares common stock	$10,000	Rule 506
11/13/01	David Russell	50,000 shares common stock	$100,000	Rule 506
11/13/01	Harry Drnec	12,500 shares common stock	$25,000	Rule 506
11/14/01	Michael Dodds	9,375 shares common stock	in lieu of $18,750 for consulting services	701
11/14/01	Mace Meeks	12,500 shares common stock	in lieu of $25,000 for consulting services	701
11/14/01	Robert E. Lyles	250 shares common stock	in lieu of $500 for consulting services	701
11/14/01	Patrick Guerra	1,250 shares common stock	$2,500	Rule 506
11/14/01	Milton C. Pokladnik	1,250 shares common stock	$2,500	Rule 506
11/14/01	Van A. and Jackie Hutto	250 shares common stock	$500	Rule 506
11/14/01	Van Hutto	375 shares common stock	in lieu of $750 for consulting services	701
11/14/01	David C. Anthony	250 shares common stock	in lieu of $500 for consulting services	701
11/14/01	Christopher W. Pezman	125 shares common stock	in lieu of $250 for consulting services	701
11/14/01	Robert F. Dean	3,125 shares common stock	$6,250	Rule 506

Date	Name	Security Sold	Consideration	Registration Exemption
11/14/01	Jessica L. Bettger	1,000 shares common stock	in lieu of $2,000 for consulting services	701
11/14/01	Gregory S. Vidal	125 shares common stock	in lieu of $250 for consulting services	701
11/14/01	Richard A. Hahn	150 shares common stock	$300	Rule 506
11/14/01	W. H. Kelly	5,000 shares common stock	in lieu of $10,000 for consulting services	701
11/14/01	Diane Braud	5,000 shares common stock	in lieu of $10,000 for consulting services	701
12/18/01	Greg Bowen	6,250 shares common stock	$12,500	Rule 506
12/18/01	Jerry Argovitz	3,125 shares common stock	$6,250	Rule 506
12/18/01	BACO International	444,416 shares common stock	payment of debt in amount of $888,831.75	4(2)
12/18/01	Robert Howell	50,000 shares common stock	pursuant to Release & Severance Agreement ($100,000)	4(2)
12/18/01	Timothy Stevenson	10,000 shares common stock	pursuant to Release & Severance Agreement ($20,000)	701
12/18/01	Nicholas Watts	10,000 shares common stock	pursuant to Release & Severance Agreement ($20,000)	701
12/21/01	Mike Kelly	1,250 shares common stock	in lieu of $2,500 for consulting services	701
12/21/01	Gabriele Taddei	34,500 shares common stock	in lieu of $69,000 for consulting services	701
12/21/01	Paolo Lindsey	15,000 shares common stock	in lieu of $30,000 for consulting services	701
12/21/01	Livio Bellomare	750 shares common stock	in lieu of $1,500 for consulting services	701
12/21/01	Salvatorre D’Angelo	6,250 shares common stock	in lieu of $12,500 for consulting services	701
12/21/01	Patrick Lindsey	12,500 shares common stock	in lieu of $25,000 for consulting services	701
12/21/01	Ricky G. McNeil	8,000 shares common stock	in lieu of $16,000 for consulting services	701
12/21/01	Greg Bowen	6,250 shares common stock	in lieu of $12,500 for consulting services	701
12/21/01	Alex Roziotti	10,000 shares common stock	in lieu of $20,000 for consulting services	701
12/21/01	L. W. Repsold	125 shares common stock	in lieu of $250 for consulting services	701
12/21/01	Louetta Walker	1,875 shares common stock	in lieu of $3,750 for consulting services	701
12/21/01	Lucas Cedar	3,000 shares common stock	in lieu of $6,000 for consulting services	701
12/21/01	Tim Cappolino	500 shares common stock	in lieu of $1,000 for consulting services	701
12/21/01	Richard Stark	1,250 shares common stock	in lieu of $2,500 for consulting services	701
12/21/01	Annabell Mireles	125 shares common stock	in lieu of $250 for consulting services	701
12/21/01	Don Boltauzer	5,000 shares common stock	in lieu of $10,000 for consulting services	701
12/21/01	Richard W. McNairy	1,250 shares common stock	in lieu of $2,500 in compensation	701
12/21/01	Arthur B. Goetze	243,959 shares common stock	in lieu of $487,917 in compensation	4(2)
12/21/01	John Fillwock	2,500 shares of common stock	$5,000 [R. 506]	701
12/21/01	Larry D. O’Brien	11,250 shares of common stock	in lieu of $22,500 in compensation	701
3/21/02	Orrin H. Swayze, Jr.	Promissory Note	$300,000	Rule 506
3/21/02	Orrin H. Swayze, Jr.	warrant to purchase 22,500 shares common stock at $2.00 per share	In consideration for purchasing Registrant’s $300,000 note	Rule 506
3/21/02	George A. Ball	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Harry Bayne	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	George R. Bolin	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Robert F. Dean	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Louis DelHomme	20 shares Series A Preferred Stock	$20,000	Rule 506
3/21/02	Tanya J. Drury	50 shares Series A Preferred Stock	$50,000	Rule 506
3/21/02	Robert D. Duncan	200 shares Series A Preferred Stock	$200,000	Rule 506
3/21/02	Harvey Construction Co.	175 shares Series A Preferred Stock	$175,000	Rule 506
3/21/02	W. Kenneth Horwitz	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Gerald Kissner	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Stephen P. Lack Partners I, Ltd.	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Qualitek Services, Inc.	100 shares Series A Preferred Stock	$100,000	Rule 506
3/21/02	Paul Michael Mann	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Richard McNairy	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Ben T. Morris	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Laura K. Sanders	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Bret D. Sanders	25 shares Series A Preferred Stock	$25,000	Rule 506

Date	Name	Security Sold	Consideration	Registration Exemption
3/21/02	Brad D. Sanders	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Don A. Sanders	400 shares Series A Preferred Stock	$400,000	Rule 506
3/21/02	Katherine U. Sanders	125 shares Series A Preferred Stock	$125,000	Rule 506
3/21/02	Sanders Opportunity Fund, L.P.	84 shares Series A Preferred Stock	$84,000	Rule 506
3/21/02	Lakefront Partners Ltd.	125 shares Series A Preferred Stock	$125,000	Rule 506
3/21/02	Sanders Opportunity Fund (Institutional), L.P.	316 shares Series A Preferred Stock	$316,000	Rule 506
3/21/02	Susan Sanders Keller	25 shares Series A Preferred Stock	$25,000	Rule 506
3/21/02	Orrin H. Swayze, Jr. and Jolynn Swayze	300 shares Series A Preferred Stock	$300,000	Rule 506
3/21/02	Richard C. Webb	200 shares Series A Preferred Stock	$200,000	Rule 506
3/21/02	Don Weir and Julie Ellen Weir	30 shares Series A Preferred Stock	$30,000	Rule 506
3/21/02	Kevin H. Whalen	25 shares Series A Preferred Stock	$25,000	Rule 506
5/3/02	Locke Liddell & Sapp LLP	20 shares Series A Preferred Stock	in lieu of $20,000 in legal fees	Rule 506
5/3/02	Morton A. Cohn	150 shares Series A Preferred Stock	$150,000	Rule 506
5/3/02	Anthony S. Jacobs	25 shares Series A Preferred Stock	$25,000	Rule 506
5/3/02	Rosen Family Trust	25 shares Series A Preferred Stock	$25,000	Rule 506
5/3/02	Steve Scott	100 shares Series A Preferred Stock	$100,000	Rule 506
5/3/02	Cyndy E. Cordray	2 shares Series A Preferred Stock	$2,000	Rule 506
5/3/02	Howard F. Cordray	2 shares Series A Preferred Stock	$2,000	Rule 506
5/3/02	James R. Drury, Jr.	10 shares Series A Preferred Stock	$10,000	Rule 506
5/3/02	Geoffrey C. Calaway	11 shares Series A Preferred Stock	$11,000	Rule 506
5/3/02	Hugh Allen Frederick	2 shares Series A Preferred Stock	$2,000	Rule 506
5/3/02	SDM, Inc.	25 shares Series A Preferred Stock	$25,000	Rule 506
5/3/02	James Wilson Aitken	150 shares Series A Preferred Stock	$150,000	Rule 506
5/3/02	Roger V. Davidson	10 shares Series A Preferred Stock	$10,000	Rule 506
5/3/02	Steven B. Jenkins	50 shares Series A Preferred Stock	$50,000	Rule 506
5/3/02	William Sterling Kerr III	70 shares Series A Preferred Stock	$70,000	Rule 506
5/3/02	Jeff London	50 shares Series A Preferred Stock	$50,000	Rule 506
5/3/02	Marion W. Stewart	25 shares Series A Preferred Stock	$25,000	Rule 506
5/3/02	Dan Granader & Harry Granader	200 shares Series A Preferred Stock	$200,000	Rule 506
5/22/02	James Tucker Graves	6 shares Series A Preferred Stock	$6,000	Rule 506
5/22/02	Thomas Bruton	100 shares Series A Preferred Stock	$100,000	Rule 506
5/22/02	William S. Cook	100 shares Series A Preferred Stock	$100,000	Rule 506
5/22/02	Sue Dalton Dowdy	100 shares Series A Preferred Stock	$100,000	Rule 506
5/22/02	Gail Koestler	25 shares Series A Preferred Stock	$25,000	Rule 506
6/11/02	Sol Davis & Seema K. Davis	25 shares Series A Preferred Stock	$25,000	Rule 506
6/11/02	Barbara J. Cook	10 shares Series A Preferred Stock	$10,000	Rule 506
6/11/02	C. Kyle Koestler	25 shares Series A Preferred Stock	$25,000	Rule 506
6/11/02	Ralph H. Lord	96 shares Series A Preferred Stock	$96,000	Rule 506
6/11/02	Estate of Buena Dill Hicks / Ralph H. Lord, Executor	50 shares Series A Preferred Stock	$50,000	Rule 506
6/11/02	Robert K. McDonald	100 shares Series A Preferred Stock	$100,000	Rule 506
6/11/02	Elizabeth L. Moak	150 shares Series A Preferred Stock	$150,000	Rule 506
6/11/02	George R. & Teresa M. Bolin	20 shares Series A Preferred Stock	$20,000	Rule 506
6/11/02	Randy Hendrickson	25 shares Series A Preferred Stock	$25,000	Rule 506
6/11/02	Michael A. Hunter	15 shares Series A Preferred Stock	$15,000	Rule 506
6/11/02	Michael T. Repsold	25 shares Series A Preferred Stock	$25,000	Rule 506
6/11/02	Zane Russell Holdings	250 shares Series A Preferred Stock	$250,000	Rule 506
6/11/02	Linda Richards	10 shares Series A Preferred Stock	$10,000	Rule 506
10/15/02	Jim Abrahamson	options to acquire 513,000 shares of common stock at $1.00 per share	employee compensation	701
10/15/02	Randy Bayne	options to acquire 1,200,000 shares of common stock at $1.00 per share	employee compensation	701
1/1/01	John Fillwock	options to acquire 5,625 shares of common stock at $1.00 per share	employee compensation	701
10/15/02	Henry Houston	options to acquire 300,000 shares of common stock at $1.00 per share	employee compensation	701
10/15/02	Barth Loney	options to acquire 400,000 shares of common stock at $1.00 per share	employee compensation	701
10/15/02	Zane Russell	options to acquire 300,000 shares of common stock at $1.00 per share	employee compensation	701
10/15/02	Mark Van Eman	options to acquire 100,000 shares of common stock at $1.00 per share	employee compensation	701
10/15/02	Marty Vogt	options to acquire 490,000 shares of common stock at $1.00 per share	employee compensation	701

Date	Name	Security Sold	Consideration	Registration Exemption
1/1/03	Barth Loney	options to acquire 136,000 shares of common stock at $1.00 per share	employee compensation	701
2/19/03	Mark Sullivan	options to acquire 250,000 shares of common stock at $1.00 per share	employee compensation	701
2/28/03	Michael Wilde	options to acquire 100,000 shares of common stock at $1.00 per share	employee compensation	701
11/26/02	Thomas Bruton	300 shares Series A Preferred Stock	$300,000	Rule 506
11/26/02	Steven B. Jenkins	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	William Sterling Kerr III	10 shares Series A Preferred Stock	$10,000	Rule 506
11/26/02	Thomas L. Goudie	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	James A. McAlister, Sr.	75 shares Series A Preferred Stock	$75,000	Rule 506
11/26/02	Richard H. Davis	60 shares Series A Preferred Stock	$60,000	Rule 506
11/26/02	Ronald P. Cuenod	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	Paul H. Watson, Jr.	100 shares Series A Preferred Stock	$100,000	Rule 506
11/26/02	Alan Granader	20 shares Series A Preferred Stock	$20,000	Rule 506
11/26/02	Howard London	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	Neil Granader	75 shares Series A Preferred Stock	$75,000	Rule 506
11/26/02	Joseph J. Frohnhoefer	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	Michael T. Repsold	30 shares Series A Preferred Stock	$30,000	Rule 506
11/26/02	Judston F. Welling	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	J. Frederick Welling	25 shares Series A Preferred Stock	$25,000	Rule 506
11/26/02	Dan & Harry Granader	150 shares Series A Preferred Stock	$150,000	Rule 506
11/27/02	SMH Varitek LLC	warrant to purchase 1,500,000 shares of common stock at $0.01 per share	In consideration for purchasing Registrant’s $1,500,000 note	Rule 506
11/27/02	SMH Varitek LLC	convertible promissory note	$1,500,000	Rule 506
12/5/02	Sanders Morris Harris Inc.	warrant to purchase 553,400 shares of common stock at $1.20 per share	placement agent fee pursuant to Financial Advisory Agreement	Rule 506
12/5/02	Henry Houston	2,000 shares common stock	compensation for CFO services	701
12/17/02	SMTEK	175,000 shares common stock	claim settlement	4(2)
12/05/02	Ron Mix	7,000 shares common stock	services	701
02/28/03	Global Productions	75,000 shares common stock	consulting services	4(2)
02/06/03	William Cochran	27,254 shares common stock	services	701
08/15/02	Dan Granader	150,000 shares common stock	consulting services	4(2)
10/30/02	Mace Meeks	12,500 shares common stock	consulting services	4(2)
06/02/02	Mike Repsold	50,000 shares common stock	consulting services	4(2)
05/29/03	Brandon Coleman	25,000 shares common stock	consulting services	701
05/29/03	Larry O’Brien	35,000 shares common stock	claim settlement	4(2)
II. Sale of Promissory Notes
1/31-4/16/03	Separation Services, Inc.	Notes	$25,000	506
	Robert Darnell	Notes	$25,000	506
	Mark Miller	Notes	$25,000	506
	London & London, Inc.	Notes	$25,000	506
	Robert F. Dean	Notes	$25,000	506
	Kniehl Family Trust of 1994, Robert F. Dean TTE	Notes	$25,000	506
	Dan and Harry Granader	Notes	$200,000	506
“	Neil and Louise Granader	Notes	$200,000	506
“	Alan Granader	Notes	$605,000	506

Date	Name	Security Sold	Consideration	Registration Exemption
“	Brian or Sharon Redd	Notes	$25,000	506
“	Terry Strange	Notes	$50,000	506
“	Priority Leasing, Ltd.	Notes	$60,000	506
“	James McAlister, Sr.	Notes	$50,000	506
“	James McAlister, Jr.	Notes	$50,000	506
“	Marion W. or Janice Stewart	Notes	$25,000	506
“	Richard W. or Judith E. McNairy	Notes	$25,000	506
“	Walter E. or Janet S. Bliss	Notes	$25,000	506
“	Harry Granader	Notes	$55,000	506
“	Dan Granader	Notes	$126,000	506
“	Neil Granader	Notes	$200,000	506
III. Certain Warrants Issued with Promissory Notes
1/31-4/16/03	Separation Services, Inc.	6,250 warrants to purchase common stock	note purchase	506
	Darnell, Robert	6,250 warrants to purchase common stock	note purchase	506
	Miller, Mark	6,250 warrants to purchase common stock	note purchase	506
	London & London, Inc.	6,250 warrants to purchase common stock	note purchase	506
	Dean, Robert F.	6,250 warrants to purchase common stock	note purchase	506
	Kniehl Family Trust of 1994 Robert F. Dean TTE	6,250 warrants to purchase common stock	note purchase	506
	Dan and Harry Granader	50,000 warrants to purchase common stock	note purchase	506
“	Neil and Louise Granader	50,000 warrants to purchase common stock	note purchase	506
“	Alan Granader	151,250 warrants to purchase common stock	note purchase	506
“	Brian or Sharon Redd	6,250 warrants to purchase common stock	note purchase	506
“	Terry Strange	12,500 warrants to purchase common stock	note purchase	506
“	Priority Leasing, Ltd.	15,000 warrants to purchase common stock	note purchase	506
“	James McAlister, Sr.	12,500 warrants to purchase common stock	note purchase	506
“	James McAlister, Jr.	12,500 warrants to purchase common stock	note purchase	506
“	Marion W. or Janice Stewart	6,250 warrants to purchase common stock	note purchase	506
“	Richard W. or Judith E. McNairy	6,250 warrants to purchase common stock	note purchase	506
“	Walter E. or Janet S. Bliss	6,250 warrants to purchase common stock	note purchase	506
“	Harry Granader	13,750 warrants to purchase common stock	note purchase	506
“	Dan Granader	31,500 warrants to purchase common stock	note purchase	506
“	Neil Granader	50,000 warrants to purchase common stock	note purchase	506

No underwriter or selling or placement agent was involved in any of the transactions described above with the exception of the sale of the Series A Preferred Stock. With respect to the sale of the Series A Preferred Stock, the Registrant was represented by Sanders Morris Harris, Inc., a registered broker dealer who received commissions in the amount of $444,320.00 (8% of the purchase price of all shares of Series A Preferred Stock sold) and five-year warrants to purchase an aggregate of 553,400 shares of the registrant’s common stock at an exercise price of $1.20 per share. The Registrant also granted Sanders Morris Harris, Inc. a right of first refusal to act as a co-manager of the registrant’s next private or public offering of securities within 24 months following the completion of the Series A offering. The registrant also agreed to indemnify Sanders Morris Harris, Inc. against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The managed offering of Series A Preferred Stock involved no public offering and was made solely to institutions and clients of Sanders Morris Harris, Inc. and to others who had existing business relationships with Sanders Morris Harris, Inc. or the Company.

For issuances pursuant to Rule 701 promulgated pursuant to the Securities Act of 1933 as part of compensatory benefit plans, the total value for all of the shares of common stock issued pursuant to Rule 701 did not exceed $1 million in during any 12 month period.

In connection with the shares of common stock issued to certain advisory board members and consultants pursuant to Section 4(2) of the Securities Act of 1933, as amended: (i) the issuances were transactions by an issuer not involving a public offering; (ii) the Registrant made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment; and (iii) there was no general solicitation or general advertising used to market the securities. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

In connection with all of the offerings and sales made pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended: (i) No advertising or general solicitation was employed in offering the securities; (ii) the offerings and sales were made to a limited number of persons, all of whom were accredited investors, or business associates of the Registrant; and (iii) transfer was restricted by the Registrant in accordance with the requirements of the Securities Act of 1933, as amended. In addition, the investors made representations, and the Registrant has made independent determinations, that all of the investors were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

All of the individuals and/or entities that purchased the unregistered securities were known to the Registrant and its management through pre-existing business or personal relationships, as long standing business associates, friends, employees, relatives or members of the immediate family of management or other shareholders. All purchasers were provided access to the material information which they requested and all information necessary to verify such information, and were afforded access to management of the Registrant in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Registrant.

Item 27.  Exhibits.

The following exhibits are filed as part of Registrant’s Registration Statement on Form SB-2:

Exhibit No.		Description

3.1		Amended and Restated Articles of Incorporation as filed with the Texas Secretary of State on February 26, 2003.

3.2		Amended and Restated Bylaws.

4.1		Warrant to purchase 22,500 shares issued to Orrin H. Swayze on March 21, 2002.

4.2		Amended and Restated Warrant to purchase 553,400 shares issued to Sanders Morris Harris, Inc. on December 5, 2002.

4.3		Warrant to purchase 1,500,000 shares issued to SMH Varitek LLC on November 27, 2002.

4.4		Form of warrant issued to noteholders on January 31, 2003.

4.5		Form of warrant issued to noteholders on April 16, 2003.

5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1		Employment Agreement of Randy S. Bayne.

10.2		Varitek Industries, Inc. 2002 Stock Option Plan.

10.3		Equity Agreement dated as of August 22, 2001, between Varitek and BACO International.

10.4		First Amendment to Equity Agreement between Varitek and BACO International dated as of March 20, 2002.

10.5		Voting Agreement dated as of March 21, 2002, among Sanders Morris Harris, Inc., Varitek, Harry Bayne, BACO International, Randy Bayne and Arthur Goetze.

10.6		Placement Agent Agreement between Varitek and Sanders Morris Harris Inc. dated March 21, 2002.

10.7		Amendment 1 to Placement Agent Agreement dated November 26, 2002.

10.8		Financial Advisory Agreement between Varitek and Sanders Morris Harris Inc. dated September 28, 2001.

10.9		Promissory Note dated November 27, 2002, in the principal amount of $1,500,000 issued by Varitek to SMH Varitek LLC.

10.10		Stockholders Agreement dated as of November 27, 2002, among SMH Varitek LLC, Varitek, Harry Bayne, BACO International, and Randy Bayne.

10.11		Letter Agreement dated as of November 27, 2002, between SMH Varitek LLC and Randy Bayne.

10.12		Stock Pledge Agreement dated as of November 27, 2002, among SMH Varitek LLC, Harry Bayne, BACO International, and Randy Bayne.

10.13		Security Agreement dated as of November 27, 2002, between SMH Varitek LLC and Varitek.

10.14		Form of Promissory Note dated January 31, 2003, issued by Varitek in connection with $961,000 loan transaction.

10.15		Form of Promissory Note dated April 16, 2003, issued by Varitek in connection with $825,000 loan transaction.

10.16		Form Amendment to Promissory Notes dated January 31, 2003.

10.17		U. S. Internet Collocation Services Agreement between Varitek and MCI WorldCom Communications, Inc. dated December 16, 2002.

10.18		Letter of Intent between Varitek and Sea Tow Services International, Inc.

10.19		Settlement Agreement dated as of December 17, 2002, between Varitek and Technetics, Inc. d/b/a SMTEK.

10.20		Promissory Note in the principal amount of $228,000 dated January 22, 2003, issued by Varitek to CalWest Industrial Properties, LLC.

10.21		Stipulation for Judgment dated as of December 16, 2002, between Varitek and CTI Contracting.

10.22		Promissory Note in the principal amount of $300,000 dated as of December 15, 2002, issued by Beacon Security Partners, LP and Z-Link, LLC to Varitek.

10.23		Security Agreement dated as of December 15, 2002, among Beacon Security Partners, LP, Z-Link, LLC and Varitek.

10.24		Management Agreement dated as of December 15, 2002, among Varitek, Beacon Security Partners, LP and Z-Link, LLC.

10.25		Letter Agreement dated as of February 11, 2003, between Varitek and Cislunar Networks Corp.

10.26		Loan Agreement dated as of February 11, 2003, between Varitek and Cislunar Networks Corp.

10.27		Security Agreement dated as of February 11, 2003, between Varitek and Cislunar Networks Corp.

10.28		Varitek Promissory Notes to Lockheed Martin Space Operations.

23.1		Consent of Hein & Associates LLP

23.2	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

* To be filed by amendment.

Item 28.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 2003.

VARITEK INDUSTRIES, INC.

By:	/s/ Randy S. Bayne
Randy S. Bayne, President & CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. Bayne	President, CEO and Director	June 17, 2003

Name: Randy S. Bayne

/s/ Harry L. Bayne	Director	June 17, 2003

Name: Harry L. Bayne

/s/ Richard C. Webb	Director	June 17, 2003

Name: Richard C. Webb

/s/ Henry Houston	Chief Financial Officer	June 17, 2003
(principal financial and accounting officer)
Name: Henry Houston

VARITEK INDUSTRIES, INC.

FORM SB-2 REGISTRATION STATEMENT

EXHIBIT INDEX

The following exhibits are filed as part of Registrant’s Registration Statement on Form SB-2:

Exhibit No.		Description

3.1		Amended and Restated Articles of Incorporation as filed with the Texas Secretary of State on February 26, 2003.

3.2		Amended and Restated Bylaws.

4.1		Warrant to purchase 22,500 shares issued to Orrin H. Swayze on March 21, 2002.

4.2		Amended and Restated Warrant to purchase 553,400 shares issued to Sanders Morris Harris, Inc. on December 5, 2002.

4.3		Warrant to purchase 1,500,000 shares issued to SMH Varitek LLC on November 27, 2002.

4.4		Form of warrant issued to noteholders on January 31, 2003.

4.5		Form of warrant issued to noteholders on April 16, 2003.

5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1		Employment Agreement of Randy S. Bayne.

10.2		Varitek Industries, Inc. 2002 Stock Option Plan.

10.3		Equity Agreement dated as of August 22, 2001, between Varitek and BACO International.

10.4		First Amendment to Equity Agreement between Varitek and BACO International dated as of March 20, 2002.

10.5		Voting Agreement dated as of March 21, 2002, among Sanders Morris Harris, Inc., Varitek, Harry Bayne, BACO International, Randy Bayne and Arthur Goetze.

10.6		Placement Agent Agreement between Varitek and Sanders Morris Harris Inc. dated March 21, 2002.

10.7		Amendment 1 to Placement Agent Agreement dated November 26, 2002.

10.8		Financial Advisory Agreement between Varitek and Sanders Morris Harris Inc. dated September 28, 2001.

10.9		Promissory Note dated November 27, 2002, in the principal amount of $1,500,000 issued by Varitek to SMH Varitek LLC.

10.10		Stockholders Agreement dated as of November 27, 2002, among SMH Varitek LLC, Varitek, Harry Bayne, BACO International, and Randy Bayne.

10.11		Letter Agreement dated as of November 27, 2002, between SMH Varitek LLC and Randy Bayne.

10.12		Stock Pledge Agreement dated as of November 27, 2002, among SMH Varitek LLC, Harry Bayne, BACO International, and Randy Bayne.

10.13		Security Agreement dated as of November 27, 2002, between SMH Varitek LLC and Varitek.

10.14		Form of Promissory Note dated January 31, 2003, issued by Varitek in connection with $961,000 loan transaction.

10.15		Form of Promissory Note dated April 16, 2003, issued by Varitek in connection with $825,000 loan transaction.

10.16		Form Amendment to Promissory Notes dated January 31, 2003.

10.17		U. S. Internet Collocation Services Agreement between Varitek and MCI WorldCom Communications, Inc. dated December 16, 2002.

10.18		Letter of Intent between Varitek and Sea Tow Services International, Inc.

10.19		Settlement Agreement dated as of December 17, 2002, between Varitek and Technetics, Inc. d/b/a SMTEK.

10.20		Promissory Note in the principal amount of $228,000 dated January 22, 2003, issued by Varitek to CalWest Industrial Properties, LLC.

10.21		Stipulation for Judgment dated as of December 16, 2002, between Varitek and CTI Contracting.

10.22		Promissory Note in the principal amount of $300,000 dated as of December 15, 2002, issued by Beacon Security Partners, LP and Z-Link, LLC to Varitek.

10.23		Security Agreement dated as of December 15, 2002, among Beacon Security Partners, LP, Z-Link, LLC and Varitek.

10.24		Management Agreement dated as of December 15, 2002, among Varitek, Beacon Security Partners, LP and Z-Link, LLC.

10.25		Letter Agreement dated as of February 11, 2003, between Varitek and Cislunar Networks Corp.

10.26		Loan Agreement dated as of February 11, 2003, between Varitek and Cislunar Networks Corp.

10.27		Security Agreement dated as of February 11, 2003, between Varitek and Cislunar Networks Corp.

10.28		Varitek Promissory Note to Lockheed Martin Space Operations.

23.1		Consent of Hein + Associates LLP

23.2	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

* To be filed by amendment.